Exhibit 2.1

___________________________________________

ASSET PURCHASE AGREEMENT

by and between

VIGGLE INC., as Seller

and

PERK.COM INC., as Buyer

Dated as of December 13, 2015

___________________________________________

TABLE OF CONTENTS

i

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of December 13, 2015, by and between Viggle Inc., a Delaware corporation (the “Seller”) and Perk.com Inc., an Ontario corporation (the “Buyer”).  Each of the parties named above may be referred to herein as a “Party” and collectively as the “Parties.”  Capitalized terms used, but not otherwise defined, herein shall have the meanings set forth in Article XII below.

RECITALS

WHEREAS, the Seller is engaged in the business of developing, operating and providing a consumer-based mobile rewards program using audio recognition technology which generates revenue from (a) standard mobile media advertising sales and affiliate programs, such as: (i) by directing users to click on advertisements on the Viggle App or website, (ii) from TV networks or brands paying to have a particular show or product promoted, (iii) when users complete an engagement appearing on the Viggle App that is created by an advertising agency, Seller’s brand partners or Seller’s team and (iv) through affiliate or bounty commissions from third parties if Seller’s users purchase items or subscribe to services after clicking from the Viggle App to other apps or websites and (b) licensing  proprietary audio recognition software and related loyalty platforms (the “Viggle Business”);

WHEREAS, subject to the terms and conditions set forth in this Agreement, the Seller desires to sell to the Buyer, and the Buyer desires to acquire from the Seller, certain of the Seller’s assets relating to or used in the Viggle Business, and to assume certain of the Seller’s Liabilities, in each case, to the extent set forth in this Agreement;

WHEREAS the board of directors of the Seller (the “Seller Board”) has unanimously determined, after consultation with its advisors, that the transactions contemplated by this Agreement and the Other Agreements, are fair to, and in the best interests of the Seller and its stockholders, approved and declared advisable this Agreement and the Other Agreements and the transactions contemplated hereby and thereby and resolved to recommend the approval of this Agreement and the Other Agreements to the stockholders of the Seller and directed that this Agreement and the Other Agreements be submitted to the stockholders of the Seller for such approval;

WHEREAS concurrently with the execution and delivery of this Agreement, the Buyer and Seller shall have entered into (a) the Credit Facility in the form attached hereto as Exhibit A (the "Credit Facility"); and (b) the Security Agreement in in the form attached hereto as Exhibit B (the "Security Agreement");

WHEREAS, concurrently with the execution and delivery of this Agreement, the Buyer, the Seller and the subordinated creditors named on the signature pages thereto shall have entered into the Subordination Agreement attached hereto as Exhibit C (the "Subordination Agreement" and together with the Credit Facility and the Security Agreement, the "Credit Facility Documents");

WHEREAS, concurrently with the execution of this Agreement, Robert F.X. Sillerman (“Sillerman”) and each member of the Seller Board and their respective Affiliates shall execute a support agreement in the form attached hereto as Exhibit D (the “Support Agreement”); obligating each of them to vote for, or provide a written consent in favor of, the transactions contemplated by this Agreement; and

WHEREAS, on the Closing Date, Sillerman shall execute a Non-Competition, Non-Disclosure and Non-Solicitation Agreement in the form attached hereto as Exhibit E (the “Non-Competition Agreement”).

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows

ARTICLE I
PURCHASE AND SALE OF THE PURCHASED ASSETS

Section 1.1                       Purchased Assets and Excluded Assets.

(a) Purchased Assets.  On the Closing Date, on the terms and subject to the terms and conditions hereof, and in consideration of the Purchase Price to be paid to the Seller by the Buyer and the Assumed Liabilities of the Seller to be assumed by the Buyer, the Buyer will purchase and acquire from the Seller, and the Seller will, and will cause its Subsidiaries to, sell, convey, assign, transfer and deliver to the Buyer, all of the Seller’s and the Seller’s Subsidiaries’ right, title and interest in and to all of the following assets, properties, rights and interests of the Seller and its Subsidiaries, whether tangible or intangible, real, personal or mixed, (other than those assets set forth on Schedules 1.1(b)(i) through 1.1(b)(xix)) free and clear of all Liens (collectively, the “Purchased Assets”):

(i) all of the Inventory of the Seller and its Subsidiaries set forth on Schedule 1.1(a)(i) (the “Acquired Inventory”);

(ii) all of the Accounts Receivable of the Seller and its Subsidiaries to the extent accruing from services performed or goods delivered in connection with the Business from and after the Closing Date, as determined on an accrual basis in accordance with GAAP (the “Acquired Accounts Receivable”);

(iii) all of the Tangible Personal Property of the Seller and its Subsidiaries set forth on Schedule 1.1(a)(iii) (the “Acquired Tangible Personal Property”);

(iv) subject to the terms and conditions of Section 1.4, all of the Contracts of the Seller and its Subsidiaries listed on Schedule 1.1(a)(iv), (collectively, the “Assigned Contracts”);

(v) all of the Intellectual Property owned by, and all rights in the Intellectual Property licensed by, the Seller or its Subsidiaries listed on Schedule 1.1(a)(v)  (the “Assigned Intellectual Property”);

(vi) to the extent  assignable or transferable under applicable Law, all of the Licenses and Permits of the Seller and its Subsidiaries and applications therefore listed on Schedule 1.1(a)(vi) (the “Assigned Licenses and Permits”);

(vii) all Assigned Rights (as provided in Section 9.11);

(viii) all (A) lists, records and other information of the Seller and its Subsidiaries pertaining to suppliers and customers of the Business, (B) lists, records and other information of the Seller and its Subsidiaries pertaining to accounts, personnel and referral sources related to the Business, (C) all drawings, plats, specifications, reports, studies, plans, books, ledgers, files, documents, manuals, correspondence, business and accounting records of every kind (including all financial, business and marketing plans) and other materials of, or maintained for, the Business, (D) advertising, marketing and promotional materials related to the Business, other than the Excluded Seller Records and (E) all other printed or written materials, in each case owned by the Seller and its Subsidiaries, in each case, in any form or medium, related to the Business (the “Acquired Records”); provided, however, that the Seller and its Subsidiaries may retain copies of all Acquired Records necessary or useful to the Seller and its Subsidiaries in filing any future Tax Returns or in fulfilling its obligations under this Agreement or any Retained Liability, or any other legitimate business purpose; provided, further, that Seller shall, from and after the date hereof, provide Buyer access, with reasonable notice and during normal business hours, to all material books and records of the Viggle Business to the extent such access is reasonably necessary for the operation of the Business.

(ix) all claims (including insurance benefits to the extent such benefits relate to a Purchased Asset or Assumed Liability), causes of action, choses in action, demands, judgments, lawsuits, rights of recovery, rights of recoupment and rights of set-off of the Seller and its Subsidiaries related to the Purchased Assets, the Assumed Liabilities or the ownership, use, function or value of any Purchased Asset, whether arising by way of counterclaim or otherwise, other than the Excluded Claims;

(x) all credits, prepaid expenses, deferred charges, advance payments, security deposits, prepaid items and duties of the Seller and its Subsidiaries to the extent related to a Purchased Asset, other than Excluded Tax Attributes;

(xi) all guaranties, warranties, indemnities and similar rights in favor of Seller and its Subsidiaries to the extent related to any Purchased Asset or the Business; and

(xii) all goodwill as a going concern and all other intangible property of the Business.

(b) Excluded Assets.  Notwithstanding anything to the contrary contained in this Agreement or the Other Agreements, the assets, properties, rights and interests of the Seller not specifically defined as Purchased Assets pursuant to Section 1.1(a) (collectively, the “Excluded Assets”) are expressly excluded from the purchase and sale contemplated hereby and as such are not included in the Purchased Assets and shall remain the property of the Seller after the Closing.  Without limitation of the foregoing, the Excluded Assets include without limitation:

(i) the Inventory of the Seller listed on Schedule 1.1(b)(i) (the “Excluded Inventory”);

(ii) the Accounts Receivable of the Seller and its Subsidiaries to the extent accruing from services to be performed or goods to be delivered in connection with the Viggle Business prior to the Closing Date, as determined on an accrual basis in accordance with GAAP and any other Accounts Receivable of the Seller not in connection with the Business (the “Excluded Accounts Receivable”);

(iii) the Tangible Personal Property of the Seller listed on Schedule 1.1(b)(iii) (the “Excluded Tangible Personal Property”);

(iv) the Contracts of the Seller specifically identified on Schedule 1.1(b)(iv) (the “Excluded Contracts”);

(v) the Intellectual Property of the Seller listed on Schedule 1.1(b)(v) (the “Excluded Intellectual Property”);

(vi) the Licenses and Permits of the Seller listed on Schedule 1.1(b)(vi) (the “Excluded Licenses and Permits”);

(vii) all Tax Returns and related records and documents of the Seller, and the Seller’s corporate records and minute books (the “Excluded Seller Records”);

(viii) the assets of the Seller specifically identified on Schedule 1.1(b)(viii) required for, related to or used in both the Viggle Business and the Seller’s other businesses (the “Excluded Shared Assets”);

(ix) the claims (including insurance benefits to the extent such benefits relate to an Excluded Asset or Retained Liability), deposits, prepayments, refunds, credits, causes of action, choses in action, rights of recovery, rights of recoupment and rights of set-off of the Seller listed on Schedule 1.1(b)(ix) (the “Excluded Claims”);

(x) all Cash on Hand of the Seller or any of its Affiliates;

(xi) all Insurance Policies of the Seller and its Subsidiaries;

(xii) the Corporate Services Assets of the Seller listed on Schedule 1.1(b)(xii) (the “Excluded Corporate Services Assets”);

(xiii) all rights of the Seller or any of its Affiliates or Subsidiaries under this Agreement and the Other Agreements, and under the schedules (the “Schedules”) and exhibits (the “Exhibits”) hereto and thereto;

(xiv) the personnel records and other records that the Seller or any of its Affiliates or Subsidiaries is required by Law to retain in its possession;

(xv) all Tax attributes, Tax credits and Tax refunds of the Seller, whether or not attributable to the Seller’s ownership of the Purchased Assets (the “Excluded Tax Attributes”);

(xvi) the rights of the Seller to receive and retain mail and other communications;

(xvii) any assets, properties, rights or interests of any kind and of any description (whether real, personal or mixed, tangible or intangible, or fixed, contingent or otherwise) that are used primarily in connection with Seller’s wetpaint.com business, Choose Digital Business or any sports fantasy game of Seller or its Affiliates such as “Draft Day” or the MyGuy Business;

(xviii) any other assets, properties, rights or interests, of any kind and of any description (whether real, personal or mixed, tangible or intangible, or fixed, contingent or otherwise) that are not specifically included within the definition of Purchased Assets pursuant to Section 1.1(a);

(xix) the assets, properties, rights and interests of the Seller set forth on Schedule 1.1(b)(xix) (the “Other Excluded Assets”); and

(xx) any assets that are consumed, sold or disposed of in the Ordinary Course of Business prior to the Closing without violating Section 5.1 of this Agreement.

Section 1.2                       Assumption and Retention of Liabilities.

(a) Assumed Liabilities. As of the Closing, on the terms and subject to the conditions hereof, and as additional consideration for the Purchased Assets, the Buyer shall assume and, following the Closing, shall pay, perform and discharge, in accordance with their respective terms and subject to their respective conditions, only the following Liabilities of the Seller relating to the Business and the Purchased Assets (collectively, the “Assumed Liabilities”):

(i) any obligations under the Assigned Contracts arising after the Closing and any Liability arising after the Closing out of the ownership of the Purchased Assets or the operation of the Business by the Buyer following the Closing;

(ii) any Liability of Seller for Viggle rewards points arising before and/or after the Closing Date; and

(iii) 25% of the Choose Digital credits outstanding as of the date hereof as listed in Schedule 1.2(a) (the “Choose Digital Credits”).

(b) Retained Liabilities.  Notwithstanding anything to the contrary in this Agreement, the Seller shall retain and shall be responsible for, and the Buyer shall not assume or have any responsibility for, any of the Liabilities of the Seller not specifically defined as Assumed Liabilities pursuant to Section 1.2(a) or listed on Schedule 1.2(b), including, without limitation, all Liabilities relating to or arising from the Viggle Business, the Assigned Contracts, the other Purchased Assets or the Transferred Employees that exists or arises out of the ownership or operation of the Purchased Assets or the Business or the employment of the Transferred Employees by the Seller prior to the Closing other than the Assumed Liability referred to in Section 1.2(a)(ii) and all Liabilities relating to or arising from the Seller's Businesses other than the Business, including the MyGuy Business and the Choose Digital Business (collectively, the “Retained Liabilities”).

Section 1.3                       Purchase Price.  Subject to adjustment pursuant to Section 2.2 and the prorations set forth in Section 2.3, the aggregate purchase price for the Purchased Assets (the “Purchase Price”) shall be (a) the Initial Perk Shares; plus (b) the Earn-Out Shares; plus (c) Warrant 1; plus (d) Warrant 2; plus (e) the Assumed Liabilities.  The Purchase Price shall be paid in the manner set forth in Article II.

Section 1.4                       Procedures for Assets Not Transferable.  Notwithstanding anything to the contrary in this Agreement, if the sale, assignment, sublease, transfer, conveyance or delivery or attempted sale, sublease, assignment, transfer, conveyance or delivery to Buyer of any asset that would be a Purchased Asset or any claim or right or any benefit arising thereunder or resulting therefrom is prohibited by any applicable Law or would require any governmental or third party Consents, and such Consents shall not have been obtained prior to the Closing (“Non-Transferable Asset”), then (i) the Closing shall proceed without the sale, assignment, sublease, transfer, conveyance or delivery of such Non-Transferable Asset unless such failure causes a failure of any of the conditions to Closing set forth in Article VII, in which event the Closing shall proceed only if the failed condition is waived by the party or parties entitled to the benefit thereof and (ii) nothing in this Agreement shall constitute or be construed as an assignment or transfer of, or an attempt or agreement to assign or transfer such Non-Transferable Asset to the Buyer.  In order, however, to seek to provide the Buyer with the full realization and value of any Non-Transferable Assets described in the preceding sentence, (a) as soon as practicable after the Closing and until the 18 month anniversary of the Closing, the Seller and the Buyer shall cooperate and use Reasonable Efforts to obtain any remaining Consents necessary to the assignment of any such Non-Transferable Asset; provided, however, that neither Party shall be required to make any payments (other than filing, recordation or similar fees which shall be shared equally by Seller and Buyer) or agree to any material undertakings in connection therewith.  Pending such Consent, until the 18 month anniversary of the Closing, the Parties shall cooperate with each other in any mutually agreeable, reasonable and lawful arrangements designed to provide to Buyer the benefits of use of such Non-Transferable Asset and to Seller or its Affiliates the benefits, including any indemnities, that they would have obtained had the Non-Transferable Asset been conveyed to Buyer at the Closing.  Once Consent for the sale, assignment, sublease, transfer, conveyance or delivery of any such asset not sold, assigned, subleased, transferred, conveyed or delivered at the Closing is obtained, Seller shall or shall cause the relevant Affiliates to, assign, transfer, convey and deliver such Non-Transferable Asset to Buyer at no additional cost; provided that to the maximum extent, such Non-Transferable Asset will be deemed to be automatically assigned to Buyer or its applicable Subsidiary hereunder upon the receipt of the applicable Consent without any further action by the Parties.  To the extent that any such Non-Transferable Asset cannot be transferred or the full benefits of use of any such Non-Transferable Asset cannot be provided to Buyer following the Closing pursuant to this Section 1.4, then, until the 18 month anniversary of the Closing, Buyer and Seller shall enter into such arrangements (including subleasing, sublicensing or subcontracting) to provide to the Parties hereto the economic (taking into account Tax costs and benefits) and operational equivalent, to the extent permitted, of obtaining such Consent and the performance by Buyer of the obligations thereunder. Until the 18 month anniversary of the Closing, Seller shall hold in trust for and pay to Buyer promptly upon receipt thereof, all income, proceeds and other monies received by Seller or any of its Affiliates in connection with its use of any Non-Transferable Asset (net of any Taxes and any other costs imposed upon Seller or any of its Affiliates) in connection with the arrangements under this Section 1.4.  In connection with this Section 1.4, until the 18 month anniversary of the Closing, if reasonably requested by the Buyer, with respect to any Assigned Contracts that constitute Non-Transferable Assets, (i) the Seller shall use Reasonable Efforts to seek to enforce for the benefit of the Buyer all reasonable claims or rights of the Seller arising thereunder and (ii) the Buyer shall perform and comply with, at the Buyer’s sole cost, all of the Seller’s obligations under any such Assigned Contracts held in trust for the benefit of Buyer as contemplated by this Section 1.4, as if the Buyer was the Seller thereunder. Subject to the limitations set forth in Article X, the Buyer shall indemnify and hold harmless the Seller and its Affiliates for any and all Liabilities arising in connection with any action by a third party arising from, in connection with, or otherwise with respect to actions taken or not taken by the Seller at the Buyer’s request pursuant to this Section 1.4, and the Buyer shall reimburse the Seller for all reasonable and documented out of pocket expenses incurred by the Seller arising from, in connection with or otherwise with respect to actions taken by the Seller at the Buyer’s request pursuant to this Section 1.4.  For greater certainty, the Excluded Assets shall not constitute Non-Transferable Assets.

Section 1.5                       Closing.  The closing of the purchase and sale of the Purchased Assets (the “Closing”) shall take place as described in Article VIII; provided, that the closing conditions set forth in Article VII shall have been satisfied or waived in writing as provided therein at or prior to the Closing.  The date on which the Closing occurs shall be referred to in this Agreement as the “Closing Date.”

Section 1.6                       Affiliate Acquisitions. Notwithstanding anything to the contrary contained in this Agreement, Buyer may elect to have any or all of the Purchased Assets conveyed or transferred to, or any of the Assumed Liabilities assumed by, one or more of its Affiliates; provided however, that no such election shall relieve Buyer of any of its obligations to Seller hereunder with respect to the Assumed Liabilities or otherwise.  The Purchase Price shall be allocated among those Purchased Assets to be conveyed to Buyer and those Purchased Assets to be conveyed to the respective Affiliates of Buyer, but in no event shall the amount of the Purchase Price or any other items to be paid for the Purchased Assets, the nature of the Assumed Liabilities to be assumed, the obligation to pay Taxes or Transfer Taxes or the allocation of risk and responsibility between Seller and Buyer be modified to the detriment of Seller as a result of the delivery of separate bills of sale, assignments and other closing documents.

Section 1.7                      Omitted Assets.  In the event that, following the Closing and until the 18 month anniversary of the Closing, either Buyer or Seller becomes aware of any assets of the Seller or its Affiliates related to the Business that, pursuant to the terms of this Agreement should have been, but were not disclosed on Schedule 3.11 (“Omitted Assets”), then such Party shall provide the other Party with written notice giving reasonable detail regarding such Omitted Assets and the Parties shall use Reasonable Efforts to promptly transfer such Omitted Assets from Seller and its Subsidiaries to Buyer or its designated Subsidiaries (subject to Section 1.4) without any additional consideration therefor; provided that Buyer shall have the right, in its sole discretion, to elect to accept or reject the assignment and assumption of any Omitted Assets from Seller (and Seller shall provide Buyer with all information regarding such Omitted Assets necessary for Buyer to make such  determination).  To the extent that any Omitted Assets cannot be transferred to Buyer as contemplated by Section 1.4, then Section 1.4 shall apply to such Omitted Assets. Notwithstanding anything else in this Agreement, if any Intellectual Property of Seller or its Affiliates is embedded in, or required for the use of, any Purchased Asset or the Business, Seller, on behalf of itself and its Affiliates, grants to Buyer and its Subsidiaries, as of the Closing, a perpetual, non-exclusive, irrevocable, fully paid-up and royalty-free license (the "13/405,851 License") to use, copy, modify and sub-license such Intellectual Property in connection with the Purchased Asset or the Business. Seller, on behalf of itself and its Affiliates, further grants to Buyer and its Subsidiaries, as of the Closing, a perpetual, non-exclusive, irrevocable, fully paid-up and royalty-free license to use, copy, modify and sub-license all inventions and rights under U.S. patent application no. 13/405,851 (along with all corresponding applications and patents, renewal, extensions, divisionals, continuations or continuations-in-part thereof); provided that, for the avoidance of doubt, the 13/405,851 License shall not include a license to the software code used in the MyGuy Business. Section 365(n) of Title 11 of the United States Code, 11 U.S.C. §§ 101 et seq. (“Bankruptcy Code”) or similar laws of another jurisdiction, shall be implicated by any repudiation, disclaimer, rejection, proposed repudiation, proposed disclaimer or proposed rejection of this Agreement or the foregoing licenses granted by Seller and its Affiliates in any bankruptcy proceeding, and Buyer and its Subsidiaries shall have the right to retain and fully exercise all of its licensed rights hereunder in spite of any such proceeding. All of the rights granted to Buyer and its Subsidiaries under the foregoing licenses shall be deemed to exist immediately before the occurrence of any bankruptcy event in which Seller or its Affiliates is a debtor. The Parties wish for the protections of Section 365(n) of the Bankruptcy Code to apply fully if Seller or its Affiliates commences or has commenced against it a bankruptcy case under the Bankruptcy Code and for the protections of similar laws in other jurisdictions to apply in a bankruptcy event of Seller or any of its Affiliates or their property.  Buyer and its Subsidiaries shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code or similar legislation in any other jurisdiction. Without limiting the foregoing, Seller acknowledges that the rights and license granted to Buyer and its Subsidiaries pursuant to the foregoing licenses shall not be affected by, and shall continue in spite of, a rejection or repudiation of this Agreement or the foregoing licenses in a bankruptcy event of Seller or its Affiliates. Seller waives, on behalf of itself and its Affiliates, all rights to object to the application of Section 365(n) of the Bankruptcy Code or similar laws of another jurisdiction, or any request for relief pursuant to Section 365(n) or similar laws of another jurisdiction by or on behalf of Buyer or its Subsidiaries.

Section 1.8                       Procedures for Allocation of Accounts Receivable, Assumed Liabilities and Retained Liabilities.

(a) From and after the Closing Date, Buyer shall, within five (5) Business Days, remit to Seller, any and all Excluded Accounts Receivable actually received by Buyer or its Affiliates on or subsequent to the Closing Date and Seller shall, within five (5) Business Days, remit to Buyer any Acquired Accounts Receivable actually received by Seller or its Affiliates.

(b) For a period of six (6) months after the Closing Date, Buyer and Seller shall each provide the other, by the fifteenth day of each month, with a written schedule setting forth (i) all revenues received in the preceding month comprised partially of Excluded Accounts Receivable and partially of Acquired Accounts Receivable, (ii) all invoices received in the preceding month representing Accounts Payable or other current operating expenses incurred in the Ordinary Course of Business comprised partially of Assumed Liabilities and partially of Retained Liabilities and (iii) a proposed allocation of such revenues and Accounts Payable or other current operating expenses to the Buyer and Seller, prepared on an accrual accounting basis in accordance with U.S. GAAP and in accordance with this Agreement (the "Allocation Schedule").  Each Party shall provide the other with all information reasonably requested by the other Party in order to confirm and verify the accuracy and completeness of the matters set forth on the Allocation Schedule.

(c) Within five Business Days of the delivery of each Party's Allocation Schedules, the chief financial officers of Buyer and Seller shall meet by teleconference to discuss and reconcile the Allocation Schedules and agree upon the net cash payment required to be made by Buyer or Seller in respect of the previous month, based on all revenues and expenses set forth on the Allocation Schedule (the "Net Monthly Payment").

(d) If the Parties are unable to reach an agreement on the amount of the Net Monthly Payment, then the Parties may submit the matter for resolution to the Independent Accounting Firm.  The  Independent Accounting Firm shall determine the final calculation of the Net Monthly Payment, provided the Independent Accounting Firm shall only consider the disputed items based on the submissions of the Parties.  The Independent Accounting Firm renders its written decision regarding the calculation of the Net Monthly Payment, which shall be final and binding on the Parties.  The Parties shall each bear 50% of the fees and expenses of the Independent Accounting Firm.

(e) Payment of each Net Monthly Payment shall be made by wire transfer of immediately available funds to an account designated by the receiving Party within five (5) Business Days of resolution of the amount of each Net Monthly Payment in accordance with Section 1.8(c) or Section 1.8(d).

ARTICLE II
CONSIDERATION AND MANNER OF PAYMENT

Section 2.1                       Consideration.

(a) Initial Perk Shares.  Subject to the prorations described in Section 2.3 and the escrow arrangements set forth in Section 2.6, on the Closing Date, the Buyer shall deliver a number of Perk Common Shares equal to (i) One Million Five Hundred Thousand (1,500,000) Perk Common Shares minus (ii) the number of Perk Common Shares applied to the repayment of principal and interest of the Credit Facility pursuant to Section 2.8 (the “Initial Perk Shares”) free and clear of all Liens (other than any restrictions under Applicable Securities Laws or as contained herein).

(b) Earn-Out Shares.  (i) Within five (5) Business Days of a Final Determination Date with respect to the Combined Revenue, the Buyer shall issue or cause to be issued 2,000,000 Perk Common Shares (the “Earn-Out Shares”) to the Seller, if in the calendar year commencing on January 1, 2016 (the “2016 Calendar Year”) or the calendar year commencing on January 1, 2017 (the “2017 Calendar Year” and together with the 2016 Calendar Year, collectively, the “Calendar Years” or each individually, a “Calendar Year”) the Combined Revenue is at least $130,000,000.  For greater certainty, if the Seller is entitled to receive the Earn-Out Shares based on the Combined Revenue generated in the 2016 Calendar Year, then the Seller shall not have any further entitlements pursuant to this paragraph (b) in respect of the 2017 Calendar Year.

(ii)           For purposes of this paragraph (b), “Combined Revenue” shall mean, without duplication, (A) the aggregate revenue  but including only 50% percent of the revenue reportable from barter transactions under International Financial Reporting Standards (the aggregate revenues as so adjusted, “Adjusted Revenue”) of the Business for the 2016 Calendar Year or the 2017 Calendar Year, as applicable, together with the combined business as presently conducted by the Buyer and its Subsidiaries as of the date of the Term Sheet for such years, plus (B) 100% (but, with respect to the entities and businesses set forth on Schedule 2.1(b)(ii), only 25%) of the Adjusted Revenue of any business of any Subsidiary or business of the Buyer acquired following the date of the Term Sheet for the period commencing on the closing date of the acquisition of such Subsidiary or business (the “Acquisition Date”) and continuing until the earlier to occur of (x) the first anniversary of the Acquisition Date; and (y) December 31, 2016 (in the case of a calculation in respect of the 2016 Calendar Year) or December 31, 2017 (in the case of a calculation in respect of the 2017 Calendar Year) (the “Post Closing Trailing Period”),  less (C) the Adjusted Revenue of such acquired Subsidiary or business during the corresponding trailing period prior to the Acquisition Date, which period shall correspond to the Post Closing Trailing Period both in number of months and actual calendar months included. An illustrative example of this calculation is attached to this Agreement as Exhibit F.

(iii)           On or prior to March 31, 2017 (with respect to the 2016 Calendar Year) or March 31, 2018 (with respect to the 2017 Calendar Year), the Buyer shall deliver to Seller in writing its calculation of the Combined Revenue for the applicable Calendar Year in accordance with the recognition of revenue and barter revenue provided in Buyer’s audited financial statements for such Calendar Year, which audited financial statements will be prepared in accordance with the principles the Buyer historically has used in the preparation of its financial statements (the “Proposed Combined Revenue”).  If the Seller disputes the Buyer’s calculation of the Proposed Combined Revenue, then Seller shall, within thirty (30) days after the date of delivery of the Proposed Combined Revenue (the “Earn-Out Objection Period”), deliver in writing an objection notice to the Buyer (an “Earn-Out Objection Notice”).  The Earn-Out Objection Notice shall set forth the amount of the dispute and the Seller’s calculations of the Combined Revenue.  In the event that the Seller does not deliver an Earn-Out Objection Notice within the Earn-Out Objection Period, then the Proposed Combined Revenue shall become final and binding upon the Parties as the final calculation of the Combined Revenue upon the earlier of (A) the date that the Seller gives written notice to Buyer that it accepts the Proposed Combined Revenue or (B) the date that the Earn-Out Objection Period expires (in either event, such date is the “Seller Acceptance Date”).  In the event that the Seller delivers an Earn-Out Objection Notice, then the Parties shall use their Reasonable Efforts for a period of thirty (30) days commencing on the date of the Earn-Out Objection Notice to reach a mutually agreeable calculation of the Combined Revenue.  If the Parties are able to reach such agreement, then the agreed upon amount of Combined Revenue shall become final and binding upon the Parties as the final calculation of Combined Revenue as of the date of such written mutual agreement (the “Mutual Agreement Date”).  If the Parties are unable to reach an agreement within such thirty (30) day period, then the Parties shall submit the matter for resolution to KPMG LLP (the “Independent Accounting Firm”) and such Independent Accounting Firm shall determine the final calculation of the Combined Revenue, provided that such calculation shall be consistent with the recognition of revenue and barter revenue in Buyer’s audited financial statements.  The date that the Independent Accounting Firm renders its written decision regarding the calculation of the Combined Revenue, which shall be final and binding on the Parties, shall be the “Accounting Firm Determination Date.”  The Seller Acceptance Date, the Mutual Agreement Date and the Accounting Firm Determination Date shall each be a “Final Determination Date.”

(c) Warrant 1.  On the Closing Date, the Buyer shall issue or cause to be issued to the Seller a warrant in substantially the form of Exhibit G (“Warrant 1”) to purchase 1,000,000 Perk Common Shares with an exercise price of CDN $6.25/share, which Warrant 1 shall vest and become exercisable in the event that the volume-weighted average trading price for the Perk Common Shares on the Toronto Stock Exchange (the “TSX”) for any 20 trading day period following the Closing Date (the “VWAP”) is greater than or equal to CDN $12.50 (the “$12.50 VWAP”).  To the extent the $12.50 VWAP is not achieved on or prior to the second anniversary of the Closing Date, Warrant 1 will automatically expire and terminate.

(d) Warrant 2.  On the Closing Date, the Buyer shall issue or cause to be issued to the Seller a warrant in substantially the form of Exhibit H (“Warrant 2” and together with Warrant 1, each individually, a “Warrant” and collectively, the “Warrants”) to purchase 1,000,000 Perk Common Shares with an exercise price of CDN $6.25/share, which Warrant 2 shall vest and become exercisable in the event that the VWAP for the Perk Common Shares is greater than or equal to CDN $18.75 (the “$18.75 VWAP”).  To the extent the $18.75 VWAP is not achieved on or prior to the second anniversary of the Closing Date, Warrant 2 will automatically expire and terminate.

(e) Notwithstanding Section 2.1(b), Section 2.1(c) and Section 2.1(d), Buyer has the right to issue Restricted Voting Shares in lieu of Perk Common Shares if the board of directors of the Buyer reasonably believes that the Buyer would become a Domestic Issuer as a result of the issuance of Perk Common Shares pursuant to Section 2.1(b), Section 2.1(c) and/or Section 2.1(d). If the Seller desires to convert any Restricted Voting Shares to Perk Common Shares, Seller shall provide written notice thereof to the Buyer and the Buyer will not unreasonably withhold, delay or condition its Consent to such request; provided that if the Buyer reasonably believes that such conversion would cause the Buyer to become a Domestic Issuer, it may withhold such Consent.

Section 2.2                       Allocation of Purchase Price.

(a) Purchase Price Allocation.  The Parties agree to allocate the Purchase Price (plus Assumed Liabilities, to the extent properly taken into account under the Code and applicable Treasury Regulations) among the Purchased Assets, within sixty (60) days following the Closing Date, in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder, and in accordance with the purchase price allocation methodology as set forth on Schedule 2.2 (the “Purchase Price Allocation”).  The Parties shall jointly prepare and determine the Purchase Price Allocation based on the allocation methodology set forth on Schedule 2.2.  In the event that the Parties cannot agree on the Purchase Price Allocation within thirty (30) days following the Closing, the Parties shall submit the matter for resolution to the Independent Accounting Firm. The Independent Accounting Firm shall determine any disputed items with respect to the Purchase Price Allocation and shall provide a written decision regarding such determination which shall be final and binding upon the Parties. The fees and expenses of the Independent Accounting Firm shall be shared equally by the Parties. Subject only to any adjustments to the Purchase Price as provided in this Agreement, the Parties agree (i) to be bound by the Purchase Price Allocation, (ii) to act in accordance with the Purchase Price Allocation in the preparation of financial statements and filing of all Tax Returns (including filing Form 8594 with the United States federal Tax Return for the taxable year that includes the Closing Date) and in the course of any Tax audit, Tax review or Tax litigation relating thereto, and (iii) to take no position and to cause their Affiliates to take no position inconsistent with the Purchase Price Allocation for Tax purposes, including United States federal and state income Tax and foreign income Tax.  Not later than thirty (30) days prior to filing their respective Forms 8594 (and analogous state forms) relating to the transaction contemplated by this Agreement, each Party shall deliver to the other Parties a copy of its Form 8594 (and analogous state forms).

(b) Post-Closing Adjustment to the Purchase Price Allocation.  Upon the final determination of any adjustment to the Purchase Price pursuant to Section 2.2, the Parties shall adjust the Purchase Price Allocation, if and as necessary, to reflect changes in the Purchased Assets and Assumed Liabilities, using the same methodologies and assumptions as were used in compiling the initial Purchase Price Allocation.

Section 2.3                       Prorations.  To the extent necessary to determine the Liability for Taxes for a portion of a taxable year or period that begins before and ends after the Closing Date, the determination of Taxes for the portion of the year or period ending on, and the portion of the year or period beginning after, the Closing Date shall be determined by assuming that the taxable year or period ended as of the close of business on the Closing Date, except that those annual property Taxes and exemptions, allowances or deductions that are calculated on an annual basis shall be prorated on a time basis. With respect to any items to be prorated, estimates agreed upon by the Buyer and Seller shall be used in prorations, and such estimates shall be deemed to be conclusive.

Section 2.4                       Set-Off.  The Buyer shall have the right to set off any amounts (including Perk Common Shares and/or Restricted Voting Shares) required to be paid or delivered to the Seller pursuant to this Agreement or the Other Agreements (including the delivery of any Earn-Out Shares, or any securities required to be delivered pursuant to the exercise of the Warrants) against any amounts payable by the Seller or any of its Affiliates to the Buyer or any Buyer Indemnified Parties under this Agreement (including, for clarity, any Losses required to be indemnified pursuant Article X) or the Other Agreements.

Section 2.5                       Withholding. Notwithstanding anything herein to the contrary, the Buyer shall have the right to deduct and withhold from or in respect of any payment required to be made pursuant to this Agreement, such amounts as are required to be deducted or withheld with respect to the making of such payment under any applicable Tax Law unless the Person to whom such payment is made provides an exemption or other evidence that such withholding is not required. To the extent amounts are so deducted, withheld and timely remitted to the applicable Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

Section 2.6                       Closing Date Consideration Distribution; Escrow; Distribution of Holdback Shares.

(a) On the Closing Date, Five Hundred Sixty Two Thousand Five Hundred (562,500) Perk Common Shares) shall be issued and delivered to the Escrow Agent (the “Holdback Shares”).  The Holdback Shares shall be used exclusively for the purpose of securing the indemnification obligations of the Seller set forth in this Agreement and shall be held by the Escrow Agent in accordance with the terms of the Escrow Agreement.  Any earnings on the Holdback Shares shall be added to the escrow account and may be used to satisfy the Seller’s indemnification obligations under the terms of this Agreement and, if not so used, will be delivered to Seller upon the release of the Holdback Shares.

(b) The Escrow Agent will be required to release the Holdback Shares to the Seller on the one-year anniversary of the Closing Date (the “Escrow Release Date”); provided that (i) any Holdback Shares previously sold, cancelled or released to any Buyer Indemnified Parties to satisfy indemnification claims pursuant to Article X shall be deducted from the Holdback Shares to be released to Seller and (ii) any Holdback Shares that could be required to be sold, cancelled or released to Buyer to indemnify the Buyer Indemnified Parties for any Losses in respect of a pending claim for indemnification pursuant to this Agreement shall not be released by the Escrow Agent until such claim is fully, finally and unappealably resolved. For purposes of determining the number of Holdback Shares to be withheld on the Escrow Release Date, the Holdback Shares shall be valued at the volume-weighted average trading price of the Perk Common Shares on the TSX for the five (5) trading day period ended on the Business Day prior to the Escrow Release Date.

Section 2.7                       Power of Attorney. Seller hereby irrevocably appoints the Buyer as attorney in fact (which appointment is unconditional, irrevocable during the period where Holdback Shares are held by the Escrow Agent, and coupled with an interest) for and on the Seller’s behalf to execute and deliver, on behalf of and in the name of Seller, such deeds, transfers, share certificates or other documents that may be necessary to complete the purchase, sale or cancellation of the Seller’s applicable Holdback Shares pursuant to Section 10.8(a)(i) and Seller hereby irrevocably appoints the Buyer as its attorney in fact in that behalf, which power of attorney shall survive the bankruptcy or dissolution of the Seller.

Section 2.8                       Alternate Payment. If the Closing occurs, the Seller shall have the right to pay all or any portion of the outstanding loans under the Credit Facility and accrued interest thereon by reducing the number of Perk Common Shares included in the Initial Perk Shares and applying such Perk Common Shares to the repayment of the Credit Facility.  For each Perk Common Share not included in the Perk Common Shares payable at Closing, the Seller shall be deemed to have repaid a portion of the outstanding principal of all loans under the Credit Facility and accrued interest thereon equal to $7.69230769231.  Any such deemed payment shall be applied first to principal and then to accrued interest.  In the event that One Hundred Thirty Thousand (130,000) Perk Common Shares are deducted from the Initial Perk Shares and applied to the repayment of the Credit Facility, all principal and interest owed by the Seller pursuant to the Credit Facility shall be deemed paid in full.

ARTICLE III
REPRESENTATIONS AND WARRANTIES
OF THE SELLER

The Seller hereby represents and warrants to the Buyer with respect to the matters specified in this Article III, as follows:

Section 3.1                       Organization and Qualification.  The Seller is a Delaware corporation, duly organized, validly existing and in good standing under the Laws of the State of Delaware.  All of the Seller’s Subsidiaries are set forth on Schedule 3.1 and are duly organized, validly existing and in good standing under the Laws of their respective jurisdictions of formation.  Each of the Seller and its Subsidiaries has the requisite corporate power and authority to conduct the Business as it is now being conducted.  Each of the Seller and its Subsidiaries is duly qualified to conduct its business as a foreign entity and is in good standing under the Laws of the jurisdictions listed on Schedule 3.1, which are all of the jurisdictions where the nature of the Business or the ownership or leasing of its assets and properties requires such qualification, except for any jurisdiction where the failure to be so qualified would not, individually or in the aggregate, have a Seller Material Adverse Effect.

Section 3.2                       Authorization; Enforceability.  The Seller has the requisite corporate power and authority to execute and deliver this Agreement and the Other Agreements to which it is a party, and to consummate the transactions contemplated by this Agreement and the Other Agreements to which it is a party.  The Seller and each of its subsidiaries have the requisite corporate power and authority to perform its obligations under this Agreement and the Other Agreements to which it is a party.  This Agreement has been duly and validly executed and delivered by the Seller, and the Other Agreements to which the Seller is a party have been, or will be at the Closing, duly executed and delivered, and this Agreement and the Other Agreements, assuming the due authorization, execution and delivery in each case by the other parties hereto and thereto, will constitute, upon such execution and delivery in each case thereof, legal, valid and binding obligations of the Seller, enforceable in accordance with their respective terms and conditions, except as such enforceability may be limited by the General Enforceability Exceptions.

Section 3.3                       Organizational Documents.  The Seller has made available to the Buyer copies of the Seller’s and its Subsidiaries’ respective Organizational Documents, and all such copies are complete and correct as of the date hereof.

Section 3.4                       Capitalization.  Schedule 3.4 accurately sets forth, as of the date of this Agreement, all of the authorized and outstanding shares of capital stock of the Seller and the name and number of shares held by each shareholder thereof.  All of the issued and outstanding shares of the Seller have been duly authorized, are validly issued, fully paid and non-assessable, and are owned of record and beneficially by the shareholders of the Seller described on Schedule 3.4.  Except for this Agreement and as may be set forth on Schedule 3.4, there are no outstanding equity securities, options, warrants, rights, Contracts, pledges, calls, puts, rights to subscribe, conversion rights or other agreements or commitments to which the Seller is a party or which is binding upon the Seller providing for the issuance, disposition or acquisition of any of its equity, capital or profits or any rights or interests exercisable therefor. There are no outstanding or authorized equity appreciation, phantom equity or similar rights with respect to the Seller.

Section 3.5                       No Violation.  Neither the execution and delivery of this Agreement or the Other Agreements to which the Seller is a party, nor the performance by the Seller and its Subsidiaries of their obligations hereunder or thereunder, or the consummation of the transactions contemplated hereby or thereby will (a) violate, conflict with or constitute a default under the Organizational Documents of the Seller or its Subsidiaries, (b) except as set forth on Schedule 3.5(b), violate, conflict with or result in a breach of, constitute a default under, give rise to any right of termination, cancellation or acceleration under (whether after notice or lapse of time or both) any of the terms, conditions or provisions of any Assigned Contract or any other Contract of the Seller or its Subsidiaries to which any of the Purchased Assets are subject or bound, (c) subject to the receipt of the Governmental Consents, violate any Laws applicable to the Seller, its Subsidiaries or the Business or by which any of their respective assets and properties are bound, or (d) result in the creation or imposition of any Lien on the Purchased Assets.

Section 3.6                       Consents.

(a) Third Party Consents.  Except as set forth on Schedule 3.6(a), neither the execution and delivery of this Agreement or the Other Agreements to which the Seller is a party, nor the performance by the Seller and its Subsidiaries of their obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby will require any Consent (collectively, the “Third Party Consents”) under any of the terms, conditions or provisions of any Assigned Contract or any other Contract of the Seller or its Subsidiaries to which any of the Purchased Assets are subject or bound.

(b) Governmental Consents. Except for (i)  Consents required pursuant to the Licenses and Permits held by the Seller and listed on Schedule 3.6(b), and (ii) any other filings listed on Schedule 3.6(b), no Consent of any Governmental Authority (collectively, the “Governmental Consents”) is required to be made or obtained by the Seller or any of its Subsidiaries in connection with the execution, delivery and performance by the Seller of this Agreement and the Other Agreements to which the Seller or any of its Subsidiaries is a party and the consummation of the transactions contemplated hereby and thereby, which, if not made or obtained, (A) would result in a material violation of any material Law or any of the Assigned Licenses and Permits, or (B) would reasonably be expected to prohibit or materially impair the Seller’s ability to consummate the transactions contemplated hereby and thereby.

Section 3.7                       Financial Statements.

(a) The Seller has made available to the Buyer copies of the audited consolidated balance sheet of the Seller and its Subsidiaries as at June 30, 2015 (the “Audited Balance Sheet”), and the related audited consolidated statement of income, statement of stockholders’ equity and statement of cash flows for the fiscal year ended June 30, 2015 (collectively, with the Audited Balance Sheet, the “Audited Financial Statements”).

(b) The Seller has made available to the Buyer copies of the unaudited consolidated balance sheet of the Seller and its Subsidiaries as at September 30, 2015  (the “Latest Balance Sheet”), and the related unaudited consolidated statement of income, statement of stockholders’ equity and statement of cash flows for the three month period ended September 30,  2015 (collectively, with the Latest Balance Sheet, the “Interim Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”).

(c) The Financial Statements fairly present in all material respects the financial condition of the Seller and its Subsidiaries, as of the dates thereof, and the results of operations of the Seller and its Subsidiaries, for the periods related thereto, in accordance with GAAP, consistently applied with the principles and procedures employed in prior periods by the Seller and its Subsidiaries (except that the Interim Financial Statements lack the footnote disclosure and other presentation items, and are subject to normal year-end adjustments otherwise required by GAAP). The Financial Statements properly reflect, in all material respects, all properties, assets and Liabilities of the Seller and its Subsidiaries as of the dates thereof.

(d) The Seller and its Subsidiaries have devised and maintained systems of internal accounting controls sufficient to provide commercially reasonable assurance that (i) all transactions are recorded in accordance with management’s general or specific authorization, (ii) all transactions are recorded as necessary to permit the preparation of annual financial statements in conformity with GAAP and to maintain proper accountability for all items, and (iii) all transactions are recorded as necessary to permit the preparation of interim financial statements and to maintain proper accountability for items.

(e) The Seller and its Subsidiaries have no Liabilities with respect to the Business, whether or not of a nature required by GAAP to be reflected in the balance sheet of the Seller or its Subsidiaries, except (i) those which have been incurred in the Ordinary Course of Business since the date of the Latest Balance Sheet and (ii) those which are adequately reflected or reserved against in full in the Financial Statements, and there are no off balance sheet transactions, arrangements, Contracts, obligations or relationships attributable to the Business that relate to the Business or the Purchased Assets.

Section 3.8                       Absence of Certain Changes.  Except as otherwise set forth on Schedule 3.8, since the date of the Audited Balance Sheet, Seller has operated the Business in the Ordinary Course of Business and there has not been any:

(a) event, occurrence or development that has had, or could reasonably be expected to have, a Seller Material Adverse Effect;

(b) imposition of any Liens upon any of the Purchased Assets, except for Permitted Liens;

(c) increase in the compensation of any Transferred Employees, except pursuant to the terms of written agreements or plans currently in effect and listed on Schedule 3.20(a), (ii) payment or agreement to pay or increase in or agreement  to increase any pension, retirement allowance, severance or other employee benefit not already required or provided for under any existing plan, agreement or arrangement to any Transferred Employee, (iii) except as required by applicable Law, change in any respect to any such plan, agreement or arrangement;

(d) transfer, assignment, grant, sale or other disposition of (i) any of the Purchased Assets shown or reflected in the Audited Balance Sheet, except for the sale of Inventory in the Ordinary Course of Business (including by way of any non-cash dividends, distributions on or in respect of, or redemptions of, any of Seller's capital stock) or (ii) any Intellectual Property related to the Business, except for abandonments of applications or registrations made in the Ordinary Course of Business;

(e) material damage, destruction or loss, or any material interruption in use, of any Purchased Assets, whether or not covered by insurance;

(f) cancellation of any debts or claims or amendment, termination or waiver of any rights constituting Purchased Assets;

(g) adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or Consent to the filing of any bankruptcy petition against it under any similar Law (including with respect to the Seller or any of its Subsidiaries);

(h) material change in cash management practices and policies, practices and procedures with respect to collection of Accounts Receivable, establishment of reserves for uncollectible Accounts Receivable, accrual of Accounts Receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(i) material change in any method of accounting or accounting practice for the Business, except as required by GAAP or as disclosed in the notes to the Financial Statements;

(j) entry into any Contract outside the Ordinary Course of Business;

(k) acceleration, termination, material modification to or cancellation of any Assigned Contract or License and Permit; or

(l) any agreement to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 3.9                       Taxes.  Except as set forth on Schedule 3.9:

(a) Each of the Seller and its Subsidiaries has, in respect of the Purchased Assets, timely filed or will timely file (taking into account available extensions of time to file), all Tax Returns required to be filed by it through the date hereof with the appropriate Governmental Authority.  Each such Tax Return is true, complete and correct in all material respects.  Each of the Seller and its Subsidiaries has timely paid and discharged all Taxes with respect to the Purchased Assets, whether or not shown as due and owing on such Tax Returns.  Each of the Seller and its Subsidiaries has withheld, collected and paid over to the appropriate Taxing Authority, or is properly holding for such payment, all Taxes required by Law to be withheld or collected.

(b) Neither the Seller nor any of its Subsidiaries is a party to any Tax allocation or Tax sharing agreement.

(c) Neither the Seller nor any of its Subsidiaries has been notified in writing that it is currently under audit by any Taxing Authority or that any Taxing Authority intends to conduct such an audit, and no material action, suit, investigation, claim or assessment is pending or, to the Seller’s Knowledge, proposed with respect to any alleged deficiency in Taxes.

(d) Neither the Seller nor any of its Subsidiaries has waived any statute of limitations in respect of any Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency.

(e) There is no Lien for Taxes upon any of the Purchased Assets, other than Permitted Liens.

Section 3.10                       Assigned Contracts.  Except for (i) the Excluded Contracts, (ii) commercial off-the-shelf software licenses valued at less than $250,000 annually and (iii) Contracts provided in the Data Room as of December 11, 2015, neither the Seller nor any of its Subsidiaries is a party to or bound by any Contract required for, related to, or used in connection with the Business, the Purchased Assets or the Assumed Liabilities other than the Assigned Contracts.  The Seller has made available to the Buyer a true, correct and complete copy of each written Assigned Contract.  Schedule 3.10 sets forth a true, correct and complete description of the material terms of each unwritten Contract related to the Business, the Purchased Assets or the Assumed Liabilities. Except as set forth on Schedule 3.10, each Assigned Contract is (i) valid, binding, in full force and effect, and enforceable by the Seller or its Subsidiaries against the parties thereto in accordance with its terms, except as such enforceability may be limited by the General Enforceability Exceptions, and, to the Seller’s Knowledge, is not subject to any material claims, charges, set-offs or defenses, (ii) neither the Seller nor any of its Subsidiaries is in material breach or material default under any of the Assigned Contracts, nor has any event occurred which with the giving of notice or the passage of time (or both) would constitute a violation, breach, or event of default or alleged violation or condition that, after notice or lapse of time or both, would constitute a violation, breach or event of default thereunder by the Seller or any of its Subsidiaries, or, to the Knowledge of the Seller, any other party thereto, or (iii) neither the Seller nor any of its Subsidiaries has waived any material rights under any of the Assigned Contracts, or modified any material terms thereof. There are no disputes pending or, to the Knowledge of the Seller, threatened under any Assigned Contract.

Section 3.11                       Sufficiency of Disclosed Assets.  Except for (i) commercial off-the-shelf software licenses valued at less than $250,000 annually and (ii) de minimis Tangible Personal Property used by employees of the Seller and its Subsidiaries (e.g., desks, chairs, laptops, printers, network cabling, etc.), Schedule 3.11 sets forth all of the rights, property and assets used by the Seller and its Subsidiaries or otherwise necessary to conduct the Viggle Business as currently conducted.  Except as set forth on Schedule 3.11, no part of the Viggle Business is currently operated by the Seller through any entity other than the Seller or any of its Subsidiaries. There are no facts or conditions affecting any Purchased Assets that would reasonably be expected, individually or in the aggregate, to interfere with the use, occupancy or operation of such assets for the purpose for which they are presently being used.

Section 3.12                       Suppliers and Customers. Schedule 3.12 lists (i) the top 10 largest suppliers of the Business, which represent an aggregate of approximately 24.88% of total expenditures during the 12 months ended June 30, 2015; (ii) the top ten largest suppliers of the Business which represent an aggregate of approximately 38.7% of total expenditures since June 30, 2015 to the date of the Latest Balance Sheet; (iii) the top ten largest customers of the Business, which represent an aggregate of approximately 81.58% of total sales during the 12 months ended June 30, 2015; and (iv) the top ten largest customers of the Business, which represent an aggregate of approximately 92.79% of total sales since June 30, 2015 to the date of the Latest Balance Sheet.  Except as set forth on Schedule 3.12, Seller has not received any notice that any of the suppliers or customers listed on Schedule 3.12 has terminated its relationship with the Seller or its Subsidiaries or has ceased or intends to cease to use the goods or services of the Business or has otherwise terminated or materially reduced its relationship with the Business.

Section 3.13                       Personal Property.  Except as set forth on Schedule 3.13, since the date of the Latest Balance Sheet, either the Seller or a Subsidiary of the Seller has good, valid and marketable title to, a valid leasehold interest in, or a valid license to use, the Acquired Tangible Personal Property, free and clear of any Liens other than Permitted Liens.

Section 3.14                       Intellectual Property.  Schedule 3.14 sets forth a list of all Assigned Intellectual Property owned or exclusively licensed by the Seller that is registered or that is an application for registration, detailing as applicable the registration, patent, trademark, serial and/or application number of each such item of Assigned Intellectual Property (“Registered Intellectual Property”). Schedule 3.14 further sets forth (i) a list of all material Assigned Intellectual Property that is software developed by, or on behalf of, the Seller and licensed or distributed by the Seller to third parties (“Owned Software”) and (ii) a list of all material Assigned Intellectual Property that is neither Registered Intellectual Property nor Owned Software, but is used in the conduct of the Business and which is not commercially available off-the-shelf software.  To the Seller’s Knowledge, the Assigned Intellectual Property is not subject to any outstanding order, award, decision, injunction, judgment, decree, stipulation or agreement materially restricting the transfer, use, enforcement or licensing thereof.  Except as set forth on Schedule 3.14 or on Schedule 3.16:

(a) the Seller or a Subsidiary of the Seller owns all right, title and interest in, or has a valid license to use, the Assigned Intellectual Property free and clear of all Liens other than Permitted Liens, and neither the Seller nor any of its Subsidiaries is in material breach or material default under any such license, nor has any event occurred which with the giving of notice or the passage of time (or both) would constitute a material default by the Seller or any of its Subsidiaries thereunder;

(b) (i) there are no pending claims or allegations of infringement or unauthorized use of any third party Intellectual Property or technology against the Seller or any of its Subsidiaries, and the use of the Assigned Intellectual Property in the conduct of the Viggle Business as currently conducted does not infringe upon or misappropriate any Intellectual Property rights of any Person; (ii) no claims or allegations of infringement or unauthorized use involving any Assigned Intellectual Property are pending against a third party, nor to the Seller’s Knowledge is there any material infringement or misappropriation of any Assigned Intellectual Property by any Person (excluding Buyer and its Affiliates);

(c) all Registered Intellectual Property (other than Registered Intellectual Property that is referred to as abandoned or expired in Schedule 3.11) is in effect and good standing in all material respects, and all renewal fees and other maintenance fees have been paid and all other maintenance actions have been taken, and, to the Seller’s Knowledge, all Registered Intellectual Property is valid and enforceable, in all material respects;

(d) all material contributions relating to the Assigned Intellectual Property owned by the Seller were authored or made by employees or contractors who have assigned all of their rights therein to Seller pursuant to written agreements substantially in the form identified on Schedule 3.14(d) or pursuant to written assignments of substantially equivalent effect;

(e) none of the Owned Software contain any open source software or publicly licensed component that is licensed under any terms that impose a requirement or condition that any of the Owned Software in the applicable circumstances (i) be disclosed or distributed in source code form; (ii) be licensed for the purpose of making modifications or derivative works; or (iii) be redistributable at no charge; and

(f) only object code versions of the Owned Software have been provided to customers of the Owned Software who have executed licenses with the Seller.  Except for commercial source code escrows, (i) the source code for the Owned Software has not been delivered or made available to any Person and (ii) the Seller has not agreed to or undertaken to or in any other way promised to provide such source code to any Person.

Section 3.15                       Insurance Policies. The Seller has made available to the Buyer complete and correct copies of all material insurance policies, including, without limitation, property, general liability, product liability, and umbrella insurance policies, maintained as of the date hereof by the Seller and its Subsidiaries (collectively, the “Insurance Policies”), together with descriptions of “self-insurance” programs.

Section 3.16                       Litigation.  Except as set forth on Schedule 3.16, there is no civil, criminal or administrative suit, actions, demand, hearing, proceedings, investigations, claims or orders (collectively, “Legal Proceedings”) existing, pending or, to the Seller’s Knowledge, threatened, against the Seller or any of its Subsidiaries, or in connection with the Purchased Assets, the Business or the transactions contemplated hereby or by the Other Agreements, nor is the Seller or any of its Subsidiaries or any of the Purchased Assets subject to any material judgment, order or decree of any court or Governmental Authority.

Section 3.17                       Seller Board Approval.

(a) The Seller Board has unanimously determined, after consultation with its advisors, that the transactions contemplated by this Agreement and the Other Agreements are fair to, and in the best interests of the Seller and its stockholders, approved and declared advisable this Agreement and the Other Agreements and the transactions contemplated hereby and thereby and resolved to recommend adoption of this Agreement and the Other Agreements to the stockholders of the Seller and directed that this Agreement and the Other Agreements be submitted to the stockholders of the Seller for their approval (the “Seller Board Recommendation”).

(b) The affirmative vote of the holders of a majority of the outstanding shares of common stock of the Seller at a meeting duly called in accordance with applicable Law, or the written consent of the holders of a majority of the outstanding shares of common stock of the Seller in lieu of such a meeting, to approve this Agreement, the Other Agreements and the transactions contemplated hereby and thereby (the “Stockholder Approval”) is the only vote or approval required of the holders of any class or series of the Seller's or any of its Subsidiaries' capital stock or other securities necessary to approve this Agreement and the Other Agreements or to consummate the transactions contemplated by this Agreement and the Other Agreements.

Section 3.18                       Compliance with Applicable Laws.  Since July 1, 2013:

(a) The Seller and each of its Subsidiaries has complied in all material respects with all Laws applicable to the operation and conduct of the Viggle Business and the ownership and use of the Purchased Assets, except where any violation or failure to comply with such Laws would not be material to the Business or the Purchased Assets. Neither the Seller nor its Subsidiaries has received any notice alleging any violation under any applicable Law except for violations that would not individually or in the aggregate be material to the Business or the Purchased Assets.

(b) Without limiting Section 3.18(a), the operation of the Purchased Assets by or on behalf of the Seller or its Subsidiaries, and the use, collection, storage and dissemination of personally identifiable information, customer and user data, and other data and content (“Data”) in connection therewith or otherwise in connection with the Viggle Business, have not violated, and do not violate any applicable Laws or any Person’s privacy, publicity or confidentiality rights (collectively, “Privacy Laws”) in any material respect.  As applicable, the Seller and its Subsidiaries have (i) posted a privacy policy, or a link thereto, governing and disclaiming Liability for its use of Data (“Privacy Policy”) in a clear and conspicuous location on all user-facing pages on their websites, and (ii) complied at all times with the Privacy Policy and all other rules, policies and procedures the Seller and its Subsidiaries have established concerning Data (all of the foregoing, the “Privacy Rules”) in all material respects.  There is no action or claim pending, asserted or threatened by or against the Seller or its Subsidiaries alleging any violation of any Privacy Laws or Privacy Rules.  Neither the consummation of the transaction contemplated by this Agreement or the Other Agreements nor the negotiation, execution, delivery or performance of this Agreement or the Other Agreements will cause a violation of, or require the Consent, waiver or authorization of or declaration, filing or notification to any Person under, any Privacy Laws or Privacy Rules.  The Seller and its Subsidiaries has at all times taken reasonable measures consistent with industry best practices to ensure that all Data collected or accessed in the operation of the Viggle Business is protected against unauthorized access, use, modification, disclosure or other loss, and no such loss has occurred.

Section 3.19                       Regulatory Compliance.

(a) Schedule 3.19 contains a list of all Licenses and Permits maintained by the Seller and its Subsidiaries as of the date hereof that are necessary or material for, or otherwise held in connection with, the conduct of the Business as currently conducted (collectively, the “Material Licenses and Permits”), together with the date of issuance and the current term thereof.  All Material Licenses and Permits are in full force and effect as of the date hereof.

(b) The Seller is in compliance in all material respects with the terms and conditions of the Material Licenses and Permits and has received no written notices that it is in violation of any of the terms or conditions of any Material Licenses and Permits or alleging the failure to maintain any Material License and Permit. All fees with respect to the Material Licenses and Permits that are due prior to or on the Closing Date have been, or will be, paid in full by the Seller and its Subsidiaries.

Section 3.20                       Employee Benefit Plans.

(a) All Plans are set forth on Schedule 3.20(a).  Each Plan is in compliance in all material respects with its terms and with ERISA, the Code and other applicable Laws.  Each pension plan, as defined in Section 3(2) of ERISA (“Pension Plan”), of the Seller has been determined by the IRS to be qualified under the Code, or is maintained pursuant to a volume submitter or prototype document.  There are no actions, suits, or claims (other than routine, non-contested claims for benefits) pending, or, to the Seller’s Knowledge, threatened, against the Plans.

(b) Neither the Seller nor any ERISA Affiliate of Seller have engaged in any transaction in connection with which any of them would be subject either to a civil penalty assessed pursuant to Section 502 of ERISA or a Tax imposed by Section 4975 of the Code which is reasonably likely to result in material Liability to the Seller or any of its ERISA Affiliates.

(c) Except as set forth in Schedule 3.20(c), to the Seller’s Knowledge, none of the assets of any of the Plans is or has been invested in any property constituting employer real property or any employer security within the meaning of Section 407(d) of ERISA.  The foregoing representation is to the Seller’s Knowledge and any ERISA Affiliate of Seller with respect to assets which are or were invested in collective or commingled trust funds established and maintained by entities unrelated to Seller.

(d) Except as set forth on Schedule 3.20(d), to the Seller’s Knowledge, there are no Contracts or arrangements providing for payments that could subject any Person to Liability for Tax under Section 4999 of the Code.

(e) Except as set forth on Schedule 3.20(e), to the Seller’s Knowledge, neither Seller nor any ERISA Affiliate of Seller provides, coverage under any Welfare Plan (including, but not limited to, life insurance, disability, medical, dental, prescription drugs, or accidental death or dismemberment) to any of their former employees, other than any continuation or conversion coverage which any such former employee may have purchased at his or her own expense.

(f) Neither Seller nor any ERISA Affiliate of Seller sponsors, maintains contributes to, or is required to contribute to, a Pension Plan subject to Title IV of ERISA or Section 412 of the Code or a multiemployer plan as defined in Section 3(37) of ERISA.

Section 3.21                       Labor Matters.

(a) Except as set forth on Schedule 3.21(a), no charge or complaint of employment discrimination or other similar charge or complaint has been made against the Seller or any of its Subsidiaries during the last year, or is pending or, to the Knowledge of the Seller, threatened.

(b) Except as set forth in Schedule 3.21(b), neither the Seller nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement.  To the Knowledge of the Seller, no organizational effort is presently being made or threatened by or on behalf of any labor union with respect to employees of the Seller or any of its Subsidiaries.  There is (i) no unfair labor practice charge or complaint pending against the Seller or any of its Subsidiaries or, to the Knowledge of the Seller, threatened against the Seller or any of its Subsidiaries before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against the Seller or any of its Subsidiaries, or to the Knowledge of the Seller, so threatened, and (ii) no strike, labor dispute, slow down or work stoppage pending against the Seller or any of its Subsidiaries or, to the Knowledge of the Seller, threatened against the Seller or any of its Subsidiaries.

(c) Except as disclosed in Schedule 3.21(c), the Seller and its Subsidiaries have complied in all material respects with all applicable Laws relating to labor, labor relations or employment.

Section 3.22                       Employees.

(a) Schedule 3.22(a) sets forth the following:  a complete and accurate list of each employee of the Seller and its Subsidiaries to be offered employment by the Buyer (the “Transferred Employees”), his or her dates of hire, position and title (if any), and current base salary or wage rate, the number of such employee’s accrued paid time off days, whether such employee is absent from active employment and, if so, the date such employee became inactive, the reason for such inactive status, and, if applicable, the anticipated date of return to active employment.

(b) Except as set forth in Schedule 3.22(b), all Transferred Employees of the Seller and its Subsidiaries are “employees at-will.”

Section 3.23                       Affiliate Transactions.  Except as set forth on Schedule 3.23, other than as contemplated by this Agreement or as explicitly discussed in the notes to the Audited Financial Statements, neither the Seller nor any of its Affiliates has any direct or indirect interest (other than an Equity Interest of less than five percent (5%) of a publicly held company) in any competitor, supplier or customer of the Business, or in any Person from whom or to whom the Seller or any of its Subsidiaries has leased any Tangible Personal Property related to the Business.

Section 3.24                       Books and Records.  The Seller and each of its Subsidiaries has maintained its books and records (including books of account, records, files, invoices, correspondence and memoranda, customer and supplier lists, data, specifications, insurance policies, operating history information and inventory records) in the Ordinary Course of Business.

Section 3.25                       Brokers.  No broker, finder or agent is entitled to any brokerage fees, finder’s fees or commissions in connection with the transactions contemplated by this Agreement or the Other Agreements based upon arrangements made by or on behalf of the Seller.

Section 3.26                       Territorial Restrictions. Except as set forth on Schedule 3.26, none of the Assigned Contracts nor any other Contracts of the Seller pursuant to which the Purchased Assets or the Business are subject or bound restricts the Business from being carried on anywhere in the world or restricts the Business from being expanded in any way, except for such restrictions that would not apply to the Business or Buyer following the Closing.

Section 3.27                       Investment Undertaking. The Seller represents, warrants and covenants to the Buyer on behalf of itself and its Subsidiaries that:

(a) the Seller is acquiring the Restricted Securities to be issued and delivered pursuant to this Agreement for the Seller's own account and not with a view to any resale, distribution or other disposition of the Restricted Securities in violation of the Securities Act or any other Applicable Securities Laws;

(b) the Seller understands that the Restricted Securities to be issued and delivered to the Seller pursuant to this Agreement are being sold by the Buyer to the Seller in reliance on Section 4(a)(2) under the Securities Act and the Buyer is relying in part upon the truth and accuracy of, and the Seller’s compliance with, the representations, warranties, covenants, acknowledgements and understandings of the Seller set forth in this Agreement in order to determine the availability of such exemptions and the eligibility of the Seller to acquire the Restricted Securities;

(c) the Seller has not relied, is not relying and will not rely on the Buyer with respect to financial, Tax and other economic considerations of an investment in the Restricted Securities to be issued and delivered pursuant to this Agreement, and the Seller has relied on the advice of, or has consulted with, only the Seller’s own advisors;

(d) the Seller is familiar with the provisions of Rule 144 of the U.S. Securities Act (“Rule 144”) and the limitations upon the availability and applicability of thereof.

(e) the Seller acknowledges that the Seller has not purchased the Restricted Securities as a result of any general solicitation or general advertising (as those terms are used in Regulation D under the Securities Act), including advertisements, articles, notices or other communications published in any newspaper, magazine or similar media or broadcast over the radio or television, or any seminar or meeting whose attendees have been invited by general solicitation or general advertising;

(f) the Seller agrees that if the Seller decides to offer, sell or otherwise transfer any of the Restricted Securities, the Seller will not offer, sell or otherwise transfer any of the Restricted Securities, directly or indirectly, unless:

(i) the sale is made inside the United States pursuant to Rule 144, if available; or

(ii) the sale is made outside the United States in accordance with Applicable Securities Laws of the provinces and territories of Canada and pursuant to Rule 144, if applicable; or

(iii) the Restricted Securities are sold in a transaction that does not require registration under the Securities Act or qualification under any applicable United States state or Canadian provincial or territorial Laws and regulations governing the offer and sale of the Restricted Securities, and the Seller has furnished to the Buyer an opinion of counsel of recognized standing reasonably satisfactory to the Buyer to such effect; or

(iv) the Restricted Securities are sold as registered shares on the prospectus which forms part of a registration statement pursuant to the Securities Act that the SEC has declared, and which remains, effective pursuant to the Securities Act.

(g) The Seller has been independently advised as to or is aware of the nature, scope and duration of the restrictions with respect to trading in the Restricted Securities imposed by Applicable Securities Laws and the TSX, including, but not limited to, Rule 144, and confirms that no representation has been made by the Buyer respecting such restrictions with respect to trading in the Restricted Securities.

(h) The Seller acknowledges that the Restricted Securities are not qualified for distribution to the public in Canada. The Seller certifies that (a) the Seller is not a Canadian resident nor acting for the account or benefit of a Canadian resident; (b) the Restricted Securities were not offered to the Seller in Canada; (c) the Seller was, at the time of agreeing to purchase the Restricted Securities, and is, outside Canada; and (d) for a period ending 12 months and one day after the date of issuance of the Restricted Securities, the Seller will not re-sell the Restricted Securities to any Canadian residents or in Canada unless permitted under Applicable Securities Laws of the provinces and territories of Canada, and thereafter, any resale by the Seller to a Canadian resident or in Canada will be made in accordance with Applicable Securities Laws of the provinces and territories of Canada.

(i) The Seller understands that no United States federal or state agency or Canadian provincial or territorial or any other governmental agency has passed upon or made any recommendation or endorsement of the Restricted Securities.

(j) The Seller understands that for at least 12 months and one day from the Closing Date, the certificates representing the Restricted Securities may bear the legend set forth in Section 3.27(m) hereof and until such legend has been removed in accordance with the procedures set forth in Section 3.27(n): (a) the Restricted Securities cannot be traded through the facilities of the TSX (on the TSX, the certificate representing the Restricted Securities is not freely transferable and consequently is not “good delivery” in settlement of transactions); and (b) the TSX may deem the Seller to be responsible for any loss incurred on a sale made by the Seller of the Restricted Securities.

(k) The Seller is an accredited investor (as such term is defined in Rule 501(a) of Regulation D under the Securities Act) and has such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of an investment in the Restricted Securities and is able to bear the economic risks of such investment.

(l) The Seller has had a reasonable opportunity to ask questions of and receive answers from a Person or Persons acting on behalf of Buyer concerning the Restricted Securities and the business of the Buyer and all such questions and requests for information and other materials have been answered and provided to the satisfaction of the Seller.

(m) The certificates representing the Restricted Securities shall contain upon its face or upon the reverse side thereof a legend to the following effect:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") OR QUALIFIED FOR DISTRIBUTION TO THE PUBLIC IN CANADA UNDER THE SECURITIES LAWS OF THE PROVINCES OR TERRITORIES OF CANADA. THE HOLDER THEREOF, BY PURCHASING SUCH SECURITIES, AGREES FOR THE BENEFIT OF THE CORPORATION THAT SUCH SECURITIES MAY BE OFFERED, SOLD OR OTHERWISE TRANSFERRED ONLY: (A) INSIDE THE UNITED STATES PURSUANT TO THE EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER, IF APPLICABLE, OR PURSUANT TO ANOTHER EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT AND (B) IF OUTSIDE THE UNITED STATES, IN ACCORDANCE WITH THE REQUIREMENTS OF APPLICABLE SECURITIES LAWS OF THE PROVINCES AND TERRITORIES OF CANADA AND (C) PURSUANT TO THE EXEMPTIONS FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER, IF APPLICABLE. UNLESS PERMITTED UNDER APPLICABLE SECURITIES LEGISLATION, THE HOLDER OF THE SECURITIES SHALL NOT TRADE THE SECURITIES BEFORE THE DAY THAT IS TWELVE MONTHS AND ONE DAY AFTER THE ISSUANCE OF THE SECURITIES. THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE LISTED ON THE TORONTO STOCK EXCHANGE, HOWEVER, THE SAID SECURITIES CANNOT BE TRADED THROUGH THE FACILITIES OF THE TORONTO STOCK EXCHANGE SINCE THEY ARE NOT FREELY TRANSFERABLE AND CONSEQUENTLY DELIVERY OF THIS CERTIFICATE MAY NOT CONSTITUTE “GOOD DELIVERY” IN SETTLEMENT OF TRANSACTIONS ON THE TORONTO STOCK EXCHANGE. A NEW CERTIFICATE, BEARING NO LEGEND, (DELIVERY OF WHICH WILL CONSTITUTE “GOOD DELIVERY” ON THE TORONTO STOCK EXCHANGE) MAY BE OBTAINED FROM EQUITY FINANCIAL TRUST COMPANY UPON DELIVERY OF THIS CERTIFICATE AND AN OPINION, ADDRESSED TO EQUITY FINANCIAL TRUST COMPANY AND THE CORPORATION, OF COUNSEL OF RECOGNIZED STANDING REASONABLY SATISFACTORY TO THE CORPORATION TO THE EFFECT THAT THE SALE OF THE SECURITIES REPRESENTED HEREBY IS BEING MADE IN COMPLIANCE WITH RULE 144 UNDER THE SECURITIES ACT.”

(n) The legend set forth in Section 3.27(m) hereof will be removed by delivery of substitute certificate(s) without such legend (a) with respect to securities that have been registered pursuant to the Securities Act or (b) with respect to Restricted Securities that have been sold in reliance on and in accordance with Rule 144 if the holder has delivered to the Buyer and the transfer agent an opinion of counsel of recognized standing reasonably satisfactory to the Buyer, to the effect that such legend is no longer required under Applicable Securities Laws. In the event of a sale or other disposition by the Seller pursuant to Rule 144 of Restricted Securities received by the Seller under this Agreement, the Seller will also supply the Buyer with evidence of compliance with Applicable Securities Laws (including Rule 144), in the form of a letter acceptable in form and substance to the Buyer. The Buyer may instruct its transfer agent to withhold the transfer of any Restricted Securities disposed of by the Seller pursuant to Rule 144, but upon receipt of evidence of compliance with Rule 144 in accordance with the foregoing, shall instruct the transfer agent to effectuate such transfer.

(o) The Seller is not an “affiliate” (as defined in Rule 144 under the Securities Act) of the Buyer and is not acting on behalf of an affiliate of the Buyer;

(p) The Seller understands and acknowledges that the Buyer is not obligated to file and has no present intention of filing with the SEC or Canadian securities regulator or with any securities administrator any registration statement or prospectus in respect of resale of the Restricted Securities in the United States, Canada or elsewhere.

(q) The Seller understands and acknowledges that the Buyer (x) is not obligated to remain a “foreign issuer,” within the meaning of Regulation S under the Securities Act, (y) may not, at the time any Restricted Securities are resold by it or at any other time, be a foreign issuer, and (z) may engage in one or more transactions which could cause the Buyer not to be a foreign issuer.

Section 3.28                       No Additional Representations or Warranties(a) . Except as expressly provided in this Article III or any of the Other Agreements, neither Seller nor any of its Affiliates, nor any of their respective directors, officers, employees, stockholders, partners, members or Representatives has made, or is making, any representation or warranty whatsoever to Buyer or its Affiliates with respect to Seller, its securities or the transactions contemplated by this Agreement or any of the Other Agreements.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer hereby represents and warrants to the Seller with respect to the matters specified in this Article IV, as follows:

Section 4.1                       Organization and Qualification.  The Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the Province of Ontario.

Section 4.2                       Authorization; Enforceability. The Buyer has the requisite corporate power and authority to execute and deliver this Agreement and the Other Agreements to which it is a party, to perform its obligations under this Agreement and the Other Agreements to which it is a party, and to consummate the transactions contemplated by this Agreement and the Other Agreements to which it is a party, including without limitation to issue the Initial Perk Shares, the Earn-Out Shares and the Warrants.  This Agreement has been duly and validly executed and delivered by the Buyer and the Other Agreements to which the Buyer is a party have been or will be at the Closing, duly executed, and, this Agreement and the Other Agreements, assuming the due authorization, execution and delivery in each case by the other parties hereto and thereto, will constitute, upon such execution and delivery in each case thereof, legal, valid and binding obligations of the Buyer, enforceable in accordance with their respective terms and conditions, except as such enforceability may be limited by the General Enforceability Exceptions.

Section 4.3                       Capitalization. Schedule 4.3 accurately sets forth, as of the date hereof, all of the authorized and outstanding shares of capital stock of the Buyer.  All of the issued and outstanding shares of the Buyer have been duly authorized, are validly issued, fully paid and non-assessable.  As of the date of this Agreement, except for this Agreement and the Other Agreements and as may be set forth on Schedule 4.3, there are no outstanding equity securities, options, warrants, rights, Contracts, pledges, calls, puts, rights to subscribe, conversion rights or other agreements or commitments to which the Buyer is a party or which is binding upon the Buyer providing for the issuance, disposition or acquisition of any of its equity, capital or profits or any rights or interests exercisable therefor. As of the date of this Agreement, there are no outstanding or authorized equity appreciation, phantom equity or similar rights with respect to the Buyer.

Section 4.4                       No Consents.  Except as set forth on Schedule 4.4, no Consent of, permit or exemption from, or declaration, filing or registration with, any Governmental Authority is required to be made or obtained by the Buyer in connection with the execution, delivery and performance of this Agreement by the Buyer, which, if not made or obtained, would reasonably be expected to prohibit or materially impair the Buyer’s ability to consummate the transactions contemplated hereby or by the Other Agreements.

Section 4.5                       Litigation. There are no Legal Proceedings pending or, to the Buyer’s Knowledge, threatened, against the Buyer, nor is the Buyer subject to any judgment, order or decree of any court, judicial authority or Governmental Authority (a) that would seek to prevent, delay or burden any of the transactions contemplated by this Agreement; or (b) the outcome of which, in the reasonable judgment of the Buyer is likely to have a Buyer Material Adverse Effect or materially impair the ability of the Buyer to close the transactions contemplated by this Agreement.

Section 4.6                       Organizational Documents. The Buyer has made available to the Seller copies of the Buyer’s Organizational Documents, and all such copies are complete and correct as of the date hereof.

Section 4.7                       No Violation. Neither the execution and delivery of this Agreement or the Other Agreements to which the Buyer is a party, nor the performance by the Buyer and its Subsidiaries of their obligations hereunder or thereunder, or the consummation of the transactions contemplated hereby or thereby, including without limitation the issuance of the Initial Perk Shares, the Earn-Out Shares and the Warrants, will (a) violate, conflict with or constitute a default under the Organizational Documents of the Buyer or its Subsidiaries, (b) materially violate, materially conflict with or result in a material breach of, constitute a material default under, give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any Contract to which the Buyer or its Subsidiaries is a party, or (c) violate in any material respect any Laws applicable to the Buyer or its Subsidiaries or by which any of its their assets and properties are bound, except, in the case of clauses (b) and (c), as would not be reasonably likely to have a Buyer Material Adverse Effect or materially impair Buyer’s ability to consummate the transactions contemplated by this Agreement and the Other Agreements.

Section 4.8                       Brokers.  No broker, finder or agent is entitled to any brokerage fees, finder’s fees or commissions in connection with the transactions contemplated by this Agreement or the Other Agreements based upon arrangements made by or on behalf of the Buyer.

Section 4.9                       Disclosure Record. As of the date hereof, the Buyer has made all filings required to be made under Applicable Securities Laws and the rules and policies of the TSX. As of the date hereof, the Buyer is in compliance in all material respects with its continuous disclosure obligations under Applicable Securities Laws and the rules and policies of the TSX, there are no filings that have been made on a confidential basis and all such filings comply in all material respects with the requirements of Applicable Securities Laws. None of the public disclosure documents filed by the Buyer under Applicable Securities Laws contained, as of its respective date, any untrue statement of a material fact, or omitted to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading.

Section 4.10                       No Additional Representations or Warranties. Except as expressly provided in this Article IV or any of the Other Agreements, neither Buyer nor any of its Affiliates, nor any of their respective directors, officers, employees, stockholders, partners, members or Representatives has made, or is making, any representation or warranty whatsoever to Seller or its Affiliates with respect to Buyer, its securities or the transactions contemplated by this Agreement or any of the Other Agreements.

ARTICLE V
COVENANTS OF THE SELLER

Section 5.1                       Conduct of Business. Except for (i) reductions in marketing efforts, the value of reward points and the number of employees (provided, however, that Seller may not terminate any Transferred Employees except for those Transferred Employees that are terminated by the Seller for cause or who leave voluntarily), (ii) as expressly and specifically contemplated by this Agreement, (iii) as set forth on Schedule 5.1, (iv) the Sillerman Liens, or (v) as otherwise consented to in writing by the Buyer (which written consent may not be unreasonably withheld, conditioned or delayed), from the date hereof through the Closing, the Seller shall use Reasonable Efforts to, and shall cause its Subsidiaries to use Reasonable Efforts to, conduct the Business in all material respects in the Ordinary Course of Business, in substantially the same manner as heretofore conducted and use its Reasonable Efforts to preserve intact the Purchased Assets and the Business and Seller’s and its Subsidiaries’ relationship with its customers, suppliers, creditors and employees. Without limiting the foregoing, during the period from the date hereof through the Closing, Seller shall, and shall cause its Subsidiaries to, with respect to the Purchased Assets, the Assumed Liabilities or the Business:

(a) preserve and maintain all Licenses and Permits required for the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets;

(b) pay the debts, Taxes and other obligations of the Business when due;

(c) continue to collect Accounts Receivable in a manner consistent with past practice, without accelerating or discounting such Accounts Receivable;

(d) maintain the properties and assets included in the Purchased Assets in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(e) continue in full force and effect without modification all Insurance Policies, except as required by applicable Law;

(f) defend and protect the properties and assets included in the Purchased Assets from infringement or usurpation;

(g) perform all of its obligations under all Assigned Contracts;

(h) maintain the books and records of the Business in accordance with past practice;

(i) comply in all material respects with all Laws applicable to the conduct of the Business or the ownership and use of the Purchased Assets; and

(j) not take and use Reasonable Efforts not to permit any action that would cause any of the changes, events or conditions described in Section 3.8 to occur.

Section 5.2                       Access. The Seller shall provide the Buyer and its authorized Representatives with access at reasonable times and upon reasonable notice to the offices, properties, personnel, books and records of the Seller and its Subsidiaries in order for the Buyer to make such investigation as it shall reasonably request.  Nothing contained in this Agreement shall be deemed to give the Buyer, directly or indirectly, the right to control or direct the Business or any operations of the Seller prior to the Closing.  Prior to the Closing, the Seller shall exercise, consistent with the terms and conditions of this Agreement and the Other Agreements, complete control over its Business and operations except as otherwise provided by this Agreement and the Other Agreements.

Section 5.3                       Schedules Updates; Notice.  Seller may (but will not be required to), from time to time prior to the date that is ten (10) Business Days prior to the Closing Date, by written notice given to the Buyers in accordance with this Agreement supplement or amend the Schedules to Article III of this Agreement to the extent that the Seller becomes aware of any matter heretofore existing or hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Schedules or that is otherwise necessary to correct any information in such Schedules that has been rendered inaccurate thereby (collectively, the “Schedules Updates”).  No Schedule Updates shall affect any other term or condition contained in this Agreement (including, for the avoidance of doubt, any right of the Buyers to seek indemnification with respect to such matters under Article IX hereof); provided, however, that if (i) Seller acknowledges in writing in the communication transmitting the Schedules Update that the Buyer may elect to terminate this Agreement because a fact or circumstance as disclosed in any such Schedules Update would result in the conditions set forth in Section 7.1 or Section 7.2 not being satisfied and (ii) the Buyer elects to proceed with the Closing rather than electing to terminate this Agreement, then the Buyer shall be deemed to have irrevocably waived any right to post-Closing indemnification under Article X with respect to the post-signing matters disclosed in any Schedule Updates; provided that no Schedules Updates shall cure a breach of a representation or warranty by Seller with respect to matters occurring, or applicable to, any period on or prior to the date hereof or that should have otherwise been set forth in the Schedules to Article III on the date hereof.  Each of the Buyer and the Seller shall promptly notify each other in writing of any fact, change, condition, circumstance or occurrence or nonoccurrence of any event of which it is aware that will or is reasonably likely to result in any of the conditions set forth in Article VII becoming incapable of being satisfied by such Party.

Section 5.4                       Further Assurances.  The Seller shall use Reasonable Efforts to take, or cause to be taken, all reasonable actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable in compliance with applicable Laws to consummate and make effective, as soon as reasonably practicable, the transactions contemplated hereby and by the Other Agreements.  Without limiting the generality of the foregoing, prior to the Closing, the Seller shall use Reasonable Efforts to give all material notices, make all required filings with, or applications to, Governmental Authorities and use Reasonable Efforts to obtain all Third Party Consents and Governmental Consents necessary for the Parties to consummate the transactions contemplated hereby and by the Other Agreements.  In addition, the Seller agrees to use Reasonable Efforts to cause the conditions set forth in Section 7.1 and Section 7.2 to be satisfied and to consummate the transactions contemplated hereby and by the Other Agreements.  Notwithstanding the foregoing, or any other provision of this Agreement, except as specifically provided in this Agreement, the Seller shall not be required to expend money, incur any Liabilities, commence or become involved with any litigation or offer or grant any accommodation (financial or otherwise) to any other Person in order to obtain the satisfaction or waiver of any of the conditions set forth in Article VII or to allow the Parties to proceed to the Closing or to otherwise fulfill its obligations under this Section 5.4.

Section 5.5                       Reasonable Access; Confidentiality.

(a) From the date hereof until the Closing Date or the earlier termination of this Agreement and subject to applicable Law, the Seller shall give the Buyer and its Representatives, upon reasonable notice to the Seller, reasonable access, during normal business hours, to the assets, properties, books, records and agreements of the Seller that are related to the Business and shall permit the Buyer to make such inspections as it may reasonably request and to furnish the Buyer during such period with such information related to the Business as the Buyer may from time to time reasonably request.  Notwithstanding the foregoing or any other provision of this Agreement, (i) the Buyer shall not have any contact with any Representatives, customers or suppliers of the Seller, except to the extent that the Seller provides written consent to such contact (which written consent shall not be unreasonably withheld, delayed or conditioned), and (ii) all inspections and other actions taken by the Buyer shall be taken in a manner that does not unreasonably interfere with the operation of the Business and that strictly maintains the confidentiality of the Business and the transactions contemplated hereby.

(b) Any information provided to or obtained by the Buyer pursuant to subsection (a) above will be subject to the Confidentiality Agreement dated May 31, 2015 between the Seller and the Buyer (the “Confidentiality Agreement”), and must be held by the Buyer in accordance with and be subject to the terms of the Confidentiality Agreement.  The Buyer agrees to be bound by and comply with the provisions set forth in the Confidentiality Agreement as if such provisions were set forth herein, and such provisions are hereby incorporated herein by reference.  Upon the Closing, the Confidentiality Agreement shall terminate with respect to the Confidential Information that constitutes part of the Purchased Assets, and the rights and obligations of the Parties with respect thereto shall be governed by the provisions of Section 9.5 of this Agreement.

Section 5.6                       Seller Press Releases and Public Disclosure. Prior to the Closing, the Seller shall not, without the prior written consent of the Buyer (which will not be unreasonably withheld, delayed or conditioned), or except as required by Law, issue any press release or otherwise make any public statement or other public disclosure regarding this Agreement, the Other Agreements or any of the transactions contemplated hereby or thereby.  If the Seller is required by Law to issue such press release or otherwise make such public statement or disclosure, then the Parties will consult, to the extent reasonably practicable, with each other regarding the content thereof and cooperate in good faith in the making of such press release, public statement or other public disclosure.

Section 5.7                       Business Acquisition Report.  The Seller hereby covenants and agrees to use its Reasonable Efforts to provide to the Buyer as soon as reasonably practicable after the date hereof, (i) information and documents related to the Business reasonably required by the Buyer or its Affiliates to prepare and file a business acquisition report (as required by Canadian securities Laws) and the BAR Financial Statements and (ii) its full cooperation and assistance as may be required by Buyer in connection therewith.

Section 5.8                       TSX Requirements. Seller hereby covenants and agrees to provide to the Buyer, as soon as reasonably practicable after the date hereof (but in any event, within three (3) Business Days) all information as may be required by the TSX (including a personal information form for a Representative of the Seller and/or Sillerman) in connection with the consummation of the transactions contemplated hereby and by the Other Agreements.

Section 5.9                       Standstill.  Unless approved in advance in writing by the Board of Directors of the Buyer, during the period from the date of this Agreement through October 19, 2017 or the earlier termination of this Agreement pursuant to Article XI hereof, the Seller shall not take or permit any other Person on its behalf to take any action directly or indirectly to:

(a) make any statement or proposal to the Board of Directors of the Buyer, and of the Buyer’s Representatives or any of the Buyer’s shareholders regarding, or make any public announcement, proposal or offer (including any “solicitation” of “proxies” as such terms are defined or used in Regulation 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the OBCA with respect to, or otherwise solicit, seek or offer to  effect (including, for the avoidance of doubt, indirectly by means of communication with the press or media): (i) any business combination, merger, tender offer, takeover bid, exchange offer or similar transaction, involving the Buyer or any of its Subsidiaries, (ii) any restructuring, recapitalization, liquidation or similar transaction involving the Buyer or any of its Subsidiaries, (iii) any acquisition of any of the Buyer’s loans, debt securities, equity securities or assets, or rights or options to acquire interests in any of the Buyer’s loans, debt securities, equity securities or assets (other than as specifically contemplated by this Agreement and the Other Agreements), (iv) any proposal to seek representation on the Board of Directors of the Buyer or otherwise seek to control or influence the management, Board of Directors or policies of the Buyer (other than as specifically contemplated by this Agreement and the Other Agreements), (v) any request or proposal to waive, terminate or amend the provisions of this Section 5.9 or (vi) any proposal, arrangement or other statement that is inconsistent with this Section 5.9;

(b) instigate, encourage or assist any third party (including forming a “group” with any such third party) to do, or enter into any discussion or agreement with any third party with respect to, any of the actions set forth in paragraph (a) above;

(c) take any action which would reasonably be expected to require the Buyer or any of its affiliates to make a public announcement regarding any of the actions set forth in paragraph (a); or

(d) acquire (or propose to acquire), of record or beneficially, by purchase or otherwise, any loans, debt securities, equity securities or assets of the Buyer or any of its subsidiaries, or rights or options to acquire interests in any of the Buyer’s loans, debt securities, equity securities or assets, other than as contemplated hereby; provided, however, that (i) the Seller may own up to 5% of each class of the Buyer’s outstanding loans, debt securities and/or equity securities and (ii) the Seller may own an amount in excess of such percentage solely to the extent resulting exclusively from actions taken by the Buyer.

Section 5.10                       No Solicitation of Transactions.

(a) Except as permitted by Section 5.10(c) and Section 5.10(e), the Seller agrees that after the date hereof until the earlier of the Closing or the termination of this Agreement pursuant to Article XI, it shall not, and it shall cause its Affiliates and Representatives not to, directly or indirectly:

(i) enter into, engage, continue or participate in any negotiations or discussions in respect of or to facilitate any Acquisition Proposal, or furnish any information or data to or access to the books, records, assets or personnel relating to the Business or the Purchased Assets in respect of or to facilitate any Acquisition Proposal,

(ii) withhold, withdraw, amend, qualify or modify (or publicly propose to do so) in any manner adverse to the Buyer, the Seller Board Recommendation,

(iii) accept, approve, endorse or recommend, or propose publicly to accept, approve, endorse or recommend, or propose, any Acquisition Proposal(it being understood that publicly taking no position or a neutral position shall be considered to be a violation of this Section 5.10(a);

(iv) accept, approve, endorse, or recommend (or publicly propose to do any of the aforementioned) any agreement, understanding or arrangement in respect of, in connection with or related to any Acquisition Proposal;

(v) accept or enter into (or publicly propose to accept or enter into), any Contract (including any letter of intent or agreement in principle) in respect of or in any way related to any Acquisition Proposal, including any such Contract (a) requiring the Seller to abandon, terminate or fail to consummate this Agreement and the Other Agreements and the transactions contemplated hereby and thereby, (b) that provides for the payment of any break, termination or other fees or expenses (no matter how characterized) or (c) that confers any other rights or options to acquire all or any part of the Business or the Purchased Assets upon any Person; or

(vi) solicit, assist, initiate, facilitate, encourage, or respond to any proposals or inquiries from, or enter into any agreements with, any Person (other than the Buyer and its Affiliates and Representatives) (or authorize or consent to any of the foregoing actions, whether publicly or otherwise) relating to or that may reasonably lead to any Acquisition Proposal. Without limiting the generality of the foregoing, the Seller shall, and shall cause its Affiliates and Representatives to immediately cease and cause to be terminated any existing activities, including discussions or negotiations with any Person (other than Buyer or its Affiliates or Representatives) with respect to any actual or potential proposal or matter than constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, and in connection therewith, the Seller shall, and shall cause its Affiliates and Representatives to discontinue access to any data room and not establish or allow access to any other data rooms (virtual or otherwise).

(b) The Seller shall, and shall cause its Affiliates and Representatives, to enforce and not to release (or waive or otherwise forebear in the enforcement of) any Person (other than Buyer or its Affiliates or Representatives) from any existing or subsequent covenants or agreements pertaining to confidentiality, non-disclosure, non-disturbance, non-solicitation, standstill, limitations on use of information and similar covenants or agreements contained in any Contract. The Seller represents and warrants that neither it nor any of its Affiliates has terminated, amended, waived or modified any confidentiality, non-disclosure, non-disturbance, non-solicitation, standstill, limitations on use of information and similar covenants or agreements for any Person other than Buyer and its Affiliates and Representatives.  The Seller shall, and shall cause its Affiliates and Representatives, to promptly (and in any event within 24 hours of the entry into this Agreement) request the return or destruction of all information provided to a Person (other than the Buyer or its Affiliates or Representatives) that, at any time prior to the date hereof, has entered into a confidentiality or non-disclosure agreement with the Seller or its Affiliates relating to any Acquisition Proposal and shall exercise all rights to require, ensure and confirm that such requests are honored in accordance with the terms of such agreement.

(c) Notwithstanding the limitation set forth in Section 5.10(a), if at any time following the date of this Agreement and prior to (but not after) the receipt of Stockholder Approval the Seller Board receives any bona fide, written Acquisition Proposal relating to an acquisition of not less than all of the Purchased Assets by such Person that was not solicited in breach of this Agreement from a party who is not subject to any existing confidentiality, non-disclosure, non-disturbance, standstill, limitations on use of information or similar covenant or agreement (an “Unsolicited Written Acquisition Proposal”) and the Seller Board (after consultation with its financial advisors and outside legal counsel, as reflected in the minutes of a meeting of the Seller Board) determines in good faith that the Unsolicited Written Acquisition Proposal is or is reasonably likely to result in a Superior Proposal, then the Seller may prior to (but not after) the receipt of  Stockholder Approval: (i) furnish non-public information relating to the Seller or any of its Subsidiaries to the Person making such Unsolicited Written Acquisition Proposal; and/or (ii) engage or participate in discussions and negotiations with respect to such Unsolicited Written Acquisition Proposal with the Person making such Unsolicited Written Acquisition Proposal, provided that the Seller shall not, directly or indirectly, through any Person, and shall cause its Affiliates and Representatives, not to, directly or indirectly, through any Person, disclose any non-public information with respect to the Seller or its Subsidiaries to such Person without first entering into a confidentiality agreement having confidentiality, standstill and other terms no less favorable to the Seller and its Subsidiaries than the terms of the Confidentiality Agreement, the Term Sheet and this Agreement, provided that such confidentiality agreement may not include provisions calling for an exclusive right to negotiate with the Seller or its Subsidiaries and may not restrict the Seller or its Subsidiaries from complying with this Agreement and provided further that prior to engaging in any discussions or negotiating or furnishing information, that Buyer has previously been provided with prompt written notice of the identity of such Person and of the material terms and conditions of such Unsolicited Written Acquisition Proposal and of the Seller’s intention to engage in or participate in discussions or negotiations with, or furnish information to such Person and with a copy of such confidentiality agreement and a list and copies of all information provided to such Person not previously provided to Buyer and is regularly provided with a reasonably detailed update on the status of the discussions with such Person. Without limiting the foregoing, the Seller shall ensure that its Affiliates and Representatives are aware of the provisions of this Section 5.10  and it shall be responsible for any violation or breach of this Section 5.10 by its Representatives or Affiliates.

(d) In addition to the obligations of the Seller set forth in Section 5.10(c), the Seller shall promptly, and in all cases within twenty-four (24) hours after its receipt, advise Buyer orally and in writing of any Acquisition Proposal or Acquisition Transaction or any inquiry with respect to, or that could reasonably be expected to lead to an Acquisition Proposal, including the material terms and conditions of such Acquisition Proposal (and any amendments, modifications or changes thereto) or any request for non-public information relating to the Seller or any of its Subsidiaries in connection with such Acquisition Proposal, or for access to the properties, books or records of the Seller or any of its Subsidiaries by any Person, and the identity of the Person or group making such Acquisition Proposal. The Seller shall keep the Buyer reasonably informed on a current basis (and in any event no later than 24 hours) of any material developments (and status thereof) with respect to any such Acquisition Proposal and promptly provide Buyer with copies of all such Acquisition Proposals (and amendments, modifications or changes thereof) and related agreements, draft agreements and modifications thereof. The Seller shall not, and shall cause each of its Affiliates and Representatives not to, enter into any Contract with any Person subsequent to the date of this Agreement, and neither the Seller nor any of the Subsidiaries of the Seller is a party to, any Contract that prohibits the Seller from providing the information described in Section 5.10(c) and this Section 5.10(d) to Buyer.

(e) The Seller shall not, and shall cause its Affiliates and Representatives not to, accept, approve, recommend (or change, withhold, withdraw or modify) the Seller Board Recommendation (a “Change in Recommendation”) or enter into a Contract in respect of a Superior Proposal unless the Shareholder Approval has not yet been received and until all of the following conditions have been met:

(i) an Unsolicited Written Acquisition Proposal has been made and the Seller Board (after consultation with its outside legal and financial advisors, as reflected in the minutes of a meeting of the Seller Board) has determined in good faith that such Unsolicited Written Acquisition Proposal constitutes a Superior Proposal;

(ii) the Seller has complied with all of its obligations under this Section 5.10, and has provided Buyer with written notice that the Seller Board intends to terminate this Agreement pursuant to Section 11.1(j) and specifying the reasons and basis therefor and providing a copy of all documentation constituting and relating to the Superior Proposal, including any financing documentation (together with a written notice from the Seller Board regarding the value and financial terms that the Seller Board has in consultation with its financial advisors determined should be ascribed to any non-cash consideration offered under the said Superior Proposal);

(iii) a period (the “Response Period”) of five Business Days shall have elapsed from the later of the date on which Buyer received the documentation referred to in Section 5.10(e) and the date Buyer received written notice from the Seller Board stating that the Seller Board determined, subject only to compliance with this Section 5.10, to enter into a binding agreement to proceed with the Superior Proposal, and, if Buyer or its Affiliate or Representatives has proposed to amend the Agreement in accordance with Section 5.10(f)), the Seller (after consultation with its outside legal and financial advisors, as reflected in the minutes of a meeting of the Board of Directors) shall have determined in good faith that the Unsolicited Written Acquisition Proposal is a Superior Proposal compared to the amendment to the terms of this Agreement proposed by Buyer or its Affiliate or Representatives;

(iv) following the expiry of the Response Period, the Seller concurrently terminates this Agreement pursuant to Section 11.1(j); and

(v) the Seller has previously paid in full, or concurrently pays in full (A) to Buyer (or as Buyer  may direct by notice in writing)  the Termination Fee and (B) any and all amounts owing and/or outstanding under the Credit Facility (including the payment in full of all amounts, fees and expenses payable thereunder).

(f) During each Response Period, the Seller shall, at Buyer's request,  cooperate with Buyer, including by negotiating in good faith with Buyer and its Representatives so to enable Buyer to make such changes to the terms and conditions of this Agreement as would result in the Superior Proposal referred to in Section 5.10(g) no longer constituting a Superior Proposal. The Seller Board will review any such proposal by Buyer and its Affiliate and Representatives to amend the terms of this Agreement, including any increase in, or modification of, the consideration to be received by the Seller or its stockholders, to determine, in the good faith, whether the Unsolicited Written Acquisition Proposal to which Buyer or its Affiliate or Representatives is responding would be a Superior Proposal when assessed against this Agreement, as it is proposed by Buyer or its Affiliate or Representatives to be amended. If the Seller Board does not so determine, the Seller Board will promptly, and, if requested by Buyer to do so, publicly, reaffirm the Seller Board Recommendation.

(g) Each successive amendment to any Unsolicited Written Acquisition Proposal that results in an increase in, or modification of, the consideration (or value of such consideration) to be received by the Seller or its stockholders or other modifications to the terms of an Unsolicited Written Acquisition Proposal shall constitute a new Unsolicited Written Acquisition Proposal for the purposes of this Section 5.10 and, in respect of each such Unsolicited Written Acquisition Proposal, Buyer shall be afforded a new Response Period (except that, in the case of any amendments to an Unsolicited Written Acquisition Proposal, the Response Period shall be three Business Days).

Section 5.11                       SEC Information Statement.  Seller shall prepare and file with the SEC, as promptly as practicable after the date of this Agreement, and in any event on or before December 23, 2015, an information statement on Schedule 14C in preliminary form relating to the transactions contemplated by this Agreement and the Other Agreements (such information statement, including any amendment or supplement thereto, the “Information Statement”) containing the Seller Board Recommendation. The Seller shall use Reasonable Efforts to diligently address any comments of the SEC staff with respect to the Information Statement and promptly deliver the definitive information statement to its stockholders within three (3) Business Days of the SEC staff confirming that it will not review or that it has no further comments on the Information Statement. The Seller agrees, as to itself and its Subsidiaries, that (i) the Information Statement will comply in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder and (ii) none of the information supplied by it or any of its Subsidiaries or Affiliates for inclusion or incorporation by reference in the Information Statement will, at the date of mailing to stockholders of the Seller, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Buyer and its counsel shall have a reasonable opportunity to review and comments on the Information Statement and Seller shall consider in good faith the inclusion of Buyer’s comments.  All costs and expenses relating to the Information Statement, including any and all costs of producing financial statements of the Seller or the Business or obtaining auditor Consents in connection therewith, shall be borne by the Seller.

ARTICLE VI
COVENANTS OF THE BUYER

Section 6.1                       Conduct of Business.  Except as contemplated by this Agreement, as set forth on Schedule 6.1 or as otherwise consented to in writing by the Seller (which written consent may not be unreasonably withheld, conditioned or delayed), from the date hereof through the Closing, the Buyer shall use Reasonable Efforts to conduct its business in all material respects in the Ordinary Course of Business. Nothing contained in this Agreement shall be deemed to give the Seller, directly or indirectly, the right to control or direct the any aspect of any operations of the Buyer at any time.  The Buyer shall exercise complete control over its business and operations.

Section 6.2                       Further Assurances.  The Buyer shall use Reasonable Efforts to take, or cause to be taken, all reasonable actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable in compliance with applicable Laws to consummate and make effective, as soon as reasonably practicable, the transactions contemplated hereby and by the Other Agreements.  Without limiting the generality of the foregoing, prior to the Closing, the Buyer shall use Reasonable Efforts to give all material notices, make all required filings with, or applications to, Governmental Authorities and use Reasonable Efforts to obtain all Third Party Consents and Governmental Consents necessary for the Parties to consummate the transactions contemplated hereby and by the Other Agreements.  In addition, the Buyer agrees to use Reasonable Efforts to cause the conditions set forth in Section 7.1 and Section 7.3 to be satisfied and to consummate the transactions contemplated hereby and by the Other Agreements.  Notwithstanding the foregoing, or any other provision of this Agreement, except as specifically provided in this Agreement, the Buyer shall not be required to expend money, incur any Liabilities, commence or become involved with any litigation or offer or grant any accommodation (financial or otherwise) to any other Person in order to obtain the satisfaction or waiver of any of the conditions set forth in Article VII or to allow the Parties to proceed to the Closing or to otherwise fulfill its obligations under this Section 6.2.

Section 6.3                       Reasonable Access; Confidentiality; Other Matters.

(a) From the date hereof until the Closing Date or the earlier termination of this Agreement and subject to applicable Law, the Buyer shall provide the Seller and its Representatives with such reasonable information relating to the Initial Perk Shares, the Earn-Out Shares and the Warrants as the Seller may from time to time reasonably request.  Notwithstanding the foregoing or any other provision of this Agreement, (i) the Seller shall not have any contact with any Representatives, customers or suppliers of the Buyer, except to the extent that the Buyer (in its sole discretion) agrees in writing to such contact and (ii) all inspections and other actions taken by the Seller shall be taken in a manner that does not unreasonably interfere with the operation of Buyer’s business and that strictly maintains the confidentiality of Buyer’s business and the transactions contemplated hereby and by the Other Agreements.

(b) Any information provided to or obtained by the Seller pursuant to subsection (a) above will be subject to the Confidentiality Agreement, and must be held by the Seller in accordance with and be subject to the terms of the Confidentiality Agreement.  The Seller agrees to be bound by and comply with the provisions set forth in the Confidentiality Agreement as if such provisions were set forth herein, and such provisions are hereby incorporated herein by reference.  Upon the Closing, the Confidentiality Agreement shall terminate with respect to the Confidential Information that constitutes part of the Purchased Assets, and the rights and obligations of the Parties with respect thereto shall be governed by the provisions of Section 9.5 of this Agreement.

(c) From and after the Closing Date, the Buyer agrees that it will not actively market to the holders of the Choose Digital Credits to encourage or otherwise solicit such holders to redeem the Choose Digital Credits.

Section 6.4                       Buyer Press Releases and Public Disclosure. Prior to the Closing, the Buyer shall not, without the prior written consent of the Seller (which will not be unreasonably withheld, delayed or conditioned), or except as required by Law, issue any press release or otherwise make any public statement or other public disclosure regarding this Agreement, the Other Agreements or any of the transactions contemplated hereby or thereby.  If the Buyer is required by Law to issue such press release or otherwise make such public statement or disclosure, then the Parties will consult, to the extent reasonably practicable, with each other regarding the content thereof and cooperate in good faith in the making of such press release, public statement or other public disclosure.

Section 6.5                       Standstill.  Except as contemplated in Section 5.10, unless approved in advance in writing by the Seller Board, during the period from the date of this Agreement through October 19, 2017 or the earlier termination of this Agreement pursuant to Article XI hereof, the Buyer shall not take or permit any other Person on its behalf to take any action directly or indirectly to:

(a) make any statement or proposal to the Seller Board, any of the Seller’s Representatives or any of the Seller’s shareholders regarding, or make any public announcement, proposal or offer (including any “solicitation” of “proxies” as such terms are defined or used in Regulation 14A of the Exchange Act of with respect to, or otherwise solicit, seek or offer to effect (including, for the avoidance of doubt, indirectly by means of communication with the press or media): (i) any business combination, merger, tender offer, exchange offer or similar transaction, involving the Seller or any of its subsidiaries, (ii) any restructuring, recapitalization, liquidation or similar transaction involving the Seller or any of its Subsidiaries, (iii) any acquisition of any of the Seller’s loans, debt securities, equity securities or assets, or rights or options to acquire interests in any of the Seller’s loans, debt securities, equity securities or assets (other than as specifically contemplated by this Agreement and the Other Agreements), (iv) any proposal to seek representation on the Seller Board or otherwise seek to control or influence the management, Board of Directors or policies of the Seller (other than as specifically contemplated by this Agreement and the Other Agreements), (v) any request or proposal to waive, terminate or amend the provisions of this Section 6.5 or (vi) any proposal, arrangement or other statement that is inconsistent with this Section 6.5;

(b) instigate, encourage or assist any third party (including forming a “group” with any such third party) to do, or enter into any discussion or agreement with any third party with respect to, any of the actions set forth in paragraph (a) above;

(c) take any action which would reasonably be expected to require the Seller or any of its affiliates to make a public announcement regarding any of the actions set forth in paragraph (a); or

(d) acquire (or propose to acquire), of record or beneficially, by purchase or otherwise, any loans, debt securities, equity securities or assets of the Seller or any of its subsidiaries, or rights or options to acquire interests in any of the Seller’s loans, debt securities, equity securities or assets, other than as contemplated hereby; provided however that (i) the Buyer may own up to 5% of each class of the Seller’s outstanding loans, debt securities and/or equity securities and (ii) the Buyer may own an amount in excess of such percentage solely to the extent resulting exclusively from actions taken by the Seller.

ARTICLE VII
CONDITIONS PRECEDENT TO THE CLOSING

Section 7.1                       Conditions Precedent to Each Party’s Obligations.  The respective obligations of each Party to consummate the transactions contemplated hereby and by the Other Agreements will be subject to the satisfaction, as of the Closing, of all of the following conditions, any one or more of which may be waived in writing at the option of the affected Party:

(a) No Legal Prohibition.  No Law shall exist or be enacted or promulgated by any Governmental Authority which would prohibit the consummation of the transactions contemplated hereby or by the Other Agreements.

(b) No Injunction.  Neither Party shall be prohibited, by any order, ruling, Consent, decree, judgment or injunction of any court, judicial authority or Governmental Authority, from consummating the transactions contemplated hereby or by the Other Agreements.

(c) Seller Shareholder Approvals.  The Seller shall have obtained the Stockholder Approval.

(d) Buyer Shareholder Approvals.  The Buyer shall have obtained shareholder approval of this Agreement, the Other Agreements and the transactions contemplated hereby and thereby in accordance with TSX requirements.

(e) SEC Information Statement.  The Seller shall have sent its definitive Information Statement on Schedule 14C with respect to the transactions contemplated by this Agreement and the Other Agreements to its stockholders at least 20 calendar days prior to the Closing Date.

(f) NY License.                      The Seller and Venus Acquisition Sub, Inc. shall have executed and delivered a license agreement in substantially the form attached hereto as Exhibit I (the “NY License”).

Section 7.2                       Conditions Precedent to Obligations of the Buyer.  The obligations of the Buyer under this Agreement to consummate the transactions contemplated hereby and by the Other Agreements will be subject to the satisfaction, as of the Closing, of all of the following conditions, any one or more of which may be waived in writing at the option of the Buyer:

(a) Accuracy of Representations and Warranties; Performance of Covenants.  (i) Each of the representations and warranties of the Seller contained in this Agreement that is qualified by reference to phrases such as “material”, “in all material respects” or “Seller Material Adverse Effect” shall be true and correct in all respects and each of the representations and warranties not so qualified shall be true and correct in all material respects as of the Closing with the same force and effect as though made on and as of the Closing (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be accurate as of such date or with respect to such period), except where the failure of such representations and warranties to be true is the result of an action that is expressly permitted by clauses (i) through (v) of Section 5.1 or is otherwise expressly consented to in writing by the Buyer; (ii) the Seller shall have, in all material respects, performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by the Seller on or prior to the Closing Date; and (iii) the Buyer shall receive at the Closing a certificate, dated as of the Closing Date and executed by the Seller’s principal executive officer, certifying the fulfillment of the conditions set forth in this Section 7.2(a) with respect to the Seller;

(b) Non-Competition Agreement. Sillerman shall have entered into the Non-Competition Agreement.

(c) Liens.  The Purchased Assets shall, upon Transfer to the Buyer, be free and clear of all Liens except for Permitted Liens.

(d) BAR Financial Statements. The BAR Financial Statements shall be substantially complete to the full satisfaction of the Buyer in its sole discretion.

(e) Required Approvals. The Third Party Consents and Governmental Consents identified on Schedule 7.2(e) (the “Required Approvals”) shall have been obtained.

(f) Choose Digital Agreement.   The Seller and Perk.com US, Inc. shall have executed and delivered a commercial agreement in substantially the form attached hereto as Exhibit J (the “Choose Digital Agreement”).

(g) Support Agreement. The Support Agreement shall have been complied with and shall not have been terminated.

(h) Credit Facility. The Seller shall have paid all principal, interest and other amounts outstanding pursuant to the Credit Facility Documents, in accordance with the terms thereof and the terms of this Agreement (including Section 2.8).

(i) Closing Deliveries.  The Buyer shall have received, or waived delivery of, the items to be delivered pursuant to Section 8.2.

Section 7.3                       Conditions Precedent to Obligations of the Seller.  The obligations of the Seller under this Agreement to consummate the transactions contemplated hereby and by the Other Agreements will be subject to the satisfaction, as of the Closing, of all the following conditions, any one or more of which may be waived in writing at the option of the Seller:

(a) Accuracy of Representations and Warranties; Performance of Covenants. (i) Each of the representations and warranties of the Buyer contained in this Agreement that is qualified by reference to phrases such as “material”, “in all material respects” or “Buyer Material Adverse Effect” shall be true and correct in all respects and each of the representations and warranties not so qualified shall be true and correct in all material respects as of the Closing with the same force and effect as though made on and as of the Closing (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be accurate as of such date or with respect to such period); (ii) the Buyer shall have performed and complied, in all material respects, with all covenants and agreements required by this Agreement to be performed or complied with by the Buyer on or prior to the Closing; and (iii) the Seller shall receive at the Closing a certificate, dated as of the Closing Date and executed by the Buyer’s principal executive officer, certifying the fulfillment of the conditions set forth in this Section 7.3(a), with respect to the Buyer.

(b) Closing Deliveries.  The Seller shall have received, or waived delivery of, the items to be delivered pursuant to Section 8.3.

(c) License Agreement.  The Seller and Venus Acquisition Sub, Inc. shall have executed and delivered a license agreement in substantially the form attached hereto as Exhibit K (the “License Agreement”).

(d) Wetpaint Agreement. The Seller and Perk.com US, Inc. shall have executed and delivered a commercial agreement in substantially the form attached hereto as Exhibit L (the “Wetpaint Agreement”).

ARTICLE VIII
CLOSING

Section 8.1                       Time and Place.  The Closing shall take place at the offices of Greenberg Traurig, LLP, 200 Park Avenue, New York, New York, no later than ten (10) days after the satisfaction or waiver in writing of the conditions set forth in Article VII (other than those conditions that by their terms shall be or must necessarily be satisfied at the Closing), or such other date as the Buyer and the Seller mutually agree.

Section 8.2                       Deliveries by the Seller.  At the Closing, the Seller shall deliver or cause to be delivered to the Buyer:

(a) Bill of Sale and Documents of Title.  Duly executed bills of sale, if any, and all other instruments of sale, assignment and transfer as are reasonably necessary or appropriate to sell, assign and transfer to the Buyer (and to vest in the Buyer) good and marketable title to the Tangible Personal Property included in the Purchased Assets, in recordable form, where appropriate, in form and substance reasonably acceptable to the Buyer and the Seller.

(b) IP Assignments.  Assignments, in form and substance reasonably acceptable to Buyer and Seller and, if applicable, as required by any Governmental Authority with which Seller’s or any of its Affiliates’ rights to any Assigned Intellectual Property have been filed, assigning to Buyer the Assigned Intellectual Property.

(c) Assignment and Assumption Agreements. Assignment and assumption agreements, in form and substance reasonably acceptable to Buyer and Seller, assigning to Buyer all rights of Seller and its Affiliates in and to all of the Assigned Contracts, exclusive of any Retained Liabilities.

(d) Acquired Records.  The Acquired Records.

(e) Other Agreements.  Executed counterparts of the Other Agreements to which the Seller or any of its Affiliates or shareholders is a party executed by such Person.

(f) Good Standing Certificate.  A certificate of good standing with respect to the Seller issued by the Secretary of State of Delaware as of a date not more than two (2) days prior to the Closing Date.

(g) Authorizing Resolutions.  A copy of the written consent or resolutions of the Seller Board and the written consent of the Seller’s shareholders, certified by the secretary of the Seller as having been duly and validly adopted and being in full force and affect, authorizing the execution and delivery of this Agreement and the Other Agreements to which the Seller is a party and the performance by the Seller of its obligations hereunder and thereunder.

(h) Required Approvals and Other Consents.  The Required Approvals and, to the extent obtained, any Third Party Consents and Governmental Consents identified on Schedule 3.6(a) and Schedule 3.6(b).

(i) Certification. A duly executed certification that Seller is not a foreign Person within the meaning set forth in Treasury Regulation Section 1.1445-2(b)(2)(iii)(A); it being understood that notwithstanding anything to the contrary contained herein, if Seller fails to provide Buyer with such certification, Buyer shall be entitled to withhold the requisite amount from the Purchase Price in accordance with Section 1445 of the Code and the applicable Treasury Regulations.

(j) Officer’s Certificate. The certificate required to be delivered pursuant to Section 7.3(a).

Section 8.3                       Deliveries by the Buyer.  The Buyer will deliver or cause to be delivered to the Seller:

(a) The Initial Perk Shares.  Stock certificates representing the Initial Perk Shares.

(b) The Warrants. Duly executed copies of Warrant 1 and Warrant 2.

(c) Assumption Agreement.  An executed copy of an assumption agreement, pursuant to which the Buyer shall assume all of the Assumed Liabilities, in form and substance acceptable to the Seller.

(d) Good Standing Certificate.  A certificate of status with respect to the Buyer issued under the OBCA as of a date not more than two (2) days prior to the Closing Date.

(e) Authorizing Resolutions.  A copy of the resolutions of the Buyer’s board of directors and shareholders, certified by the secretary of the Buyer as having been duly and validly adopted and being in full force and affect, authorizing the execution and delivery of this Agreement and the Other Agreements to which the Buyer is a party and the performance by the Buyer of its obligations hereunder and thereunder.

(f) Officer’s Certificate. The certificate required to be delivered pursuant to Section 7.2(a).

(g) Other Agreements.  Executed copes of each of the Other Agreements, executed by the parties thereto other than the Buyer and its Affiliates.

ARTICLE IX
POST CLOSING COVENANTS

Section 9.1                       Tax Covenants.

(a) Transfer Taxes.  All Transfer Taxes shall be paid fifty (50) percent by the Buyer and fifty (50) percent by the Seller.  The Parties shall cooperate in good faith in preparing and timely filing all Tax Returns and other documentation relating to Transfer Taxes as may be required by applicable Tax Law.

(b) Bulk Sales Laws.  The Seller shall comply with any “bulk sales” Laws applicable under relevant sales and use Tax Laws to the sale of the Purchased Assets by the Seller to the Buyer.  The Buyer shall cooperate with the Seller in the preparation and filing of any forms or schedules necessary to comply with such Laws.

(c) Tax Returns in Respect of Hired Employees.  The Buyer and the Seller agree that they will prepare and file all of the Tax Returns and related documents, and take all relevant actions, relating to payroll withholding and reporting with respect to the Hired Employees, in accordance with the so-called “Alternate Procedure” set forth in Revenue Procedure 2004-53, 2004-2 C.B. 320 (August 18, 2004).

Section 9.2                       Access to Books and Records.. Following the Closing, upon the request of the other Party, each of the Buyer and the Seller shall, to the extent permitted by Law, grant to the other Party and its Representatives during regular business hours and subject to reasonable rules and regulations of the such other Party, the right, at the expense of the accessing Party, to inspect and copy the books, records and other documents in the disclosing Party’s possession pertaining to (i) the operation of the Business prior to the Closing (including books of account, records, files, invoices, correspondence and memoranda, customer and supplier lists, data, specifications, insurance policies, operating history information and inventory records) in the case of Buyer’s access or (ii) in connection with any legitimate rights of the Seller under this Agreement or the Other Agreements, which shall include the calculation of Combined Revenue, expressed to the Buyer in writing, in the case of Seller’s access.

Section 9.3                       Attorney-Client Privilege.  The Parties agree to take the steps necessary to ensure that any privilege attaching as a result of legal counsel representing the Seller and any of its Subsidiaries in connection with this Agreement and the Other Agreements and the transactions contemplated hereby and thereby will survive the Closing and remain in effect; provided, that from and after the Closing such privilege will be controlled by the Seller and its Subsidiaries and not the Buyer and its Subsidiaries.  In addition, Buyer hereby waives, on its own behalf and agrees to cause the Seller and its Subsidiaries to waive, any conflicts that may arise in connection with such counsel representing the Seller after the Closing in connection with this Agreement and the Other Agreements and the transactions contemplated hereby and thereby, including in connection with a dispute with the Buyer or the Seller or any of its Subsidiaries following the Closing in connection with this Agreement and the Other Agreements and the transactions contemplated hereby and thereby.

Section 9.4                       Employee Matters.

(a) Employee Transfer.  The Buyer agrees that each Transferred Employee, provided such employee is actively at work, shall be offered employment with the Buyer or its Affiliates (each employee who accepts the offer of employment and commences employment with the Buyer, a “Hired Employee”) and the Seller agrees to use Reasonable Efforts to cooperate with and assist the Buyer in facilitating the transfer of the Transferred Employees to the Buyer or its Affiliates, including the transfer of green card sponsorship for any Transferred Employees.  Each Hired Employee, unless earlier terminated, will, for a period of three (3) months following the Closing Date, be provided with (i) a rate of base salary, wages, bonus opportunity and other cash compensation that is not less favorable in the aggregate than the rate of base salary, wages, bonus opportunity and other cash compensation paid by the Seller to such Hired Employee immediately prior to the date hereof, and (ii) with other benefits that are either substantially similar in the aggregate to the benefits provided by the Seller to such Hired Employee immediately prior to the date hereof or substantially similar in the aggregate to the benefits provided by the Buyer to its employees generally (excluding the Hired Employees) who are similarly situated to such Hired Employee (with the comparison of benefits under this clause (ii) determined with reference to benefits other than stock option or other equity compensation programs).

(b) Buyer Plans.  With respect to each benefit Plan, program, practice, policy or arrangement maintained by the Buyer following the Closing Date and in which any of the Hired Employees participate (the “Buyer Plans”), for purposes of determining eligibility to participate and for vesting purposes (but not for accrual of benefits other than determining the level of vacation pay accrual), service with the Seller (or predecessor employers to the extent the Seller provides past service credit) shall be treated as service to the Buyer, except to the extent such service credit would result in any duplication of benefits.  Each applicable Buyer Plan shall waive eligibility waiting periods, evidence of insurability requirements and pre-existing condition limitations.  The Hired Employees shall be given credit under the applicable Buyer Plans for amounts paid prior to the Closing Date during the calendar year in which the Closing occurs, under a corresponding benefit Plan for the purposes of applying deductibles, co-payments, co-insurance and out-of-pocket maximums, as though such amounts had been paid in accordance with the terms and conditions of such Buyer Plans.

(c) Transfer of 401(k) Plan Assets.  The Buyer shall permit the Hired Employees to make rollover contributions of their account balances, including rollovers of any outstanding loans, under the Viggle Inc. 401(k) Plan to a Plan maintained by the Buyer that is intended to satisfy the requirements of Section 401(k) of the Code.

(d) No Third Party Beneficiaries.  The provisions contained in this Section 9.4 are included for the sole benefit of the respective Parties hereto and shall not create any right in any other person, including any Transferred Employee (or dependent or beneficiary of any of the foregoing). Nothing herein shall be deemed an amendment of any Plan providing benefits to any Hired Employee.

(e) Paid Time Off.  Unless otherwise required by applicable Law, the Seller shall not pay out to any Hired Employees any paid time off (“PTO”) benefits earned but not yet used as of the Closing Date. The Buyer shall recognize, honor and assume the Liability for each Hired Employee’s PTO balance with the Seller, as accrued but unused and unpaid as of the Closing Date.

(f) COBRA.  The Buyer shall be responsible for satisfying all obligations under Section 4980B of the Code or other similar state or local Law with respect to any Hired Employee and their eligible dependents with respect to “qualifying events” occurring on or after the Closing Date.

(g) Employment Tax.  The Seller and the Buyer shall adopt the “alternative procedure” for preparing and filing IRS Forms W-2 (Wage and Tax Statements), as described in Revenue Procedure 2004-53.  Under this procedure the Buyer as the successor employer shall provide all required Forms W-2 to all Hired Employees reflecting all wages paid and Taxes withheld by the Seller as the predecessor and the Buyer as the successor employer for the entire year during which the Closing occurs.  The Seller and the Buyer shall adopt the alternative procedure of Rev. Proc. 2004-53 for purposes of filing IRS Forms W-4 (Employee’s Withholding Allowance Certificate) and W-5 (Earned Income Credit Advance Payment Certificate).  Under this procedure the Seller shall provide to Buyer all IRS Forms W-4 and W-5 on file with respect to each Hired Employee, and the Buyer will honor these forms until such time, if any, that such Hired Employee submits a revised form.

(h) WARN Act.  The Seller shall be responsible for performing and discharging all requirements, if any, under the WARN Act, or any state plant closing or notification Law, or similar Law of other jurisdictions, for the notification to its employees of any “employment loss” within the meaning of the WARN Act or any “mass termination” under applicable Law which occurs on or prior to the Closing Date. The Buyer shall be responsible for all Liabilities under the WARN Act, or any state plant closing or notification Law, or similar Law in other jurisdictions, arising out of, or relating to, (i) in respect of employees of the Seller, the failure of the Buyer to offer employment to employees of the Seller in accordance with Section 9.4(a), or (ii) in respect of Hired Employees, any actions taken by the Buyer or any Affiliates of the Buyer on or after the Closing Date.

(i) Employee Information.  Following the date of this Agreement, the Seller shall use Reasonable Efforts to provide the Buyer with information and data reasonably requested by the Buyer in connection with the Buyer’s rights and obligations under this Article IX, including exchanging information and data relating to employee benefits and Plan coverage (except to the extent prohibited by applicable Law).

Section 9.5                       Confidentiality.

(a) Non-Disclosure of Confidential Information.  From and after the Closing Date, each of the Seller, on the one hand, and the Buyer, on the other hand (as such, a “Restricted Party”) shall not, directly or indirectly, disclose or use at any time (and shall cause its Affiliates and Representatives not to disclose or use) any Confidential Information owned by the other Party (whether or not such information is or was developed by it), except to the extent that such disclosure or use is directly related to and required by the performance of its duties to the other Party or as required by Law, deposition, interrogatory, subpoena, civil investigation, discovery request or other legal process, or as otherwise provided hereunder.  From and after the Closing Date, each Restricted Party further agrees to take commercially reasonable steps, to the extent within its control, to safeguard such Confidential Information owned by the other Party and to protect it against disclosure, misuse, espionage, loss and theft.  To the extent permitted by Law, in the event any of the Restricted Parties is required by Law, deposition, interrogatory, subpoena, civil investigation, discovery request or other legal process, to disclose any Confidential Information owned by the other Party, such Restricted Party shall promptly notify the other Party in writing, which notification shall include the nature of the legal requirement and the extent of the required disclosure, and shall cooperate with the other Party’s reasonable requests to preserve the confidentiality of such Confidential Information consistent with applicable Law.  For purposes of this Agreement, “Confidential Information” means all information of a confidential or proprietary nature (whether or not specifically labeled or identified as “confidential”), in any form or medium, that relates to a Party’s business or its suppliers, distributors, customers, independent contractors or other business relationships.  Confidential Information includes the following as they relate to a Party’s business and, in each case, to the extent a Party obtains a commercial benefit from the secret nature of such information:  internal business information (including information relating to strategic and staffing plans and practices, business, training, marketing, promotional and sales plans and practices, cost, rate and pricing structures, accounting and business methods and potential acquisition candidates); identities of, individual requirements of, and specific contractual arrangements with, the business’s suppliers, distributors, customers, independent contractors or other business relations and their confidential information; trade secrets, know-how, compilations of data and analyses, techniques, systems, formulae, research, records, reports, manuals, documentation, models, data and databases relating thereto; and inventions, innovations, improvements, developments, methods, designs, analyses, drawings, and reports.  Notwithstanding the foregoing, Confidential Information does not include such information which: (A) at the time of disclosure is publicly available or thereafter becomes publicly available through no act or omission of a Restricted Party; (B) is thereafter disclosed or furnished to the Restricted Party by a third party who is not known by such Restricted Party to have acquired the information under an obligation of confidentiality; or (C) is independently developed by the Restricted Party without the use of or reference to Confidential Information after the Closing Date. For clarity, all information constituting Confidential Information relating to the Business included in the Purchased Assets shall be treated as the Confidential Information of the Buyer after the Closing pursuant to this Section 9.5.

(b) Specific Performance; Injunctive Relief.  Each Party acknowledges and agrees that in the event of a breach by any Party of any of the provisions of subsection (a) above, the other Party may suffer irreparable harm for which no adequate remedy at law would exist, and damages may be difficult to determine.  Consequently, in the event of any such breach, the other Party or its successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of law or equity of competent jurisdiction for specific performance or injunctive or other relief in order to enforce or prevent any violations of the provisions of subsection (a) above, in each case, without the requirement of posting a bond or proving actual damages.

Section 9.6                       Board Seats.  Immediately following the Closing, the Buyer shall cause its Board of Directors to consist of no more than nine (9) members from the Closing Date until the first anniversary of the Closing Date.  The Buyer’s Board of Directors may, but need not, include nominees of the Seller.  In addition, upon the written request of the Buyer to the Seller and Sillerman, Sillerman will serve as the Chairman of the Board of Directors of the Buyer during the twelve month period beginning on the Closing Date and, at the sole election of Sillerman, for such longer period as the Buyer may request. In the event that Sillerman becomes Chairman of the Board of Directors of the Buyer, then Sillerman shall execute a commitment pursuant to which, for a period of twenty four (24) months following his appointment as Chairman of the Board of Directors of the Buyer, Sillerman would be required to purchase, or place with certain buyers who are reasonably acceptable to the Buyer, 10% of the next future underwritten equity offering by the Buyer with an aggregate value of at least Twenty Five Million Dollars ($25,000,000.00); provided however that in no event shall Sillerman be obligated to purchase or place in excess of Five Million Dollars ($5,000,000.00) of such equity offering of the Buyer. In the event that the Buyer exercises its right to nominate a member to the Board of Directors pursuant to this Section 9.6 then within three (3) days of the exercise of such right, the Seller shall use its Reasonable Efforts to provide the Buyer with a duly completed personal information form in respect of such nominee in the form prescribed by the TSX and such other information as may be reasonably requested in order to allow the Buyer to complete necessary filings under applicable Law.

Section 9.7                       Non-Competition, Non-Interference and Non-Solicitation.

(a) The Seller does hereby covenant and agree to and with the Buyer that it and its controlled Affiliates will not, either directly or indirectly, in any capacity whatsoever, whether as a principal, agent, owner, partner, consultant, shareholder or otherwise, own, operate, or be engaged in the operation of, or have any financial or other interest or otherwise be commercially involved in, any business operation, whether a proprietorship, partnership, joint venture or a private or public company, or otherwise carry on or engage in any business which is similar to or competitive in any way with the Business as currently conducted or the business of the Buyer and its affiliates and subsidiaries (the “Perk Group”) as currently conducted or as planned to be conducted and described on Schedule 9.7(a) (together with the Business, the “Perk Business”) for the period commencing on the Closing Date and continuing for a period of thirty-six (36) months following the Closing Date (the “Non-Compete Period”), provided that nothing in the foregoing covenant shall be read or construed as a prohibition against the Seller purchasing or obtaining options to purchase, stocks, shares, bonds, debentures or term notes or other securities convertible into voting shares of any public company provided that the number of voting shares or securities convertible into voting shares owned by the Seller of a public company which carries on a business which is the same or substantially similar to the Perk Business shall not exceed two percent (2%) of the total number of issued and outstanding voting shares of the said public company.

(b) The Seller does hereby further covenant and agree that it and its controlled Affiliates will not, during the Non-Compete Period for the purpose of soliciting any business that is or will be competitive in any way with the Perk Business:

(i) call upon, canvass, take away or solicit, or attempt to call upon, canvass, take away or solicit, any customer with whom the Business or the Perk Group has had an agreement or Contract, or with whom the Business or the Perk Group is in negotiations for the purpose of offering any services or products relating to the Perk Business;

(ii) disclose or attempt to disclose to any Person, the name or address of or any information relating to any past or present customer or supplier of the Business or the Perk Group; or

(iii) advise or attempt to advise any of the customers or suppliers of the Business or the Perk Group or potential customers with whom the Business or the Perk Group is in negotiations, to withdraw, curtail or cancel business with the Business or the Perk Group.

(c) The Seller does hereby further covenant and agree that it and its controlled Affiliates will not, during the Non-Compete Period, solicit for employment, hire or initiate contact directly or indirectly with any employee, independent contractor, officer, director, agent, or executive of the Perk Group (including any Hired Employee) for the purpose of offering him or her employment, either directly or indirectly, with any Person other than the Perk Group; provided, however that Seller is not prohibited from (i) any advertisement or general solicitation that is not targeted at any specific employee, independent contractor, officer, director, agent or executive of the Perk Group, (ii) employment of any person who the Seller can demonstrate contacted the Seller of his or her own initiative without any direct or indirect solicitation (other than general solicitations described in the foregoing clause (i)) by or encouragement from the Seller or (iii) the solicitation or employment of persons who have not been employed by the Perk Group for a period of twelve months.

(d) Notwithstanding the foregoing in this Section 9.7, (i) the Seller and each Seller Restricted Party shall be entitled to participate in a “rewards business” only if the "rewards business" (A) does not use ACR/matching and/or (B) is not television based and (ii) this Section 9.7 shall not be deemed to restrict the Seller or any Seller Restricted Party from participating in the MyGuy Business, the Choose Digital Business or the DraftDay or Wetpaint businesses, each as currently conducted.

(e) Seller and each Seller Restricted Party acknowledges and agrees that the restrictions contained in this Section 9.7 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement and the Other Agreements.  Without limiting the generality of Section 13.2, the Seller and each Seller Restricted Party acknowledges and agrees that in the event that any covenant contained in this Section 9.7 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court or arbitrator or competent authority is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law, in keeping with the intention of the Parties to give effect to the provisions of this Section 9.7 to the maximum extent permitted by Law.

(f) Without limiting the generality of Section 13.16, the Seller and each Seller Restricted Party acknowledges and agrees that a breach or threatened breach of this Section 9.7 would give rise to irreparable harm to Buyer and the Business, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by such Seller or such Seller Restricted Party of any such obligations, Buyer and the Perk Group shall, in addition to any and all other rights and remedies that may be available to them in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction without any requirement to post bond.

Section 9.8                      Lock-Up, Transfer Restrictions and Voting Matters.

(a) Seller covenants and agrees that, during the Restricted Period, it shall not, directly or indirectly, in any single transaction or series of related transactions, and shall not authorize or permit any of its Affiliates, directly or indirectly, to, without the prior written consent of, or waiver by, the Buyer, (i) offer to sell, sell, assign, pledge, hypothecate, gift or otherwise transfer or dispose of in any manner whatsoever (or enter into any Contract or other obligation regarding any future offer to sell, sale, assignment, pledge, hypothecation, gift or transfer or disposition in any manner whatsoever of) beneficial ownership of (each, a “Transfer”) any Restricted Securities (ii) enter into any derivative instrument, hedging arrangement or other similar agreement or arrangement that transfers in whole or in part, the economic risk of ownership of any Restricted Securities, or (iii) engage in any short selling of Restricted Securities; provided that the restrictions set forth on this Section 9.8(a) shall expire with respect to  sixty two and a half percent (62.5%) of the Initial Perk Shares on the day following the four-month anniversary of the Closing Date and with respect to the Holdback Shares, on the day following the one year anniversary of the Closing Date.

(b) Seller covenants and agrees that (i) during the Restricted Period and (ii) following the Restricted Period if such Seller is a Major Shareholder, it will not Transfer any Restricted Securities, including beneficial ownership of any Restricted Securities, to any Person set forth on Schedule 9.8(b) (a "Competitor") or any Activist Investor, provided that in no event shall the foregoing limitation apply to a Transfer of Restricted Securities not subject to the restrictions contained in Section 9.8(a) effected on any stock exchange on which the Perk Common Shares are listed if such Transfer is not specifically directed to be made to a particular counterparty and Seller does not believe, after reasonable inquiry, that the Transfer is or will be to any Competitor or Activist Investor.

(c) Seller covenants and agrees that (i) during the Restricted Period and (ii) following the Restricted Period if Seller is a Major Shareholder or if the Board of Directors of the Buyer contains a nominee of the Seller, it will use Reasonable Efforts to cause all of the Restricted Securities beneficially owned by it, not to be voted (i) against or withheld, as the case may be, from voting in respect of all those persons nominated and publicly recommended to serve as directors of the Buyer by the Board of Directors or the management of the Buyer (as the case may be), and (ii) with respect to any other action, proposal or matter to be voted on by the shareholders of the Buyer (including through action by written consent), against the public recommendation of the Board of Directors. For greater certainty, the Seller may abstain from voting in any matter to be voted on by the shareholders of the Buyer.

Section 9.9                       Regulatory Filings.  If required by Applicable Securities Laws or the TSX, or if reasonably requested by the Buyer, the Seller and its Subsidiaries will execute, deliver and file or reasonably assist the Buyer in filing such reports, undertakings and other documents with respect to the transactions contemplated hereby and by the Other Agreements as may be required by regulatory authorities, including but not limited to personal information forms, early warning reports and insider reports.

Section 9.10                       Distributions. The Seller covenants to Buyer that any distribution by the Seller of Restricted Securities to the Seller's shareholders following the Closing shall be pursuant to a transaction registered or exempt from the registration requirements under the Securities Act and in compliance with all other Applicable Securities Laws; provided that Seller shall not make any distribution of Restricted Securities (i) prior to the expiration of the restrictions set forth in Section 9.8(a) and (ii) if any such distribution would require Seller to register a class of equity securities under the Exchange Act.

Section 9.11                       Seller Names.

(a) Effective immediately upon the Closing, (i) the Seller on behalf of itself and its Affiliates irrevocably sells, conveys, assigns and transfers to the Buyer and its successors and assigns forever, without any restrictions, limitations or reservations, any and all rights and goodwill in and to the name(s) “Viggle”, “Loyalize”, “NextGuide”, “Miso” and the “Viggle”, “Loyalize”, “NextGuide” and “Miso” trademark(s), along with any other trademark owned or purported to be owned by the Seller and/or its Affiliates or any other confusingly similar derivative or variation thereof (“Seller Names”) (together, the “Assigned Rights”), and the Buyer accepts assignment of the Assigned Rights from the Seller and (ii) subject to Section 9.11(b) and Section 9.11(c), the Seller shall, and shall cause its Affiliates, to cease using Seller Names as or as part of any trademark (including its corporate name) or in any other manner and shall make all filings necessary to effect such changes.

(b) Promptly after the Closing Date, the Seller shall, and shall cause each of its Affiliates to (i) in no event more than five (5) Business Days following the Closing Date, change its corporate name and that of its Affiliates to a corporate name which does not include, has no references to, and is not a confusingly similar derivative or variation of the Seller Names, and make all other filings necessary to effect such name change and (ii) as promptly as practical thereafter (but in no event more than fifteen (15) days thereafter), withdraw all fictitious name filings and/or “doing business as” filings that include or contain a reference to the Seller Names. In each case, the Seller shall provide a copy of the evidence of name change or withdrawal to the Buyer promptly upon the Seller’s receipt of such evidence.

(c) On the terms and conditions set forth herein, the Buyer on behalf of itself and its Affiliates (as applicable) hereby grants to the Seller a limited, royalty-free, non-exclusive, non-sublicenseable, non-transferable right and license (i) for a period of up to 30 days after the Closing Date, to use and deplete any existing inventory of brochures, stationery, labels, business cards, forms, promotion and advertising materials, signage or any other materials (collectively, “Materials”) that are in possession of the Seller and its Subsidiaries as of the Closing and bear the Seller Names; (ii) for a period of up to ten (10) days after the Closing to continue to use the Seller Names on any Internet website of the Seller or its Subsidiaries solely in a manner consistent with how such Seller Names were used on such Internet website as of the Closing Date and (iii) for a period of 3 months after the Closing, to have the emails of each employee of the Seller redirected and/or forwarded from each employee’s existing email address (which may include Seller Names) to each such employee’s new email address (each of the foregoing, “Authorized Use”). Any and all Authorized Use hereunder shall be subject to the Buyer’s direction and control (“Quality Standards”). The Seller shall, and shall cause its Affiliates, to comply with the Quality Standards and correct all use to conform to the Quality Standards as may be requested by the Buyer. If after thirty (30) days, there still exist any Materials bearing the Seller Names, the Seller shall, and shall cause its Affiliates, to destroy the same and shall provide the Buyer with an officer’s certificate attesting that such destructions have taken place.

(d) Following the Closing the Seller shall, and shall cause each of its controlled Affiliates to, take all actions reasonably requested by the Buyer to clarify and confirm that the Seller and its Affiliates are not affiliated with the Buyer and its Affiliates, including by including on its Internet website a statement of reasonable prominence acceptable to the Buyer to the effect that the Seller is not affiliated with the Buyer and its Affiliates and a hyperlink to an Internet domain name of the Buyer provided by the Buyer.

Section 9.12                       Transition Services.  For a period of up to six (6) months following the Closing, the Seller shall, at the request of the Buyer, provide any or all of the services set forth on Schedule 9.12  (the “Transition Services”) to the Buyer, in exchange for the consideration set forth on Schedule 9.12 (the “Transition Services Consideration”) and otherwise in accordance with this Section 9.12. The Transition Services shall be provided in good faith, in accordance with Law and in a manner generally consistent with the historical provision of the Transition Services and with the same standard of care as historically provided. Seller agrees to assign sufficient resources and qualified personnel as are reasonably required to perform the Transition Services in accordance with the standards set forth in the preceding sentence.  The Transition Services Consideration shall be payable monthly in arrears, within fifteen (15) Business Days of invoice from the Seller. To the extent that the Buyer and Seller wish to provide for any additional mutually agreed services or terms and conditions regarding the Transition Service, Buyer and Seller may enter into a Transition Services Agreement prior to Closing to reflect such services or terms and conditions.

Section 9.13                       General.  In case at any time after the Closing any further actions are necessary or desirable to carry out the purposes of this Agreement, each of the Parties shall take such further actions (including the execution and delivery of such further instruments and documents) as the other Party may reasonably request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Article X below).

ARTICLE X
INDEMNIFICATION

Section 10.1                       Survival of the Seller’s Representations, Warranties and Covenants; Time Limits on Indemnification Obligations.  All representations and warranties of the Seller contained in, or arising out of, this Agreement shall survive the Closing hereunder for a period of twelve (12) months after the Closing Date, after which they shall expire and be of no further force or effect; provided, however, that (i) the representations and warranties set forth in Section 3.9 (Taxes) shall survive until the expiration of the applicable Tax statutes of limitations and Section 3.25 (Brokers) shall survive until the expiration of the applicable statute of limitations and (ii) the representations and warranties set forth in Section 3.1 (Organization and Qualification), Section 3.2 (Authorization; Enforceability), Section 3.5(a) (No Violation) and Section 3.17 (Seller Board Approval) (the “Seller Fundamental Representations”) shall survive the Closing indefinitely.

Section 10.2                       Survival of the Buyer’s Representations, Warranties and Covenants; Time Limits on Indemnification Obligations.  All representations and warranties of the Buyer contained in, or arising out of, this Agreement shall survive the Closing hereunder for a period of twelve (12) months after the Closing Date, after which they shall expire and be of no further force or effect; provided, however, that (i) the representations and warranties set forth in Section 4.8 (Brokers) shall survive until the expiration of the applicable statute of limitations, and (ii) the representations and warranties in Section 4.1 (Organization and Qualification); Section 4.2 (Authorization; Enforceability) and Section 4.7(a) (No Violation) (the “Buyer Fundamental Representations”) shall survive indefinitely.

Section 10.3                       Indemnification by the Seller.  Subject to the terms, conditions and limitations set forth in this Article X, the Seller shall indemnify, defend and hold harmless the Buyer Indemnified Parties from and against any and all Losses sustained or incurred by any Buyer Indemnified Party resulting from:

(a) any breach of a representation or warranty made by the Seller in Article III of this Agreement or in the certificate delivered by the Seller pursuant to Section 7.2(a); provided further, that such Buyer Indemnified Party shall have asserted its claim for indemnification in good faith and in writing, with reasonable supporting details before the expiration of any applicable survival period specified in Section 10.1; or

(b) any breach of a covenant of the Seller in this Agreement; provided, however, that such Buyer Indemnified Party shall have asserted its claim for indemnification in good faith and in writing, with reasonable details before the expiration of the applicable statute of limitations; or

(c) any Retained Liabilities;

(d) any Taxes of the Seller and its Subsidiaries for all Pre-Closing Taxable Periods, Taxes of any member of an affiliated, consolidated, combined, or unitary group of which the Seller or its Subsidiaries (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local, or non-U.S. Law or regulation, and Taxes of any Person (other than Seller and its Subsidiaries) imposed on the Seller and its Subsidiaries as a transferee or successor, by Contract or pursuant to any Law, rule or regulation, which Taxes relate to an event or transaction occurring before the Closing;

(e) any claim or assertion for broker’s or the Seller’s fees or expenses arising out of the transactions contemplated by this Agreement or any of the Other Agreements by a Person claiming to have been engaged by the Seller or any of its Representatives.

Section 10.4                       Indemnification by the Buyer.  Subject to the terms, conditions and limitations set forth in this Article X, from and after the Closing Date, the Buyer shall indemnify, defend and hold harmless the Seller Indemnified Parties from and against any and all Losses sustained or incurred by any Seller Indemnified Party resulting from:

(a) any breach of a representation or warranty made by the Buyer in Article IV of this Agreement or in the certificate delivered by the Buyer pursuant to Section 7.3(a); provided further, that such Seller Indemnified Party shall have asserted its claim for indemnification in good faith and in writing, with reasonable supporting details, before the expiration of any applicable survival period specified in Section 10.2;

(b) any breach of a covenant of the Buyer in this Agreement; provided, however, that such Seller Indemnified Party shall have asserted its claim for indemnification in good faith and in writing, with reasonable supporting details, before the expiration of the applicable statute of limitations; or

(c) any claim or assertion for broker’s or finder’s fees or expenses arising out of  the transactions contemplated by this Agreement or any of the Other Agreements by any Person claiming to have been engaged by either the Buyer or any of its Affiliates; or

(d) the ownership of the Purchased Assets by the Buyer following the Closing or the Assumed Liabilities, including, without limitation, the Assumed Liabilities for any obligations under the Assigned Contracts arising after the Closing, notwithstanding the Seller remaining a party to and/or guaranteeing the performance under certain Assigned Contracts after the Closing.

Section 10.5                       Indemnification Procedures.

(a) Third Party Claims.  In the event that subsequent to the Closing, any Person that is or may be entitled to indemnification under this Agreement (an “Indemnified Party”) receives notice of the assertion of any claim, issuance of any order or the commencement of any action or proceeding by any Person who is not a Party or an Affiliate of a Party, including, without limitation, any domestic or foreign court or Governmental Authority (a “Third Party Claim”), against such Indemnified Party and for which a Party is or may be required to provide indemnification under this Agreement (an “Indemnifying Party”), such Indemnified Party shall give written notice thereof, together with a statement of any available information regarding such Third Party Claim to such Indemnifying Party within ten (10) days after learning of such Third Party Claim (or within such shorter time as may be necessary to give such Indemnifying Party a reasonable opportunity to respond to and defend such Third Party Claim).  The Indemnifying Party shall have the right upon written notice to the Indemnified Party (the “Defense Notice”), within thirty (30) days after receipt from the Indemnified Party of notice of such Third Party Claim, to assume, control and conduct, at its expense, the defense against such Third Party Claim.  In the event that the Indemnifying Party does not elect to conduct the defense of the subject Third Party Claim, then the Indemnified Party may conduct the defense of the subject Third Party Claim. In the event that the Indemnifying Party does not elect to conduct the defense of the subject Third Party Claim, then the Indemnified Party may conduct the defense of the subject Third Party Claim. If the Indemnifying Party does elect to conduct the defense of the subject Third Party Claim, then the Indemnified Party will cooperate with and make available to the Indemnifying Party such assistance and materials as may be reasonably requested by it, and the Indemnified Party shall have the right, at its expense, to participate in the defense assisted by counsel of its own choosing (at its own cost, for which it shall not be entitled to indemnification); provided, that the Indemnified Party shall have the right to compromise and settle the Third Party Claim only with the prior written consent of the Indemnifying Party, which written consent shall not be unreasonably withheld, conditioned or delayed.   If an offer is made to settle a Third Party Claim, which offer the Indemnifying Party is permitted to settle under this Section 10.5(a) only upon the prior written consent of the Indemnified Party and if such offer does not contain Unacceptable Conditions, and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party will give prompt written notice to the Indemnified Party to that effect.  If the Indemnified Party fails to provide written consent to such firm offer and such offer does not contain Unacceptable Conditions, within twenty (20) calendar days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and, in such event, the maximum Liability of the Indemnifying Party as to such Third Party Claim will not exceed the amount of such settlement offer, plus costs and expenses paid or incurred by the Indemnified Party through the date such settlement offer is given to the Indemnified Party and which amount is otherwise indemnifiable hereunder.

(b) Direct Claims.  If an Indemnified Party wishes to make a claim for indemnification hereunder for a Loss that does not result from a Third Party Claim (a “Direct Claim”), the Indemnified Party shall notify the Indemnifying Party in writing of such Direct Claim, the amount or the estimated amount of damages sought thereunder to the extent then ascertainable (which estimate shall not be conclusive of the final amount of such Direct Claim), any other remedy sought thereunder, any relevant time constraints relating thereto and, to the extent practicable, any other material details pertaining thereto. The Indemnifying Party shall have a period of thirty (30) days within which to respond to such Direct Claim. If the Indemnifying Party does not respond within such thirty (30)-day period, the Indemnifying Party will be deemed to have accepted the Direct Claim.  If the Indemnifying Party rejects all or any part of the Direct Claim, the Indemnified Party shall be free to seek enforcement of its rights to indemnification under this Agreement with respect to such Direct Claim.

Section 10.6                       Calculation of Losses.

(a) The amount of any Losses payable under this Article X by the Indemnifying Party shall be (i) net of any amounts recovered by the Indemnified Party under applicable insurance policies (net of any actual costs, expenses or premiums incurred in connection with securing or obtaining such proceeds and any increase in premiums resulting therefrom, except to the extent that the adjustment itself would excuse, exclude or limit the coverage of all or part of such Loss) or from any other Person alleged to be responsible therefor, (ii) increased to take account of any net Tax cost incurred by the Indemnified Party arising from the receipt of indemnity payments hereunder (grossed up for such increase) and decreased by net Tax Benefit actually realized in cash by the Indemnified Party in the Tax year in which the Loss occurs or the following Tax year arising from the incurrence or payment of any such Losses, and (iii) net of any amounts received by the Seller Indemnified Parties to the extent a claim is made under Applicable Securities Laws. For purposes hereof, “Tax Benefit” shall mean any refund of Taxes actually paid in cash to the Indemnified Party. For the avoidance of doubt, Tax Benefits actually realized by an Indemnified Party do not include any increase in any net operating loss of such Indemnified Party or any increase in the Tax basis of any asset held by, or other Tax attribute of, such Party until such Tax attribute actually results in a refund, credit for overpayment or reduction in Tax payments.  If the Indemnified Party recovers any amounts under applicable insurance policies, or from any other Person alleged to be responsible in respect of a Loss that is the subject of indemnification under this Article X subsequent to an indemnification payment by the Indemnifying Party in respect of such Loss, then such Indemnified Party shall promptly reimburse the Indemnifying Party for the excess (if any) of (i) the amount paid by the Indemnifying Party in respect of such Loss, plus the amount received from the third party (net of any direct, out-of-pocket expenses reasonably incurred by such Indemnified Party in collecting such amount) in respect of such Loss, less (ii) the full amount of Loss.

(b) Notwithstanding any other provision of this Agreement to the contrary, the Indemnifying Party shall not be liable under this Article X for any (i) Losses relating to any matter to the extent that the Indemnified Party shall have otherwise been compensated for such matter pursuant to, or the Loss was taken into account under, any other provision of this Agreement, so as to avoid duplication or “double counting” of the same Loss; (ii) Losses for  any punitive or exemplary damages (provided however that such damages actually paid to third parties in connection with a Third Party Claim shall not be excluded) and (ii) any special, indirect or consequential damages, in each case of this clause (ii), to the extent (and only to the extent) such damages were not reasonably foreseeable (provided, however that any such damages actually paid to third parties in connection with a Third Party Claim shall not be excluded).

(c) The Indemnified Parties shall, and shall cause their respective Affiliates to, use Reasonable Efforts to mitigate and otherwise minimize their Losses upon and after becoming aware of any event which would reasonably be expected to give rise to any Losses.

(d) The Indemnifying Party shall not be subrogated to any rights of any Indemnified Party with respect to any Losses for which the Indemnified Party has been indemnified by an Indemnifying Party hereunder (all of which rights of subrogation are expressly hereby irrevocably and unconditionally waived and released by the Indemnifying Party).  Without limiting the generality of the foregoing, it is expressly understood and agreed that the Indemnifying Party shall not be entitled to any indemnification, right of contribution or other right of recovery from the Indemnified Party in connection with any claim made by any Indemnified Party against the Indemnifying Party hereunder, all of which are hereby irrevocably and unconditionally waived and released by the Indemnifying Party.  No Indemnified Party shall be required to make any claim against any other Person or to take any other action in order to pursue any claim against an Indemnifying Party.

Section 10.7                       Limitation on Indemnification.

(a) Notwithstanding anything to the contrary set forth in this Agreement, (i) the Seller shall not be liable hereunder to the Buyer Indemnified Parties pursuant to Section 10.3(a) as a result of any breach of any of the representations or warranties of the Seller set forth in Article III (other than the Seller Fundamental Representations) or in any certificate delivered by the Seller pursuant to Section 7.2(a) if the Losses of the Buyer Indemnified Parties arising from such breach are less than Twenty Five Thousand Dollars ($25,000) (each, a “Minor Claim”); and (ii) the Buyer shall not be liable hereunder to the Seller Indemnified Parties pursuant to Section 10.4(a) as a result of any breach of any of the representations or warranties of the Buyer set forth in Article IV (other than the Buyer Fundamental Representations) or in any certificate delivered by the Buyer pursuant to Section 7.3(a) if the Losses arising from such breach  do not exceed the amount of a Minor Claim.

(b) Notwithstanding anything to the contrary set forth in this Agreement, (i) the Seller shall not be liable hereunder to the Buyer Indemnified Parties pursuant to Section 10.3(a) as a result of any breach of any of the representations or warranties of the Seller set forth in Article III (other than the Seller Fundamental Representations) or in any certificate delivered by the Seller pursuant to Section 7.2(a), except to the extent that the Losses incurred by the Buyer Indemnified Parties as a result of such breaches shall exceed in the aggregate Two Hundred Thousand Dollars ($200,000) (the “Deductible Amount”) and then once the Deductible Amount has been exceeded, the Seller Indemnified Parties may recover the full amount of their Losses other than for Minor Claims; provided however, in no case will any Minor Claims be included or considered as Losses for purposes of calculating or administering the Deductible Amount and (ii) the Buyer shall not be liable hereunder to the Seller Indemnified Parties pursuant to Section 10.4(a) as a result of any breach of any of the representations or warranties of the Buyer set forth in Article IV (other than the Buyer Fundamental Representations) as set forth in this Agreement or in any certificate delivered by the Buyer pursuant to Section 7.3(a), except to the extent that the Losses incurred by the Seller Indemnified Parties as a result of such breaches shall exceed in the aggregate the Deductible Amount and once the Deductible Amount has been exceeded, the Seller Indemnified Parties may recover the full amount of the Losses other than for Minor Claims; provided however, in no case will any Minor Claims be included or considered as Losses for purposes of calculating or administering the Deductible Amount.

(c) Notwithstanding anything to the contrary set forth in this Agreement, (i) the Liability of the Seller under Section 10.3(a) as a result of any breach of any of the representations or warranties of the Seller set forth in Article III (other than the Seller Fundamental Representations) or in any certificate delivered by the Seller pursuant to Section 7.2(a), shall not exceed in the aggregate Two Million Dollars ($2,000,000.00) (the “Cap Amount”) and (ii) the Liability of the Buyer under Section 10.4(a) as a result of any breach of any of the representations or warranties of the Buyer set forth in Article IV (other than the Buyer Fundamental Representations) or in any certificate delivered by the Seller pursuant to Section 7.3(a), shall not exceed in the aggregate the Cap Amount.

(d) Except as provided in Section 10.3, no claim shall be brought or maintained by the Indemnified Party or its successors or permitted assigns against any officer, director, equityholder or employee (present or former) of the Indemnifying Party in their individual capacity and no recourse shall be brought or granted against any of them in their individual capacity, by virtue of or based upon any alleged misrepresentation or inaccuracy in or breach of any of the representations, warranties or covenants of the Indemnifying Party set forth or contained in this Agreement or any Exhibit or Schedule hereto or any certificate delivered hereunder, except to the extent that the same shall have been the result of knowing and intentional fraud by any such Person.

(e) Subject to Section 5.3, Losses for which an Indemnified Party is entitled to collect indemnification from an Indemnifying Party shall not be affected by any investigation conducted by the Indemnified Party or its counsel or any knowledge acquired at any time, whether before or after execution and delivery of this Agreement or the Closing Date with respect to the accuracy or inaccuracy of, or compliance with the representations, warranties, covenants or obligations of the Indemnifying Party.

(f) All indemnification payments made hereunder shall be treated by all Parties as an adjustment to the Purchase Price.

Section 10.8                       Payment of Losses from Escrow.

(a) Losses for which the Buyer Indemnified Parties are entitled to collect indemnification from  the Seller under this Article X shall be satisfied, subject to the limitations in Section 10.7:

(i) first, from the Holdback Shares through either, in the Buyer’s sole and absolute discretion, the sale or cancellation of such number of Perk Common Shares (with each such share being valued for this purpose at the Market Price) equal to the Losses (rounded down to the nearest whole share). The Buyer shall be entitled to sell or cancel the shares unilaterally as attorney-in-fact for the Seller in accordance with Section 2.7; and

(ii) second, if any Losses are not satisfied in the manner set forth in Section 10.8(a)(i) either because the Holdback Shares have been released in accordance with Section 2.6 or the amount of the Losses is greater than the number of shares sold or cancelled under Section 10.8(a)(i) multiplied by the Market Price, then any remaining Losses shall be paid by the Seller to the Buyer Indemnified Parties in cash by way of wire transfer.

Section 10.9                       Exclusion of Other Remedies.  The Parties agree that, from and after the Closing Date, the indemnification or reimbursement obligations of the Parties set forth in this Article X shall constitute the sole and exclusive remedies of the Parties for any Losses based upon, arising out of or otherwise in respect of the matters set forth in this Agreement and the transactions contemplated hereby, but without prejudice to any remedies with respect to any of the Other Agreements.  The provisions of this Section 10.9 will not, however, prevent or limit a cause of action under Section 9.5(b), Section 9.7(f) and Section 13.16 to obtain an injunction or injunctions to prevent breaches of any covenants set forth in this Agreement and to enforce specifically the terms and provisions hereof.

ARTICLE XI
TERMINATION

Section 11.1                       Termination.  This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of the Buyer and the Seller;

(b) by the Buyer in writing, without Liability of the Buyer on account of such termination (provided the Buyer is not otherwise in material default or in material breach of this Agreement), if the Closing shall not have occurred on or before March 30, 2016; provided, that in the event that, as of March 30, 2016, the condition set forth in Section 7.1(e) has not been satisfied, Seller or Buyer may extend the termination date by 30 days (such date, as may be extended pursuant to this Section 11.1(b), the “Outside Date”);

(c) by the Seller in writing, without Liability of the Seller on account of such termination (provided that the Seller is not otherwise in material default or in material breach of this Agreement), if the Closing shall not have occurred on or before the Outside Date;

(d) by the Buyer in writing, without Liability of the Buyer on account of such termination (provided the Buyer is not otherwise in material default or in material breach of this Agreement), if satisfaction of any of the conditions in Section 7.1 or Section 7.2 is or becomes incapable of being fulfilled as of the Closing (other than by reason of the Buyer’s failure to comply with its obligations under this Agreement) and the Buyer has not waived in writing such condition on or before the Closing;

(e) by the Seller in writing, without Liability of the Seller on account of such termination (provided that the Seller is not otherwise in material default or in material breach of this Agreement), if satisfaction of any of the conditions in Section 7.1 or Section 7.3 is or becomes incapable of being fulfilled as of the Closing (other than by reason of the Seller’s failure to comply with any of its obligations under this Agreement) and the Seller has not waived in writing such condition on or before the Closing;

(f) by the Buyer in the event of any material breach of this Agreement by the Seller, which breach remains uncured thirty (30) days following written notice by the Buyer to the Seller of such breach;

(g) by the Seller in writing, without Liability of the Seller on account of such termination (provided that the Seller is not otherwise in material default or in material breach of this Agreement), in the event of any material breach of this Agreement by the Buyer, which breach remains uncured thirty (30) days following written notice by the Seller to the Buyer of such breach;

(h) by the Buyer, in writing, without Liability of the Buyer on account of such termination (provided the Buyer is not otherwise in material default or in material breach of this Agreement), in the event that the Seller has not received the written consent of its shareholders approving the transactions contemplated by this Agreement and the Other Agreements within 10 (ten) days of the date of this Agreement;

(i) by the Buyer if (A) the Seller breaches its obligations under Section 5.10, (B) the Seller fails to include the Seller Board Recommendation in the Information Statement, or if (C) the Seller Board shall have (i) withheld, withdrawn, qualified or modified in a manner adverse to Buyer the Seller Board Recommendation (it being understood that publicly taking no position or a neutral position with respect to an Acquisition Proposal or Acquisition Transaction including all or any part of the Business or the Purchased Assets for a period of more than four Business Days shall be considered an adverse modification), (ii) approved or recommended an Acquisition Proposal including all or any part of the Purchased Assets or entered into a binding written agreement in respect of an Acquisition Proposal or an Acquisition Transaction including  all or any part of the Purchased Assets or (iii) failed to publicly and unanimously recommend or reaffirm its approval of this Agreement and the Other Agreements within four Business Days after (x) any Acquisition Proposal shall have been made public or any Person shall have publicly announced an intention to make an Acquisition Proposal or (y) any written request by Buyer, acting reasonably; or

(j) by the Seller prior to receipt of Stockholder Approval in order to enter into a definitive agreement to consummate a Superior Proposal, subject to compliance with Section 5.10.

Section 11.2                       Effect of Termination.  Except as otherwise provided in this Agreement, in the event of termination of this Agreement pursuant to Section 11.1, all obligations under this Agreement shall terminate and shall be of no further force or effect and there shall be no Liability on the part of the Buyer or the Seller to one another; provided, however, that (a) the rights and obligations of the Parties set forth in Section 5.9 (Standstill), Section 6.5 (Standstill), this Section 11.2, Article XII and Article XIII, inclusive, shall survive such termination and (b) no termination of this Agreement shall release, or be construed as releasing, any Party from any Liability to any other Party which may have arisen for any breach of this Agreement prior to termination. All obligations under the Credit Facility Documents shall survive any termination of this Agreement in accordance with their terms.

Section 11.3                       Agreement as to Damages.

(a) Notwithstanding any other provision hereof relating to the payment of fees, including the payment of expenses or brokerage fees, if the transactions contemplated under this Agreement are not consummated and:

(i) prior to the termination of this Agreement, an Acquisition Proposal has been made or any Person has publicly announced  an intention to make an Acquisition Proposal and within twelve months of termination of this Agreement any Person or the Seller either (a) consummates an Acquisition Transaction (whether or not pursuant to the Acquisition Proposal referenced above in this clause (i)) or (b) enters into a definitive Contract providing for an Acquisition Transaction (whether or not pursuant to the Acquisition Proposal referenced above in this clause (i)); provided, that, solely for the purposes of this Section 11.3(a)(i), the term “Acquisition Transaction” shall have the meaning ascribed thereto in Article XII, except that references to 20% shall be changed to 50%; or

(ii) Buyer has terminated this Agreement pursuant to Section 11.1(h) or Section 11.1(i)) (or the Seller has terminated this Agreement at a time when this Agreement was terminable pursuant to Section 11.1(h) or Section 11.1(i)); or

(iii) the Seller has terminated this Agreement pursuant to Section 11.1(j);

then the Seller shall pay, or cause to be paid, as liquidated damages to Buyer (or as Buyer may direct by notice in writing), in the case of clause (iii) at or prior to the termination of this Agreement, and otherwise within two Business Days of the first to occur of the foregoing, the amount of $685,000 (the “Termination Fee”) in immediately available funds to an account designated by Buyer, which amount was calculated by multiplying the (A) sum of the (i) Assumed Liabilities set forth in Section 1.2(a)(ii) and (ii) the value of the Perk Shares and other consideration hereunder by (B) 5%. All payments made pursuant to this Section 11.1 shall be made without any deduction or withholding for or on account of Tax (a “Tax Deduction”), unless a Tax Deduction is required by applicable Law.

(b) The Seller acknowledges and hereby agrees that the provisions of this Section 11.3 are an integral part of the transactions contemplated by this Agreement and the Other Agreements, and that, without such provisions, Buyer would not have entered into this Agreement.  Accordingly, if the Seller fails to promptly pay the amount due pursuant to this Section 11.3, and, in order to obtain such payment, Buyer commences a suit that results in a judgment against the Seller for the Termination Fee or any portion thereof, the Seller shall pay to Buyer its reasonable, out-of-pocket costs and expenses (including reasonable attorneys’ fees) in connection with such suit, together with interest on the amount of such payments at the prime rate of Citibank, N.A. in effect on the date such payments were required to be made through the date of payment. Each of the Parties further acknowledges that the payment of the Termination Fee by the Seller specified in this Section 11.3 is not a penalty, but in each case are liquidated damages in a reasonable amount that will compensate Buyer, as the case may be, in the circumstances in which such fees are payable for the efforts and resources expended and the opportunities foregone while negotiating this Agreement and the Other Agreements and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby and thereby, which amount would otherwise be impossible to calculate with precision. The Parties agree that in the event that this Agreement is terminated and the Seller pays the Termination Fee to the Buyer, the Seller has no further Liability to the Buyer of any kind in respect of this Agreement and the transactions contemplated hereby (but without prejudice to any Liability arising pursuant to the Credit Facility Documents), and that in no event will the Seller be required to pay the Termination Fee on more than one occasion.

ARTICLE XII
DEFINITIONS

Definitions.  As used in this Agreement,

“Accounts Payable” of any Person means (a) all trade accounts payable and other rights to payment from suppliers of such Person, (b) all other accounts or notes payable of such Person and (c) any security, claim, remedy or other right related to any of the foregoing.

“Accounts Receivable” of any Person means (a) all trade accounts receivable and other rights to payment from customers of such Person, (b) all other accounts or notes receivable of such Person and (c) any security, claim, remedy or other right related to any of the foregoing.

“Acquisition Proposal” shall mean any offer, proposal or indication of interest (other than by Buyer or any Affiliates of Buyer) relating to any Acquisition Transaction.

“Acquisition Transaction” shall mean any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (i) any acquisition or purchase by any Person or “group” (as defined in or under Section 13(d) of the Exchange Act), directly or indirectly, of more than a twenty percent (20%) interest in the total outstanding voting securities of the Seller or one or more of its Subsidiaries that own or control more than twenty percent (20%) of the consolidated assets (measured by the lesser of book or fair market value at the time of determination), revenues or earnings (measured as of the 12-month period immediately preceding the date of determination) of the Seller and its Subsidiaries, taken together as a whole, or any tender offer or exchange offer that if consummated would result in any Person or “group” (as defined in or under Section 13(d) of the Exchange Act) beneficially owning more than twenty percent (20%) of the total outstanding voting securities of the Seller or one or more of its Subsidiaries that own or control more than twenty percent (20%) of the consolidated assets (measured by the lesser of book or fair market value at the time of determination), revenues or earnings (measured as of the 12-month period immediately preceding the date of determination) of the Seller and its Subsidiaries, taken together as a whole; (ii) any merger, consolidation, business combination or other similar transaction pursuant to which the Seller’s stockholders immediately preceding such transaction hold, directly or indirectly, less than eighty percent (80%) of the Equity Interests in the surviving or resulting entity of such transaction; (iii) any sale, lease (other than in the Ordinary Course of Business), exchange, transfer, license (other than in the Ordinary Course of Business), acquisition or disposition of more than twenty percent (20%) of the consolidated assets of the Seller and its Subsidiaries, taken together as a whole (measured by the lesser of book or fair market value thereof); or (iv) any combination of the foregoing.

“Activist Investor” means, as of any date, (a) any Person that has, directly or indirectly through its publicly-disclosed Affiliates, whether individually or as a member of a publicly-disclosed group or acting Jointly or In Concert with any other Person, within the two-year period immediately preceding such date, and in each case with respect to the Buyer, any of its subsidiaries or any of its or their equity securities (i) publicly made, engaged in or been a participant in any “solicitation” of “proxies” (as such terms are defined or used in the Exchange Act and the OBCA) to vote any equity securities of the Buyer or any of its subsidiaries, including in connection with a proposed change in control or other extraordinary or fundamental transaction involving the Buyer or any of its subsidiaries, or a public proposal for the election or replacement of any directors of the Buyer or any of its subsidiaries, that has not been approved by the board of directors of the Buyer or such subsidiary, (ii) called, or sought to call, a meeting of shareholders of the Buyer or any of its subsidiaries or initiated or submitted any shareholder proposal for action by shareholders of the Buyer or any of its subsidiaries (including through action by written consent), in each case that has not been approved and publicly recommended by the board of directors of the Buyer or such Subsidiary, (iii) commenced a tender offer or take-over bid (as such term is used in Canadian securities Laws) or exchange offer or other similar transaction to acquire the equity securities of the Buyer or any of its Subsidiaries that has not been approved and publicly recommended (at the time of commencement) by the board of directors of the Buyer or such subsidiary, (iv) otherwise publicly acted, alone or Jointly or In Concert with others, to seek to control or influence the board of directors, management or shareholders of the Buyer or any of its Subsidiaries (provided that this clause (iv) is not intended to apply to the activities of any member of the board of directors of the Buyer or such Subsidiary, with respect to the Buyer or such Subsidiary, taken in good faith solely in his or her capacity as a director of the Buyer or such Subsidiary), (v) publicly disclosed any intention, plan, arrangement or other Contract to do any of the foregoing, or (b) any Person identified on the most-recently available SharkWatch 50 list as of such date, or (c) any Affiliate of any Person contemplated in (a) and (b) above.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, such Person.  For the purposes of this definition, a Person shall be deemed to control another Person if such Person owns or has dispositive power over, directly or indirectly, more than twenty five percent (25%) of the voting Equity Interests of the other Person.

“Applicable Securities Laws” means any and all securities Laws including statutes, rules, regulations, by-laws, policies, guidelines, orders, decisions, rulings and awards applicable to the Seller or the Buyer, as the case may be.

“BAR Financial Statements” means the financial statements of the Seller and its Subsidiaries to be included in the business acquisition report to be filed by the Buyer following Closing (as required by Canadian securities Laws).

“Business” means the Viggle Business, excluding the Choose Digital Business and the MyGuy Business.

“Business Day” means any day other than a Saturday, a Sunday or other day on which banks in the cities of Toronto, Ontario, New York, New York or Wilmington, Delaware are permitted or required by applicable Law to close.

“Buyer Indemnified Parties” means the Buyer and its Affiliates, Representatives, successors and permitted assigns.

“Buyer’s Knowledge” means any matter, fact or thing that is as of the date hereof or the Closing Date, actually known to Ted Hastings, Amy Hastings, Adam Salamon and Roj Niyogi or the knowledge that such person would have after making reasonable inquiry of the employees of the Buyer with primary responsibility for the relevant matters.

“Buyer Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate, is materially adverse to the business, assets, financial condition or results of operations of the Buyer and its Subsidiaries taken as a whole; provided, however, that none of the following shall be deemed in itself, or in any combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Buyer Material Adverse Effect: any adverse change, effect, event, occurrence, state of facts or development (a) arising from or relating to (i) any loss of customers or employees of the Buyer that resulted from the announcement or pendency of the transactions contemplated by this Agreement; (ii) conditions arising after the date of this Agreement affecting the consumer-based mobile rewards industry in which the Buyer participates, the United States or Canadian economy as a whole, the capital markets in general or on which the Buyer’s securities are listed and the markets in which the Buyer’s business operates; (iii) changes in International Financial Reporting Standards after the date of this Agreement applicable to the Buyer; (iv) changes in Law after the date of this Agreement applicable to the Buyer; (v) performance of compliance with the express terms of, or the taking of any action expressly required by, this Agreement; or (vi) changes after the date of this Agreement in national or international political or social conditions, including, the commencement, continuation or escalation of a war, armed hostilities or other international or national calamity or act of terrorism directly or indirectly involving the United States of America or Canada; provided, further, that, with respect to clauses (ii), (iii), (iv) and (vi), such change, event, circumstance or development does not (i) primarily relate only to (or have the effect of primarily relating to) the Buyer and its Subsidiaries or (ii) disproportionately adversely affect the Buyer and its Subsidiaries compared to other companies of similar size operating in the consumer-based mobile rewards program industry in the United States of America and Canada or (b) that would prevent, materially delay or materially impair Buyer’s ability to consummate the transactions contemplated by this Agreement and the Other Agreements.

 “Cash on Hand” means all cash and cash equivalents, calculated as of 12:01 a.m., Eastern Time on the Closing Date, determined in accordance with GAAP.  For the avoidance of doubt, Cash on Hand shall be calculated net of issued but uncleared checks and drafts and shall include checks, ACH transactions and other wire transfers and drafts deposited or available for deposit for the account of the Person with respect to which Cash on Hand is being calculated.

“Choose Digital Business” means the Seller’s digital marketplace platform and set of licenses and business arrangements with media companies that allow Viggle and other companies to incorporate digital media rewards into their rewards and loyalty programs, as currently conducted.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended.

“Code” means the Internal Revenue Code of 1986, as amended.

“Consent” means any approval, consent, ratification, waiver, or other authorization.

“Contract” means any agreement, note, arrangement, mortgage, indenture, lease, deed of trust, license, plan, instrument or other contract.

“Corporate Services Assets” means all assets owned and used by the Seller to perform legal, finance, accounting, information technology, human resources or other administrative services or functions for the Seller and for other businesses or activities of the Seller and its Affiliates, wherever located, and by whomever possessed.

“Data Room” means the folder entitled “Perk Due Diligence File” maintained by the Seller on www.box.com, as in existence at the close of Business two (2) Business Days prior to the execution of this Agreement.

“Domestic Issuer” has the meaning ascribed thereto in Rule 902(e) of Regulation S of the Securities Act.

“Equity Interests” means (a) any partnership interests, (b) any membership interests or units, (c) any shares of capital stock, (d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing entity, (e) any subscriptions, calls, warrants, options, or commitments of any kind or character relating to, or entitling any Person or entity to purchase or otherwise acquire membership interests or units, capital stock, or any other equity securities, (f) any securities convertible into or exercisable or exchangeable for partnership interests, membership interests or units, capital stock, or any other equity securities, or (g) any other interest classified as an equity security of a Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person that is included in a controlled group of companies within which the Seller is also included, as provided in Section 414(b) of the Code; or which is a trade or business under common control with the Seller, as provided in Section 414(c) of the Code; or which constitutes a member of an affiliated service group within which the Seller is also included, as provided in Section 414(m) of the Code; or which is required to be aggregated with the Seller pursuant to regulations issued under Section 414(o) of the Code.

“Escrow Agent” means Computershare Trust Company, N.A. or such other Person mutually agreeable to the Buyer and the Seller, acting in good faith.

“Escrow Agreement” means the agreement among the Buyer, the Seller and the Escrow Agent in substantially the form of Exhibit M.

“GAAP” means United States generally accepted accounting principles, as in effect from time to time, consistently applied.

“General Enforceability Exceptions” means those exceptions to enforceability due to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally, and general principles of equity.

“Governmental Authority” means the United States or any state, provincial, county, municipal, city, local or foreign government, court, administrative body or other governmental or quasi-governmental entity, or any instrumentality, division, subdivision, department, agency or authority of any thereof, or any securities exchange, futures exchange, contract market or similar self-regulatory body or organization, in each case having competent jurisdiction over any of the Seller, the Buyer or the transactions contemplated by this Agreement or the Other Agreements, as applicable.

“Indebtedness” means, with respect to any Person, all Liabilities in respect of: (a) borrowed money, whether current or funded, secured or unsecured; (b) obligations evidenced by bonds, notes, debentures or similar instruments, and all Liabilities in respect of mandatorily redeemable or purchasable capital stock or securities convertible into capital stock; (c) the deferred purchase price of property, (d) any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which Liabilities are required to be classified and accounted for under GAAP as capital leases; (d) intercompany indebtedness of the Seller to or from any of its Affiliates, (e) the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction securing obligations of a type described in clauses (a) above to the extent of the obligation secured, and (f) interest, premium, penalties and other amounts owing in respect of the foregoing.  For avoidance of doubt, and notwithstanding the foregoing, Indebtedness does not include, (i) trade payables and similar expenses incurred in the Ordinary Course of Business not classified as debt in accordance with GAAP, or (ii) obligations arising following the Closing related to leases that are or should be (in accordance with GAAP) accounted for as operating leases.

“Intellectual Property” means all of the following:  (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents (whether utility or design), patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, designs, shapes, configurations, slogans, trade names, corporate names, Internet domain names, and rights in telephone numbers, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, along with all moral rights and benefits of waivers thereof, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, recipes, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including source code, executable code, data, databases, and related documentation, and (g) all other proprietary rights.

“Inventory” of any Person means all finished goods and all work-in-process, intermediaries, raw materials or ingredients and spare parts used or held for use by such Person in the production of finished goods.

“IRS” means the Internal Revenue Service of the United Stated Department of the Treasury.

“Jointly or In Concert” means a Person acting jointly or in concert with another Person or Persons as contemplated in Canadian securities Laws.

“Law” means any federal, state or local or foreign law, statute, ordinance, order, code, rule or regulation, judgment, injunction or decree enacted, issued, promulgated, enforced or entered by any Governmental Authority.

“Liability” means debts, liabilities, commitments and obligations of any kind, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, asserted or not asserted, known or unknown, determined, determinable or otherwise, whenever or however arising (including, whether arising out of any Contract or tort based on negligence or strict liability) and whether or not the same would be required by GAAP to be reflected in financial statements or disclosed in the notes thereto, including, without limitation, any liability for Taxes.

“Licenses and Permits” means any licenses, permits, certificates, notifications, exemptions, classifications, registrations, franchises, approvals, orders or similar authorizations, or any waivers of the foregoing, issued by any Governmental Authority.

“Lien” means any mortgage, pledge, hypothecation, hypothec, right of others, claim, security interest, encumbrance, lease, sublease, license, occupancy agreement, adverse claim or interest, easement, covenant, encroachment, burden, title defect, title retention agreement, voting trust agreement, interest, equity, option, lien, right of first refusal, or charge.

“Loss” or “Losses” means, with respect to any Person, all Liabilities, demands, claims, suits, actions, or causes of action, assessments, losses, costs and expenses, including reasonable attorneys’ fees and expenses (whether incurred in connection with Third Party Claims or in enforcing this Agreement) sustained or incurred by such Person.

“Major Shareholder” means that the Seller beneficially owns Restricted Securities representing equal to or greater than 10% of the then issued and outstanding Perk Common Shares (on a non-diluted basis).

“Market Price” means (i) in the case of shares cancelled, the volume-weighted average trading price of the Perk Common Shares on the TSX for the five (5) trading day period ended on the Business Day prior to the day of cancellation, and (ii) in the case of shares sold, the net proceeds received by the Buyer on a per share basis.

“MyGuy Business” means the Seller’s real-time fantasy sports game that allows users to select an athlete (or athletes) in a sporting event and may compete against other users who can select players in the same game for which Seller generates revenues through the sale of advertising and sponsorships, as currently conducted.

“OBCA” means the Business Corporations Act (Ontario).

“Ordinary Course of Business” means, in respect of any Person, the ordinary course of such Person’s business, as conducted by such Person in accordance with past practice (including with respect to frequency and amount) and undertaken by such Person in good faith and not for purposes of evading any covenant or restriction in this Agreement or any Other Agreement.

“Organizational Documents” means (a) with respect to a corporation, the certificate or articles of incorporation and bylaws; (b) with respect to any other entity, any charter or similar document adopted or filed in connection with the creation, formation or organization of such entity; and (c) any amendment to any of the foregoing.

“Other Agreements” means each agreement, document, certificate and instrument being executed or delivered pursuant to this Agreement, including, without limitation, the Credit Facility, the Security Agreement, the Subordination Agreement, the Escrow Agreement, the Support Agreement, the Warrants, the Wetpaint Agreement, the License Agreement, the Choose Digital Agreement, the Non-Competition Agreements, the NY License, and the documents and agreements to be delivered by the Parties pursuant to Article VIII hereof.

"Perk Common Shares" means the common shares in the capital of the Buyer.

“Permitted Liens” means collectively, (i) Liens that are specifically reserved against or otherwise specifically disclosed in the Latest Balance Sheet, (ii) Liens for Taxes not yet payable or the validity of which are being contested in good faith by appropriate proceedings, (iii) mechanics’, workmen’s, repairmen’s, warehousemen’s, processor’s, landlord’s, carrier’s, maritime, materialmen’s, consignee’s or other similar common law or statutory Liens arising or incurred in the Ordinary Course of Business, (iv) with respect to Real Property, any imperfection of title, easements, encroachments, covenants, rights of way, defects, irregularities or encumbrances on title or similar Lien which does not and would not reasonably be expected to impair in any material respect the operations of the Business of the Seller, (v) Liens securing capital lease obligations on Purchased Assets or equipment leases to the extent that (a) the applicable capital leases or equipment leases are included in the Assigned Contracts listed on Schedule 1.1(a)(iv) or otherwise accepted by the Buyer pursuant to Section 1.7, (b) such Liens do not arise from non-performance or non-payment of the applicable capital leases and (c) the incurrence of such obligations does not violate this Agreement, (vi) Liens incurred pursuant to actions of the Buyer taken at or following the Closing (but for clarity, not Liens resulting from the Closing itself), (vii) Liens specifically disclosed on the Schedules hereto, (viii) Liens relating to the SFX Agreement, (ix) the Sillerman Liens and (x) Liens that, individually or in the aggregate, do not and would not reasonably be expected to impair or affect the use or value of the underlying asset to the Buyer and its Subsidiaries.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, entity or Government Authority.

“Plans” means (a) all employee benefit plans as defined in Section 3(3) of ERISA; (b) all other pension, retirement, group insurance, severance pay, deferred compensation, excess or supplemental benefit, vacation, stock, stock option, equity-based compensation, phantom stock, fringe benefit and incentive plans, programs, or arrangements which pertain to any employee, former employee, director, officer or independent contractor of Seller or any ERISA Affiliate of Seller and to which Seller or any ERISA Affiliate of Seller is a sponsor, a party or by which any of them is bound.

“Pre-Closing Taxable Period” means any taxable period ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date.

“Real Property” means all parcels and tracts of land, together with all buildings, structures, fixtures and improvements located thereon (including those under construction), and all privileges, rights, easements, hereditaments and appurtenances belonging to or for the benefit of such land, if any, including all easements appurtenant to and for the benefit of such land, and all rights existing in and to any streets, alleys, passages and other rights-of-way included thereon or adjacent thereto (before or after vacation thereof) and vaults beneath any such streets, if any

“Reasonable Efforts” means the good faith efforts that a reasonably prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as reasonably possible, but without the requirement of incurring any material out-of-pocket expenses (other than such Party’s own legal or accounting fees) or of conceding any legally enforceable rights in connection therewith.

“Representative” means, with respect to any Person, any director, manager, officer, employee, attorney, accountant, advisor, investment banker, agent or any similar person acting in a representative capacity or as agent for such Person.

“Restricted Period” means one year and one day from Closing.

“Restricted Voting Shares” means the Class A Restricted Voting Shares in the capital of the Buyer.

“Restricted Securities” means any securities of the Buyer, including Perk Common Shares, Restricted Voting Shares, Earn-Out Shares or Warrants, or securities convertible into or exercisable or exchangeable for any of the foregoing.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Indemnified Parties” means the Seller and its Subsidiaries, Representatives, successors and assigns.

“Seller’s Knowledge” or “Knowledge of the Seller” means any matter, fact, or thing that is, as of the date hereof or the Closing Date, actually known to Sillerman, Mitchell Nelson, Tom McLean, Kyle Brink or Ariel Martinez, or the knowledge that such persons would have after making reasonable inquiry of the employee of the Seller with primary responsibility for the relevant matter.

“Seller Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate, is materially adverse to the business, assets, financial condition or results of operations of the Purchased Assets or the Business taken as a whole; provided, however, that none of the following shall be deemed in itself, or in any combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Seller Material Adverse Effect: any adverse change, effect, event, occurrence, state of facts or development (a) arising from or relating to (i) any loss of customers or employees of the Business that resulted from the announcement or pendency of the transactions contemplated by this Agreement; (ii) conditions arising after the date of this Agreement affecting the consumer-based mobile rewards industry in which the Business participates, the United States economy as a whole, the capital markets in general or on which the Seller’s securities are listed and the markets in which the Business operates; (iii) changes in GAAP after the date of this Agreement applicable to the Business; (iv) changes in Law after the date of this Agreement applicable to the Business; (v) performance of compliance with the express terms of, or the taking of any action expressly required by, this Agreement; or (vi) changes after the date of this Agreement in national or international political or social conditions, including, the commencement, continuation or escalation of a war, armed hostilities or other international or national calamity or act of terrorism directly or indirectly involving the United States of America; provided, further, that, with respect to clauses (ii), (iii),  (iv) and (vi), such change, event, circumstance or development does not (i) primarily relate only to (or have the effect of primarily relating to) the Seller and its Subsidiaries or (ii) disproportionately adversely affect the Business compared to other businesses of similar size operating in the consumer-based mobile rewards program industry in the United States of America or (b) that would prevent, materially delay or materially impair Seller’s ability to consummate the transactions contemplated by this Agreement and the Other Agreements.

“SFX Agreement” means that certain Amended and Restated Shared Services Agreement by and between Viggle Inc. and SFX Entertainment, Inc. dated as of January 22, 2015.

“Sillerman Liens” means Liens in favor of the Subordinated Creditor (as defined in the Subordination Agreement); provided that (i) such Liens do not encumber any assets that are not pledged to the Buyer under the Security Agreement, (ii) any financing statements, intellectual property security agreements or other perfection filings in favor of any Subordination Creditor may not be made with any filing office or register unless and until such Subordinated Creditor has received confirmation from such filing office or register that a filing in favor of the Buyer has been recorded with respect to all of the collateral described in the proposed filing of such Subordinated Creditor, and(iii) Subordinated Creditor does not take possession of any collateral that is required to be delivered to the Buyer under the terms of the Security Agreement.

“Subsidiary” means with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons owns a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation); and the term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Superior Proposal” shall mean any Unsolicited Written Acquisition Proposal made in accordance with applicable Laws (i) providing for the acquisition of not less than all the Purchased Assets, (ii) that is reasonably capable of being completed without undue delay, taking into account all financial, legal, regulatory and other aspects of such proposal and the Person making such proposal, (iii) that in respect of which any financing is then committed to ensure that the required funds will be available to effect (A) the payment in full for the transaction contemplated by such Unsolicited Written Acquisition Proposal; (B) the repayment in full of all amounts owing and/or outstanding under the Credit Facility (including the payment in full of all amounts, fees and expenses payable thereunder) and (C) the payment in full of all amounts, fees and expenses of Buyer (including as required by Section 11.3 and the Credit Facility), (iv) that did not result from a breach of Section 5.10, (v) that is not subject to any due diligence condition or requirement; and (vi) that the Seller Board determines in good faith (after consultation with its financial advisors and outside legal counsel as reflected in the minutes of a meeting of the Seller Board and after taking into account the factors described above) that both (A) failure to recommend such Unsolicited Written Acquisition Proposal to the Seller’s stockholders would breach or violate its fiduciary duties and (B) that the portion of such Unsolicited Written Acquisition Proposal allocable to the Purchased Assets are more favorable to the Seller’s stockholders from a financial point of view than the transactions contemplated by this Agreement or, if applicable, any counter-offer or proposal made by the Buyer or any of its Affiliates in response thereto.

“Tangible Personal Property” means machinery, equipment (including office equipment), automobiles, trucks, tractors, trailers, fixtures, trade fixtures, computers and related software, furniture, office supplies, production supplies, spare parts, other miscellaneous supplies and other tangible property of any kind wherever located related to the Business, including any of the foregoing purchased subject to any conditional sales or title retention agreement in favor of any other Person.

“Tax” or “Taxes” means (a) any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, escheat, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value-added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, and (b) any amounts described in clause (a) for which any Person may be jointly or severally liable under applicable Law by virtue of its status as a member of a consolidated, affiliated, combined or unitary group of taxpayers, or (c) any amount described in clauses (a) or (b) that is payable pursuant to any tax-sharing agreement or any other agreement relating to the sharing, indemnification or payment of any such amount.

“Tax Returns” means any return, declaration, report, claim for refund, or information return or statement required to be filed with any Taxing Authority.

“Taxing Authority” means any Governmental Authority, domestic or foreign, having jurisdiction over the assessment, determination, collection, or other imposition of any Taxes.

“Term Sheet” means the term sheet dated October 19, 2015 between the Seller and the Buyer.

“Transfer Taxes” means any and all transfer, documentary, sales, use, gross receipts, stamp, value added, recording, escrow and other similar Taxes and fees (including any penalties and interest) imposed or assessed as a result of the transactions contemplated by this Agreement (including recording and escrow fees).

“Treasury Regulation” means the regulations of the U.S. Department of the Treasury promulgated under the Code, as such Treasury Regulations may be amended from time to time.  Any reference herein to a particular Treasury Regulation means, where appropriate, the corresponding successor provision.

“WARN Act” means the Worker’s Adjustment and Retraining Notification Act, 29 U.S.C. § 2101, et seq., and any similar state Law.

ARTICLE XIII
MISCELLANEOUS

Section 13.1                       Notices, Consents, etc..  Any notices, Consents or other communications required to be sent or given hereunder by any of the Parties shall in every case be in writing and shall be deemed properly served if and when (a) delivered by hand, (b) transmitted by facsimile, e-mail or other means of electronic transmission, or (c) delivered by Federal Express or other express overnight delivery service, or registered or certified mail, return receipt requested, to the Parties at the addresses as set forth below or at such other addresses as may be furnished in writing:

If to the Seller:
Viggle Inc. 902 Broadway, 11th Floor New York, New York 10010 Attention: Robert F. X. Sillerman Facsimile: [646-349-5988] E-mail: one@viggle.com with a copy to:
Greenberg Traurig, LLP 200 Park Avenue New York, New York 10166 Attention: Dennis Block Facsimile: 212-805-5555 E-mail: blockd@gtlaw.com
If to the Buyer:
Perk.com Inc. 150 Caroline Street, Suite 400 Waterloo, Ontario Attention: Ted Hastings, CEO Facsimile: 888-395-9044 E-mail: ted@perk.com with a copy to:

Torys LLP 79 Wellington Street West, 30th Floor Box 270, TD South Tower Toronto, Ontario M5K 1N2 Attention: John Emanoilidis Facsimile: 416-865-7380 E-mail: jemanoilidis@torys.com

Date of delivery of such notice shall be (i) the date such notice is delivered by hand, facsimile, e-mail or other form of electronic transmission, (ii) one (1) Business Day following the delivery by express overnight delivery service, or (iii) three (3) Business Days after the date of mailing if sent by certified or registered mail.

Section 13.2                       Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.  If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 13.3                       Successors; Assignment.  This Agreement will be binding upon, and inure to the benefit of, the Parties hereto and their respective successors and permitted assigns.  Subject to the provisions of Section 1.6 (Subsidiary Acquisitions), no Party to this Agreement may assign any of its rights or delegate any of its obligations under this Agreement, by operation of Law or otherwise, without the prior written consent of the other Party hereto except that Buyer may assign any and all of its rights under this Agreement or any Other Agreement to one or more of its Subsidiaries (but no such assignment shall relieve Buyer of any of its obligations hereunder).

Section 13.4                       Counterparts; Facsimile Signatures.  This Agreement may be executed simultaneously in multiple counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.  This Agreement, any and all agreements and instruments executed and delivered in accordance herewith, along with any amendments hereto or thereto, to the extent signed and delivered by means of e-mail, a facsimile machine or other means of electronic transmission, shall be treated in all manner and respects and for all purposes as an original signature, agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

Section 13.5                       Expenses.  Each of the Seller and the Buyer shall bear and pay for all of its own costs, fees and expenses (including legal, accounting, investment banking, broker’s, finder’s and other professional or advisory fees and expenses) incurred or to be incurred by it, in each case, in negotiating and preparing this Agreement and the Other Agreements and in closing and carrying out the transactions contemplated hereby and thereby.  Without limiting the generality of the foregoing, all Transfer Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement shall be borne equally by the Seller and the Buyer, and the Seller shall file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable Law, the Parties will, and will cause their respective Affiliates to, join in the execution of any such Tax Returns and other documentation.

Section 13.6                       Governing Law.  All matters relating to the interpretation, construction, validity and enforcement of this Agreement shall be governed by and construed in accordance with the domestic Laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than the State of Delaware.

Section 13.7                       Table of Contents and Headings.  The table of contents and section headings of this Agreement are included for reference purposes only and shall not affect the construction or interpretation of any of the provisions of this Agreement.

Section 13.8                       Entire Agreement.  This Agreement, the Recitals, the Schedules and the Exhibits attached hereto and the Other Agreements, along with the Confidentiality Agreement set forth the entire understanding of the Parties with respect to the transactions contemplated hereby, supersede all prior discussions, understandings, agreements and representations and shall not be modified or affected by any offer, proposal, statement or representation, oral or written, made by or for any Party in connection with the negotiation of the terms hereof.  This Agreement may be modified only by subsequent instruments signed by the Parties hereto.

Section 13.9                       Third Parties.  Other than Section 9.3, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person, other than the Parties to this Agreement, the Buyer Indemnified Parties or the Seller Indemnified Parties and their respective successors and permitted assigns, any rights or remedies under or by reason of this Agreement.  This Agreement and all provisions and conditions hereof are intended to be, and shall be, for the sole and exclusive benefit of such Persons and for the benefit of no other Person.

Section 13.10                                 Disclosure Generally.  All Schedules attached hereto (and any Schedules Updates) are incorporated herein and expressly made a part of this Agreement as though completely set forth herein.  All references to this Agreement herein or in any of the Schedules shall be deemed to refer to this entire Agreement, including all Schedules. Subject to Section 5.3, references to any of the Schedules shall be deemed to include any Schedule Updates.  Information furnished in any particular Schedule shall be deemed to be included in all other Schedules in which the information is required to be included, notwithstanding the absence of a cross-reference contained therein, provided that the information’s applicability to such other Schedules is readily apparent on the face of such information.  Neither the specification of any dollar amount in any representation or warranty contained in this Agreement, nor the inclusion of any specific item in a Schedule is intended to imply that such amount, or any higher or lower amount, or the item so included or other items, are or are not material.  Unless this Agreement specifically provides otherwise, neither the specification of any item or matter in any representation or warranty contained in this Agreement, nor the inclusion of any specific item in a Schedule is intended to imply that such item or matter, or other items or matters, are or are not in the Ordinary Course of Business.

Section 13.11                                 Acknowledgment by the Buyer; Disclaimers.

(a) Each Party acknowledges that it has conducted to its satisfaction an independent investigation and verification of the financial condition, operations, assets, Liabilities and properties of the other Party and, in making its determination to proceed with the transactions contemplated by this Agreement, the Buyer has relied and will rely on the results of its own independent investigation of the Purchased Assets and the Assumed Liabilities and Seller, in making its determination to proceed with the transactions contemplated by this Agreement, has relied on and will rely on the results of its own independent investigation of the Buyer, the Perk Common Shares, the Earn-Out Shares and the Warrants.  Each Party further acknowledges that, except as set forth in this Agreement, no promise or inducement was offered by the other Party or any of its Representatives, to the other Party to consummate the transactions contemplated by this Agreement.

(b) Each Party acknowledges and agrees that none of the other Party, any other Person acting on behalf of such other Party nor any of their respective Affiliates has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Seller or the Business or the Buyer, its business, the Perk Common Shares, the Earn-Out Shares or the Warrants, except as expressly set forth in Article III of this Agreement.  Each Party further acknowledges and agrees that neither the other Party nor any other Person shall have or be subject to any Liability to such Party or any other Person resulting from the distribution to such Party, or such Party’s use of, any such information, and any information, document or material made available to such Party or such Party’s Representatives in the Data Room, management presentations or any other form in expectation of the transactions contemplated by this Agreement.  With respect to all materials that are described as having been made available, provided or delivered to a Party, such materials shall be deemed to have been delivered, provided or made available to a Party if such Party or any of its Representatives or agents have been granted access to an electronic dataroom in which such materials were available.

(c) THE BUYER UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT, EXCEPT AS SPECIFICALLY SET FORTH IN ARTICLE III OF THIS AGREEMENT, ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED (INCLUDING, BUT NOT LIMITED TO, ANY RELATING TO THE FUTURE OR HISTORICAL FINANCIAL CONDITION, RESULTS OF OPERATIONS, ASSETS OR LIABILITIES OR PROSPECTS OF THE SELLER), ARE SPECIFICALLY DISCLAIMED BY THE SELLER.  THE BUYER ACKNOWLEDGES THAT IT DID NOT RELY ON ANY REPRESENTATION OR WARRANTY NOT CONTAINED IN ARTICLE III OF THIS AGREEMENT WHEN MAKING ITS DECISION TO ENTER INTO THIS AGREEMENT AND WILL NOT RELY ON ANY SUCH REPRESENTATION OR WARRANTY IN DECIDING TO CONSUMMATE THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

(d) THE SELLER UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT, EXCEPT AS SPECIFICALLY SET FORTH IN ARTICLE IV OF THIS AGREEMENT, ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED (INCLUDING, BUT NOT LIMITED TO, ANY RELATING TO THE FUTURE OR HISTORICAL FINANCIAL CONDITION, RESULTS OF OPERATIONS, ASSETS OR LIABILITIES OR PROSPECTS OF THE BUYER), ARE SPECIFICALLY DISCLAIMED BY THE BUYER.  THE SELLER ACKNOWLEDGES THAT IT DID NOT RELY ON ANY REPRESENTATION OR WARRANTY NOT CONTAINED IN ARTICLE IV OF THIS AGREEMENT WHEN MAKING ITS DECISION TO ENTER INTO THIS AGREEMENT AND WILL NOT RELY ON ANY SUCH REPRESENTATION OR WARRANTY IN DECIDING TO CONSUMMATE THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

Section 13.12                                 Interpretive Matters.  Unless the context otherwise requires, (a) all references to Articles, Sections, Schedules or Exhibits shall mean and refer to Articles, Sections, Schedules or Exhibits in this Agreement, (b) each accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with GAAP, (c) words in the singular or plural include the singular and plural, and pronouns stated in either the masculine, feminine or neuter gender shall include the masculine, feminine and neuter, (d) the term “including” shall mean “including without limitation” (i.e., by way of example and not by way of limitation), (e) all references to statutes and related regulations shall include all amendments of the same and any successor or replacement statutes and regulations, (f) references to “hereof”, “herein”, “hereby” and similar terms shall refer to this entire Agreement (including the Schedules, Schedule Updates (subject to Section 5.3) and Exhibits hereto), (g) references to any Person shall be deemed to mean and include the successors and permitted assigns of such Person (or, in the case of a Governmental Authority, Persons succeeding to the relevant functions of such Person), (h) references to “records” shall refer to all information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form, (i) “or” is used in the inclusive sense of “and/or,” and (j) whenever this Agreement refers to a number of days, such number shall refer to calendar days, unless such reference is specifically to “Business Days.”  Except as otherwise specifically noted herein, all sums of money referenced herein shall be in U.S. currency.

Section 13.13                                 Construction.  Each of the Parties acknowledges that it has been represented by independent counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with consent and upon the advice of said independent counsel.  The Parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise, or rule of strict construction applied, favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.  Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against the Party that drafted it is of no application and is hereby expressly waived by the Parties hereto.

Section 13.14                                 Submission to Jurisdiction.  EACH OF THE PARTIES SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT SITTING IN THE STATE OF DELAWARE, IN ANY ACTION OR PROCEEDING ARISING OUT OF, OR RELATING TO, THIS AGREEMENT, AGREES THAT ALL CLAIMS IN RESPECT OF THE ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND AGREES NOT TO BRING ANY ACTION OR PROCEEDING ARISING OUT OF, OR RELATING TO, THIS AGREEMENT IN ANY OTHER COURT.  EACH OF THE PARTIES WAIVES ANY DEFENSE OF INCONVENIENT FORUM TO THE MAINTENANCE OF ANY ACTION OR PROCEEDING SO BROUGHT AND WAIVES ANY BOND, SURETY OR OTHER SECURITY THAT MIGHT BE REQUIRED OF ANY OTHER PARTY WITH RESPECT THERETO.  EACH PARTY AGREES THAT SERVICE OF SUMMONS AND COMPLAINT OR ANY OTHER PROCESS THAT MIGHT BE SERVED IN ANY ACTION OR PROCEEDING MAY BE MADE ON SUCH PARTY BY SENDING OR DELIVERING A COPY OF THE PROCESS TO THE PARTY TO BE SERVED AT THE ADDRESS OF THE PARTY AND IN THE MANNER PROVIDED FOR THE GIVING OF NOTICES IN SECTION 13.1.  NOTHING IN THIS SECTION, HOWEVER, SHALL AFFECT THE RIGHT OF ANY PARTY TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.  EACH PARTY AGREES THAT A FINAL JUDGMENT IN ANY ACTION OR PROCEEDING SO BROUGHT SHALL BE CONCLUSIVE AND MAY BE ENFORCED BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

Section 13.15                                 Waiver of Jury Trial.  TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH PARTY HEREBY IRREVOCABLY WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING IN WHOLE OR IN PART UNDER, RELATED TO, BASED ON OR IN CONNECTION WITH THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER SOUNDING IN TORT OR CONTRACT OR OTHERWISE.  ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 13.15 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

Section 13.16                                 Specific Performance.  Without limiting the provisions of Section 9.5 and Section 9.7, the Parties agree that if any provision of this Agreement is not performed in accordance with its terms or is otherwise breached, irreparable harm would occur, no adequate remedy at law would exist, and damages would be difficult to determine.  Accordingly, it is agreed that the Party or Parties not in breach shall be entitled to an injunction or injunctions to prevent breaches of this Agreement, and to the remedy of specific performance of the terms and conditions hereof, in addition to any other remedies that may be available, at law or in equity, by reason of such breach.

Section 13.17                                 Time of the Essence.  Time is of the essence with respect to all time periods and dates set forth in or referenced in this Agreement.

Section 13.18                                 Arms-Length Negotiation.  The Parties have negotiated the transactions contemplated by this Agreement on an arms-length basis and the Buyer believes the Purchase Price is fair consideration for the Purchased Assets and the Seller believes the Purchased Assets are fair consideration for the Purchase Price.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first written above.

SELLER: VIGGLE INC.

By:	/s/ Robert F.X. Sillerman
Robert F.X. Sillerman
Executive Chairman and Chief Executive Officer

BUYER: PERK.COM INC.

By:	/s/ Ted Hastings
Ted Hastings
Chief Executive Officer

Schedules and Exhibits

Exhibits

Exhibit A: Credit Facility
Exhibit B: Security Agreement
Exhibit C: Subordination Agreement
Exhibit D: Support Agreement
Exhibit E: Form of Non-Competition Agreement
Exhibit F: Calculation of Earn-Out
Exhibit G: Form of Warrant 1
Exhibit H: Form of Warrant 2
Exhibit I: Form of NY License
Exhibit J: Form of License Agreement
Exhibit K: Form of Choose Digital Agreement
Exhibit L: Form of Wetpaint Agreement
Exhibit M: Form of Escrow Agreement

Schedules

Schedule 1.1(a)(i)	-	Acquired Inventory
Schedule 1.1(a)(iii)	-	Acquired Tangible Personal Property
Schedule 1.1(a)(iv)	-	Assigned Contracts
Schedule 1.1(a)(v)	-	Assigned Intellectual Property
Schedule 1.1(a)(vi)	-	Assigned Licenses and Permits
Schedule 1.1(b)(i)	-	Excluded Inventory
Schedule 1.1(b)(iii)	-	Excluded Tangible Personal Property
Schedule 1.1(b)(iv)	-	Excluded Contracts
Schedule 1.1(b)(v)	-	Excluded Intellectual Property
Schedule 1.1(b)(vi)	-	Excluded Licenses and Permits
Schedule 1.1(b)(viii)	-	Excluded Shared Assets
Schedule 1.1(b)(ix)	-	Excluded Claims
Schedule 1.1(b)(xii)	-	Excluded Corporate Services Assets
Schedule 1.1(b)(xix)	-	Other Excluded Assets

Schedule 1.2(b)	-	Retained Liabilities
Schedule 2.1(b)(ii)	-	Combined Revenue
Schedule 2.2	-	Purchase Price Allocation
Schedule 3.1	-	Organization and Qualification
Schedule 3.4	-	Capitalization
Schedule 3.5(b)	-	No Violation
Schedule 3.6(a)	-	Third Party Consents
Schedule 3.6(b)	-	Governmental Consents
Schedule 3.8	-	Absence of Certain Changes
Schedule 3.9	-	Taxes
Schedule 3.10	-	Assigned Contracts
Schedule 3.11	-	Disclosed Assets
Schedule 3.12	-	Suppliers and Customers
Schedule 3.13	-	Personal Property
Schedule 3.14	-	Intellectual Property
Schedule 3.16	-	Litigation
Schedule 3.19	-	Material Licenses and Permits
Schedule 3.20(a)	-	Employee Benefit Plans
Schedule 3.20(c)	-	Plan Assets Invested Subject to ERISA Section 407(d)
Schedule 3.20(d)	-	Contracts Subject to Section 4999 of the Code
Schedule 3.20(e)	-	Welfare Plan Coverage
Schedule 3.21(a)	-	Employment Complaints
Schedule 3.21(b)	-	Collective Bargaining Agreements
Schedule 3.21(c)	-	Labor Law Compliance
Schedule 3.22(a)	-	Transferred Employees
Schedule 3.22(b)	-	Non At-Will Employees
Schedule 3.23	-	Affiliate Transactions
Schedule 4.3	-	Capitalization
Schedule 4.4	-	Consents
Schedule 5.1	-	Seller’s Conduct of the Business
Schedule 6.1	-	Buyer’s Conduct of its Business
Schedule 7.2(e)	-	Required Approvals
Schedule 9.7(a)	-	Non-Competition
Schedule 9.8(b)	-	Seller’s Competitors
Schedule 9.12	-	Transition Services

Glossary of Defined Terms

$12.50 VWAP	11
$18.75 VWAP	11
13/405,851 License	8
2016 Calendar Year	10
2017 Calendar Year	10
Accounting Firm Determination Date	11
Accounts Payable	63
Accounts Receivable	63
Acquired Accounts Receivable	2
Acquired Inventory	2
Acquired Records	3
Acquired Tangible Personal Property	2
Acquisition Date	10
Acquisition Proposal	63
Acquisition Transaction	63
Activist Investor	64
Adjusted Revenue	10
Affiliate	64
Agreement	1
Allocation Schedule	9
Applicable Securities Laws	64
Assigned Contracts	2
Assigned Intellectual Property	3
Assigned Licenses and Permits	3
Assigned Rights	52
Assumed Liabilities	5
Audited Balance Sheet	16
Audited Financial Statements	16
Authorized Use	53
BAR Financial Statements	64
Business	1, 65
Business Day	65

Buyer	1
Buyer Fundamental Representations	54
Buyer Indemnified Parties	65
Buyer Knowledge	65
Buyer Material Adverse Effect	65
Buyer Plans	46
Calendar Year	10
Calendar Years	10
Cap Amount	59
Cash on Hand	65
Change in Recommendation	36
Choose Digital Agreement	42
Choose Digital Business	66
Closing	7
Closing Date	7
COBRA	66
Code	66
Combined Revenue	10
Competitor	51
Confidential Information	48
Confidentiality Agreement	32
Consent	66
Contract	66
Corporate Services Assets	66
Credit Facility	1
Credit Facility Documents	1
Data	22
Data Room	66
Deductible Amount	58
Defense Notice	56
Direct Claim	56
Domestic Issuer	66
Earn-Out Objection Notice	11
Earn-Out Objection Period	11
Earn-Out Shares	10
Equity Interests	66
ERISA	66
ERISA Affiliate	66

Escrow Agent	66
Escrow Agreement	67
Escrow Release Date	13
Exchange Act	33
Excluded Accounts Receivable	4
Excluded Assets	4
Excluded Claims	4
Excluded Contracts	4
Excluded Corporate Services Assets	5
Excluded Intellectual Property	4
Excluded Inventory	4
Excluded Licenses and Permits	4
Excluded Seller Records	4
Excluded Shared Assets	4
Excluded Tangible Personal Property	4
Excluded Tax Attributes	5
Final Determination Date	11
Financial Statements	16
GAAP	67
General Enforceability Exceptions	67
Governmental Authority	67
Governmental Consents	16
Hired Employee	46
Holdback Shares	13
Indebtedness	67
Indemnified Party	55
Indemnifying Party	55
Independent Accounting Firm	11
Information Statement	38
Initial Perk Shares	10
Insurance Policies	21
Intellectual Property	67
Interim Financial Statements	16
Inventory	68
IRS	68
Jointly or In Concert	68
Knowledge of the Seller	71
Latest Balance Sheet	16
Law	68
Legal Proceedings	21
Liability	68

License Agreement	43
Licenses and Permits	68
Lien	68
Loss	68
Losses	68
Major Shareholder	68
Market Price	68
Material Licenses and Permits	22
Materials	53
Minor Claim	58
Mutual Agreement Date	11
MyGuy Business	69
Net Monthly Payment	9
Non-Compete Period	49
Non-Competition Agreement	2
Non-Transferable Asset	6
NY License	41
OBCA	69
Omitted Assets	8
Ordinary Course of Business	69
Organizational Documents	69
Other Agreements	69
Outside Date	60
Owned Software	20
Parties	1
Party	1
Pension Plan	22
Perk Business	49
Perk Common Shares	69
Perk Group	49
Permitted Liens	69
Person	70
Plans	70
Post Closing Trailing Period	10
Pre-Closing Taxable Period	70
Privacy Laws	22
Privacy Policy	22
Privacy Rules	22
Proposed Combined Revenue	11
PTO	47
Purchase Price	6

Purchase Price Allocation	12
Purchased Assets	2
Quality Standards	53
Real Property	70
Reasonable Efforts	70
Registered Intellectual Property	20
Representative	70
Required Approvals	42
Response Period	37
Restricted Party	48
Restricted Period	70
Restricted Securities	70
Restricted Voting Shares	70
Retained Liabilities	6
Rule 144	25
Schedule Updates	31
SEC	70
Securities Act	70
Security Agreement	1
Seller	1
Seller Acceptance Date	11
Seller Board	1
Seller Board Recommendation	21
Seller Fundamental Representations	54
Seller Indemnified Parties	71
Seller Material Adverse Effect	71
Seller Names	52
Seller’s Knowledge	71
Sillerman	2
Stockholder Approval	21
Subordination Agreement	1
Subsidiary	72
Superior	72
Support Agreement	2
Tangible Personal Property	72
Tax	73
Tax Benefit	57
Tax Deduction	62
Tax Returns	73
Taxes	73

Taxing Authority	73
Term Sheet	73
Termination Fee	62
Third Party Claim	55
Third Party Consents	15
Transfer	51
Transfer Taxes	73
Transferred Employees	24
Transition Services	53
Transition Services Consideration	53
Treasury Regulation	73
TSX	11
Unacceptable Conditions	56
Unsolicited Written Acquisition Proposal	35
VWAP	11
WARN Act	73
Warrant	11
Warrant 1	11
Warrant 2	11
Warrants	11
Wetpaint Agreement	43